As filed with the Securities and Exchange Commission March 29, 2024.
Registration
No. 333-265714

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

biote Corp.
(Exact name of Registrant as specified in its charter)

Delaware	2833	85-1791125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1875 W. Walnut Hill Ln #100
Irving,
TX
75038
(844)
604-1246
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Teresa S. Weber
Chief Executive Officer
biote Corp.
1875 W. Walnut Hill Ln #100
Irving,
TX
75038
(312)
212-8079
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan Sansom
Peter Byrne
Cooley LLP
500 Boylston Street
Boston, MA 02116-3736
(617)
937-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended the “Securities Act,” check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☒

		Emerging growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected
n
ot to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amende
d.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-265714) (the “Registration Statement”) of biote Corp., as originally declared effective by the Securities and Exchange Commission (the “SEC”) on July 19, 2022, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to (i) include information contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that was filed with the SEC on March 15, 2024 and (ii) update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2024

biote Corp.

Up to 58,565,824 Shares of Class A Common Stock

and

Up to 62,289,796 Shares of Class A Common Stock

Offered by the Selling Securityholders

This prospectus relates to the issuance by us of an aggregate of up to 58,565,824 shares of Class A Common Stock issuable to the Members (as defined below) upon exercise of the Retained Biote Units (as defined below) pursuant to the Exchange Rights (as defined below), which were originally issued at an assumed price per Retained Biote Unit of approximately $10.00.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 62,289,796 shares of our Class A Common Stock, consisting of (i) 7,937,500 shares of Class A Common Stock originally issued in a private placement to the Sponsor in connection with the IPO (the “Founder Shares”) at a price of approximately $0.003 per share and (ii) 54,352,296 shares of Class A Common Stock issuable to the Members (as defined below) upon exercise of the Retained Biote Units (as defined below) pursuant to the Exchange Rights (as defined below).

In connection with the Business Combination (as defined below), prior to Closing (as defined below), HYAC’s public stockholders exercised their right to redeem 30,525,729 shares of Class A Common Stock, which constituted 96.1% of the shares with redemption rights, for cash at a redemption price of approximately $10.01 per share, for an aggregate redemption amount of $305,471,974. The shares of common stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 79.7% of shares outstanding on a fully diluted basis as of July 8, 2022. Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. For instance, two Members will each hold 23.1% and 16.4% of our outstanding shares of Class A Common Stock upon exercise of their Exchange Rights (as defined below), and will be able to sell any or all of such shares for so long as the registration statement of which this prospectus forms a part is available for use. Even if our trading price is significantly below $10.00, the offering price for the units offered in HYAC’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. While the Sponsor and other holders of the Founders Shares may experience a positive rate of return on their investment in our Class A Common Stock, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Class A Common Stock of $5.80 as of March 28, 2024, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $5.80 per share, or approximately $46.0 million in the aggregate.

The Selling Securityholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock and will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock. See “Plan of Distribution” beginning on page 138 of this prospectus. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders, will issue, offer, or sell any of the securities.

Our Class A Common Stock is quoted on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BTMD”. On March 28, 2024, the last reported sales prices of our Class A Common Stock was $5.80.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves risks. See “Risk Factors” beginning on page 12.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Retained Biote Units.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

On May 26, 2022 (the “Closing Date”), Haymaker Acquisition Corp. III, a Delaware corporation (“HYAC”), completed the transactions contemplated by that certain Business Combination Agreement, dated as of December 13, 2021 (the “Business Combination Agreement”), by and among HYAC (the “Sponsor”), BioTE Holdings, LLC, a Nevada limited liability company (“Biote” and, together with its direct and indirect subsidiaries, the “Biote Companies”), BioTE Management, LLC, a Nevada limited liability company, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the members’ representative (in such capacity, the “Members’ Representative”) of the members of Biote immediately prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Members”). A description of the Business Combination and the terms of the Business Combination Agreement are included in the definitive proxy statement (File No. 001-40128) (the “Proxy Statement”) filed by HYAC with the SEC on May 5, 2022 in the section titled “Proposal No. 1—The Business Combination Proposal.”

At the Closing, (i) Biote transferred to the Company (as defined below) 9,161,771 Class A common units of Biote (“Biote Units”), which was equal to the number of shares of HYAC’s Class A common stock, par value $0.0001 per share (“HYAC Class A Common Stock”), issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by HYAC’s public stockholders of 30,525,729 shares of HYAC Class A Common Stock prior to the Closing and the conversion of HYAC’s Class B common stock, par value $0.0001 per share (“HYAC Class B Common Stock”)) into shares of HYAC Class A Common Stock and (ii) HYAC issuance of 58,565,824 shares of newly authorized Class V Voting Stock, par value $0.0001 per share (“Class V Voting Stock”), which number of shares of Class V Voting Stock was equal to the number of Biote Units retained by the Members immediately following the Closing (the “Retained Biote Units”), and which shares of Class V Voting Stock were distributed to Biote’s Members, resulting in the Combined Company being organized in an “Up-C” structure. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

Also at Closing, (x) in exchange for Biote issuing to the Company 9,161,771 Biote Units (the “Closing Biote Units”), HYAC transferred cash in an amount equal to (i) the cash in the trust account and any cash held by HYAC outside of the trust account, less (ii) the amounts required by the redemptions of Class A Common Stock by the public stockholders, which was equal to $305.5 million and (y) the Biote Companies received aggregate proceeds of $125.0 million from the Debt Financing (as defined below) (the aggregate amounts described in

(x) and (y) of $137.3 million, the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further in the Proxy Statement. There was no cash consideration paid to Members at Closing.

Upon the Closing, HYAC as the registrant changed its name to “biote Corp.”

Unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refers to biote Corp. and its consolidated subsidiaries, including Biote, following the Closing and references to “HYAC” refer to Haymaker Acquisition Corp. III at or prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company after giving effect to the Business Combination.

CERTAIN DEFINED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.

“Biote” means BioTE Holdings, LLC, unless otherwise noted, a Delaware limited liability company after the plan of conversion filed with the Nevada Secretary of State.

“Biote A&R OA” means the Second Amended and Restated Operating Agreement of entered into at the Closing by and among the Combined Company, Biote and the Members, which, among other things, permitted the issuance and ownership of Biote Units as contemplated to be issued and owned following the Closing, designate the Combined Company as the sole manager of Biote, provide for the Exchange Rights, set forth the rights and preferences of the Biote Units, and establish the ownership of the Biote Units by the persons or entities indicated in the Biote A&R OA, in each case, as more fully described in the Biote A&R OA.

“Biote Companies” means Biote, together with all of its direct and indirect subsidiaries.

“Biote Medical” means BioTE Medical, LLC.

“Bylaws” means the amended and restated bylaws of the Company, dated as of February 21, 2023.

“Charter” means the second amended and restated certificate of incorporation of the Company, dated as of the Closing Date.

“Class A Units” means the Class A Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class AA Units” means the Class AA Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class AAA Units” means the Class AAA Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class AAAA Units” means the Class AAAA Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class B Common Stock Conversion” means, in connection with the Closing, the conversion of all then-outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis.

“Closing Date” means May 26, 2022.

“Combined Company” means biote Corp. and its consolidated subsidiaries, including Biote, following the Closing.

“Common Stock” means the Class A Common Stock and Class V Voting Stock.

“Credit Agreement” means the Credit Agreement, dated as of May 26, 2022, by and among BioTE Medical, Biote, the guarantors identified therein, the lenders party thereto from time to time, Truist Bank, as Administrative

Agent, Swingline Lender and Issuing Bank, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, Truist Securities, Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners.

“Debt Financing” means the Term Loan, the Revolving Loans and the Credit Agreement, collectively.

“Earnout Voting Shares” means 10,000,000 shares of Class V Voting Stock distributed to the Members by Biote.

“Exchange Rights” means, beginning on the six month anniversary of the Closing, the rights of the Members to have their Retained Biote Units redeemed, together with one share of Class V Voting Stock and subject to certain conditions, in exchange for either one share of Class A Common Stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Biote, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the Biote A&R OA.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Founder Holders” means each of the Sponsor, Steven J. Heyer and Andrew R. Heyer.

“Founder Shares” means the shares of Class B common stock held by the Founder Holders, which such shares of Class B common stock automatically converted into an equal number of shares of Class A Common Stock in connection with the Closing.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).

“Holdings” means BioTE Holdings, LLC and its consolidated subsidiaries.

“HYAC” means Haymaker Acquisition Corp. III prior to the Business Combination.

“Initial Shares” means an aggregate of 58,565,824 Retained Biote Units (and any Equity Securities into which such units may be exchanged), proportionately amongst the Members based on their respective percentage interests held in Biote as of immediately after the Closing.

“Investor Rights Agreement” means the Investor Rights Agreement entered into at the Closing, by and among the Company, the Sponsor, the Members’ Representative and certain other parties.

“IPO” means Haymaker Acquisition Corp. III.’s initial public offering, consummated on March 4, 2021, through the sale of 31,750,000 units at $10.00 per unit (including 1,750,000 units that were issued upon the partial exercise of the IPO underwriters’ overallotment option, which closed on March 5, 2021).

“Member Earnout Units” means the 10,000,000 Retained Biote Units held by the Members at the Closing.

“Nasdaq Independent” means a person who shall qualify as an “independent director” as such term is defined under Nasdaq Stock Market Rule 5605(a)(2) (or any successor rule) and applicable SEC rules and regulations, as of (i) the time of the nomination of such director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such director as a member of the board.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Phantom Equity Acknowledgement” means the acknowledgement that each Phantom Equity Holder entered into effective as of the Closing, which, among other things, confirms the number of shares of Class A Common Stock to be issued to such Phantom Equity Holder pursuant to biote Corp. 2022 Equity Incentive Plan (the “Incentive Plan”) in satisfaction of his or her phantom equity rights and the vesting schedule for such shares.

“Phantom Equity Holder” means each holder of phantom equity in any of Biote or its direct or indirect subsidiaries.

“Purchase Agreement” means that certain standby equity purchase agreement, by and between biote Corp. and YA II PN, LTD. dated as of July 27, 2022.

“Recapitalization” means the recapitalization that occurred immediately prior the Closing, pursuant to which all its Class A Units, Class AA Units, Class AAA Units and Class AAAA Units held by the Members were to be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in Biote designated as “Class A Common Units” resulting in the Members holding a single class of Biote Units.

“Revolving Loans” means the $50,000,000 senior secured revolving credit facility provided for in the Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Earnout Shares” means 1,587,500 shares of Class A Common Stock held by the Sponsor after giving effect to the Class B Common Stock Conversion.

“Tax Receivable Agreement” means the tax receivable agreement entered into simultaneously with the Closing by and among the Combined Company, Biote, the Members and the Members’ Representative, which provides for, among other things, payment by the Combined Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Combined Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Biote Units in exchange for Class A Common Stock or cash (as more fully described in the Tax Receivable Agreement).

“Term Loan” means the $125,000,000 senior secured term loan A credit facility provided for in the Credit Agreement, which was borrowed in full on the Closing Date.

“Underwriter Units” means the 1,750,000 units issued to the Underwriters in a concurrent private placement in connection with the IPO.

“Underwriters” means Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representatives of the several underwriters in the IPO.

“Working Capital Loans” means funds that the Sponsor or an affiliate of the Sponsor, or certain of the HYAC’s officers and directors may, but are not obligated to, loan HYAC as may be required in order to finance transaction costs in connection with the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies, or expectations for the Company’s business. These forward-looking statements include, but are not limited to, statements regarding the Company’s or its management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The forward-looking statements are contained principally in the sections titled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this registration statement. In some cases, you can identify forward-looking statements by terms such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients;

•	our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers;

•	our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions;

•	our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all;

•	our ability to grow our business;

•	the significant competition we face in our industry;

•	our limited operating history;

•	our ability to protect our intellectual property;

•	the heavy regulatory oversight in our industry;

•	changes in applicable laws or regulations;

•	the inability to profitably expand in existing markets and into new markets;

•	the possibility that we may be adversely impacted by other economic, business and/or competitive factors;

•	future exchange and interest rates; and

•

other risks and uncertainties indicated in this registration statement, including those under “Risk Factors” herein, and other filings the Company has made, or will make, with the Securities and Exchange Commission (the “SEC”).

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this registration statement and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

We operate a high-growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their patient populations. The Biote Method is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the following components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available hormone replacement therapy (“HRT”) products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the 12 years ended December 31, 2023, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

By incorporating the Biote Method in their practices, we enable practitioners to participate in the large and growing hormone optimization space. Bioidentical hormone therapy, which is offered by Biote-certified practitioners, is one segment of the large HRT market. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Growth in this field is expected to be fueled by “aging” demographics and expanding consumer demand for medical information and treatment options to address hormonal imbalances.

Patient symptoms associated with menopause in women and andropause in men, such as hot flashes, night sweats, depressed mood, low libido, weight gain, and issues with concentration and focus, while negatively impacting quality of life, may also be associated with higher risks for chronic diseases attributable to declining hormone levels, including cardiovascular disease, osteoporosis and breast cancer. Approximately 20 million men over age 45 in the United States are affected by hypogonadism and only about 10 million (12%) of those affected undergo testosterone treatment. An average of 27 million women between the ages of 45 and 64, or 20% of the American workforce, experience menopause every year. Despite the prevalence of symptoms-84% of women report menopausal symptoms that interfere with their lives-only 58% have discussed menopause with a health provider, and only 28%, or approximately 13 million, undergo HRT (and of that 28%, only 31%, or approximately 4 million, undergo bioidentical HRT). By 2030, over 1.2 billion women, 14% of the global population, will be in menopause or post-menopause. Yet, despite the growing number of women experiencing menopause, they remain an underserved population.

One key driver of this unmet medical need is the lack of knowledge and experience of treating physicians. For many practitioners, the last time they received meaningful instruction on treating menopause and andropause was during medical school. Based on a 2018 article by Jennifer Wolff, entitled “What Doctors Don’t Know About Menopause,” among newer doctors surveyed in 2015, 80% of medical residents reported feeling “barely comfortable” discussing or treating menopause. While this knowledge gap applies to training, we believe it also applies to the understanding of treatment alternatives, access to new therapies, methods to drive efficiencies in a hormone optimization practice and finally, how to profitably treat this growing population.

To capitalize on this large and underserved market opportunity, we developed a highly differentiated practice-building platform to enable practitioners to treat the hormone imbalance symptoms experienced by their patients. The Biote Method has been designed specifically for practitioners who focus on treating perimenopause in women; post-menopause in women; and andropause/hypogonadism in men. It is constructed to bridge the existing gaps which exist in education and treatment options, while improving the efficiency of practitioners’ business operations and the hormone health of their aging patient base. Over the past 12 years, we have built our platform to provide highly differentiated education and training, practice support resources and inventory management tools that would be difficult for a practice to otherwise attain on their own.

We empower Biote-certified practitioners by requiring rigorous in-person training, testing and certification for all Biote-certified practitioners and office staff wishing to use the Biote Method in their practice. Our practitioner instructors are among the nation’s most experienced clinical experts in hormonal therapy, including multiple modalities of HRT such as creams, gels, patches, pills, injections and compounded bioidentical hormone pellets. We teach clinicians how to identify early indicators of hormone-related aging conditions, and we believe we are the top practitioner educators by virtue of our experience over 12 years, with approximately four million hormone optimization procedures performed by Biote-certified practitioners to date, including approximately 393,000 active patients. We offer training centrally and regionally to provide consistent and ongoing technical education. On an ongoing basis, we provide access to clinical and technical support for Biote-certified practitioners.

To offer a turnkey platform, we leverage the data Biote-certified practitioners collect using our BioTracker software for regulatory and record management to seamlessly assess a simple procedure-based revenue model that encompasses fees for the education, training, re-training, comprehensive administrative services and support and pass-through cost of pellets that practitioners may choose to provide as part of the Biote Method. We believe our revenue model represents an objective method to assess fees across the varying size and sophistication of our Biote-certified practitioners and clinics beginning with the first day of training and continuing throughout the treatment of each practitioner’s patient. Additionally, this revenue model provides our Biote-certified practitioners with consistency and predictability, notwithstanding the variability in services required to support their practices during any given period. Our revenue model also offers efficiency and transparency for inventory management, as each procedure is electronically recorded through our technology platform without requiring additional workflow.

The Biote Method’s proprietary clinical decision support (“CDS”) software assists physicians in establishing individualized dosing for patients. Our BioTracker software and business tools allow practitioners to efficiently manage the record management, product acquisition, inventory logistics and the business end of a robust hormone optimization practice. We provide Biote-partnered clinics access to FDA-registered outsourcing facilities that can supply a wide array of hormone optimization products for Biote-certified practitioner patients. We provide information to Biote-certified practitioners regarding how to integrate with our BioTracker software. Our BioTracker software allows Biote-certified practitioners to manage orders and maintain accurate inventory records to keep their regulatory and business systems up to date.

Beyond the breadth and depth of our commercial and operational platform, the Biote name has achieved strong brand recognition among practitioners and patients in the communities we serve, as illustrated by QY Research’s market research publication entitled “South & North America Hormone Replacement Therapy Market Insights and Forecast to 2026.” Practitioners undertaking the Biote Method can be confident that our exclusive training and practice building tools will prepare them to provide excellent and differentiated care to patients. This has led to high practitioner satisfaction and a retention rate of approximately 95% among Biote-

certified practitioners. We are contracted with and provide comprehensive support to over 7,100 practitioners that have adopted the Biote Method in their practices. Leveraging our brand strength, we offer marketing assistance, including office signage and patient education materials, to every Biote-certified practitioner within our network.

We believe by virtue of their participation in our robust training and practice certification, Biote-certified practitioners are well informed on all aspects of hormone optimization. We believe our brand advantage with both practitioners and patients is a key element of our commercial growth strategy, and an asset that we intend to leverage to expand our business.

Complementing the Biote Method is our expanding line of private-labeled dietary supplements to address hormone, vitamin, and physiological deficiencies that regularly manifest in an aging population. This business segment appeals to practitioners’ patient demographic and enables patients the opportunity to receive practitioner-recommended Biote-branded dietary supplements to support healthy aging. By leveraging our existing Biote-certified practitioner base to sell and distribute our Biote-branded dietary supplements, we believe we have created an efficient and complementary business.

We also designed the Biote Method to permit beneficial practice economics for our Biote-partnered clinics. Our educational training and practice management platform helps enable Biote-partnered clinics to execute this all-cash model with minimal reimbursement risk. This contrasts to consistently decreasing reimbursement rates for most other treatments and therapies offered by physician offices.

We have a track record of consistently achieving accelerated and highly profitable growth. Our four-year procedure revenue compound annual growth rate (“CAGR”) from 2019-2023 was 11.8%. Our revenue was $185.4 million and $165.0 million for the years ended December 31, 2023 and 2022, respectively. Net loss was $2.8 million and net income was $1.3 million for the years ended December 31, 2023 and 2022, respectively.

Corporate Information

HYAC was incorporated in the State of Delaware on July 6, 2020 as a special purpose acquisition company under the name Haymaker Acquisition Corp. III. Holdings is a Delaware limited liability company formed on March 31, 2019. On March 4, 2021, HYAC completed its IPO. On May 26, 2022, the Business Combination with Holdings was consummated, resulting in Biote being organized in an “Up-C” structure, and HYAC as the registrant changed its name to “biote Corp.” Biote’s headquarters are located at 1875 W. Walnut Hill Ln #100 Irving, Texas 75038. Our telephone number is (844) 604-1246, and our website address is www.biote.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this registration statement.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended the “Exchange Act”), are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equaled or exceeded $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

THE OFFERING

Issuer	biote Corp. (f/k/a Haymaker Acquisition Corporation III).

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us	Up to 58,565,824 shares of Class A Common Stock issuable to the Members upon exercise of the Retained Biote Units pursuant to the Exchange Rights.

Shares of Class A Common Stock outstanding prior to the exchange of the Retained Biote Units	35,712,492 shares of Class A Common Stock, as of March 11, 2024

Shares of Class A Common Stock outstanding assuming the exchange of the Retained Biote Units	74,531,558 shares of Class A Common Stock, as of March 11, 2024

Use of Proceeds	All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. See “Use of Proceeds.”

Resale of Class A Common Stock

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 62,289,796 shares of Class A Common Stock, consisting of (i) 7,937,500 Founder Shares and (ii) 54,352,296 shares of Class A Common Stock issuable to the Members upon exercise of the Retained Biote Units pursuant to the Exchange Rights.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A Common Stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders.

Nasdaq Stock Market Symbols	Our Class A Common Stock is listed on Nasdaq under the symbol “BTMD”.

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to the financial statements included herein, before deciding whether to purchase any of our securities. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us” and “our” generally refer to Biote in the present tense or the Combined Company from and after the Business Combination.

Summary of Risk Factors

The following is a summary of the risk factors our business faces. The list below is not exhaustive, and investors should read this “Risk Factors” section in full. Some of the risks we face include:

Summary of Risks Related to Our Industry and Business

•	Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.

•

Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.

•

We and Biote-certified practitioners and Biote-partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC, and F.H. Investments, Inc. to support the manufacturing of bio-identical hormones for prescribers.

•

Biote-certified practitioners and Biote-partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

•	The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.

•	Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.

•	The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.

•	We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.

•

We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations.

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We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

Summary of Risks Related to Intellectual Property

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If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third-party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.

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We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.

•	If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.

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We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third-party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.

•	We may be subject to claims challenging our intellectual property.

•	If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.

Summary of Risks Related to Regulation

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We market dietary supplements and convenience kits, which are regulated by the U.S. Food and Drug Administration (the “FDA”) and are subject to certain requirements under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the laws enforced by the Federal Trade Commission (the “FTC”). Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

•

We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

•	Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales.

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If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.

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If the FDA takes regulatory action to implement any of the National Academies of Sciences, Engineering, and Medicine (the “NASEM”) recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.

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Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and a material weakness resulted in the restatement of previously issued financial statements. Failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.

•	If we are unable to maintain our listing on the Nasdaq Stock Market LLC (“Nasdaq”), it could become more difficult to sell our Class A common stock in the public market.

Summary of Risks Related to Ownership of Our Securities

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Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A common stock for a price greater than that which you paid for it.

•

We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer.

•

Anti-takeover provisions contained in the second amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”), as well as provisions of Delaware law, could impair a takeover attempt.

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Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A common stock, including pursuant to the 2022 Equity Incentive Plan (the “Incentive Plan”) and the 2022 Employee Stock Purchase Plan (the “ESPP”), and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A common stock to decline.

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Securities of companies formed through a special purpose acquisition company (“SPAC”) business combination such as ours may experience a material decline in price relative to the share price of the SPAC prior to the business combination.

•	We may be subject to periodic claims and litigation, including the Donovitz Litigation (as defined herein), that could result in unexpected expenses and could ultimately be resolved against us.

Risks Related to Our Industry and Business

Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.

Our success will depend on the acceptance of the hormone optimization methods we teach in our training. We cannot predict how quickly clinics, practitioners or their patients will accept the Biote Method (as further described in the section entitled “Business”) or, if accepted, how frequently it will be used. The methods that we currently recommend and any methods we recommend in the future may never gain broad market acceptance. Demonstrated HRT health risks or side effects, as well as negative publicity relating to the same, could negatively impact the perception of patient benefit and generate resistance and opposition from practitioners, which could limit adoption of the Biote Method and have a material adverse impact on our business. To date, a substantial majority of our sales and revenue have been derived from a limited number of clinics and independent, third-party physicians and nurse practitioners who are certified under our training program (the “Biote-certified practitioners”).

Our future growth and profitability will largely depend on our ability to increase practitioner awareness of our practice-building platform as well as our Biote-branded dietary supplements, and on the willingness of clinics, practitioners and their patients to adopt them. Practitioners may not adopt the Biote Method unless they determine, based on experience, clinical data, medical society recommendations and other analyses, that our methods and the Biote-branded dietary supplements are appropriate for their patients. Healthcare practitioners must believe that our practice-building platform and Biote-branded dietary supplements offer benefits over alternatives. Even if we are able to raise awareness, practitioners may be slow in changing their medical treatment practices and may be hesitant to use the Biote Method.

Practitioners independently determine the type of treatment that will be utilized and provided to their patients. We focus our sales, marketing and education efforts primarily in the hormone optimization space and aim to educate Biote-certified practitioners regarding the patient population that would benefit from the Biote Method. Despite our efforts, we cannot assure you that we will achieve broad market acceptance among these practitioners or, more generally, that practitioners will adopt the Biote Method at all. Further, changes in the regulatory or enforcement landscape may be a factor in practitioners choosing certain methods for their patients, for example, medication compounded by a compounding pharmacy or outsourcing facility.

For example, some Biote-certified practitioners may choose to utilize the Biote Method and our Biote-branded dietary supplements on only a subset of their total patient population or may not adopt our offerings at all. If we are not able to effectively demonstrate that the use of the Biote Method and our Biote-branded dietary supplements is beneficial in a broad range of their patients, adoption of our offerings will be limited and may not occur as rapidly as we anticipate or at all, which would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that the Biote Method or our Biote-branded dietary supplements will achieve broad market acceptance among clinics and practitioners. Additionally, even if the Biote Method and our Biote-branded dietary supplements achieve initial market acceptance, they may not maintain that market acceptance over time if competing methods, procedures or technologies are considered more cost-effective or otherwise superior. Any failure of our offerings to generate sufficient demand or to achieve meaningful market acceptance and penetration will harm our future prospects and have a material adverse effect on our business, financial condition and results of operations.

Further, if the Biote Method or our Biote-branded dietary supplements do not generate sufficient patient demand for the Biote-certified practitioners or clinics we partner with (“Biote-partnered clinics”), we may be unable to attract or retain contracts with practitioners or clinics to use the Biote Method or sell our Biote-branded dietary supplements. If we are unable to attract or retain contracts with practitioners or clinics, our business, results of operations and financial condition could be adversely affected.

Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.

Outsourcing facilities manufacture the products that we recommend as part of our training. The facilities used to compound and distribute bioidentical hormone pellets, which may be prescribed by Biote-certified practitioners, are registered with the FDA as 503B outsourcing facilities. We do not control or direct the compounding or manufacturing processes used by these outsourcing facilities. We use contract manufacturers to produce the formulations of the dietary supplements we develop and sell under Biote’s private label, and we rely on those manufacturers for compliance with the applicable regulatory requirements. As such, we have no control over the ability of third parties to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable international regulatory authority does not approve these facilities for the manufacture of these products or if it withdraws any such approval in the future, we may need to identify alternative manufacturing facilities, which would significantly impact our ability to meet consumer demand. In addition, our inability to identify or enter into satisfactory arrangements with any such alternative manufacturing facilities may result in a material adverse effect on our business, financial condition and results of operations.

Further, our reliance on third-party dietary supplement contract manufacturers entails risks, including:

•	inability to meet certain product specifications and quality requirements consistently;

•	delay or inability to procure or expand sufficient manufacturing capacity;

•	issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	third-party manufacturers may not be able to execute necessary manufacturing procedures and other logistical support requirements appropriately;

•	third-party manufacturers may fail to comply with current good manufacturing practice (“cGMP”) requirements and other requirements by the FDA or other comparable regulatory authorities;

•	inability for us to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;

•

breach, termination or non-renewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us or Biote-certified practitioners and Biote-partnered clinics;

•	third-party manufacturers may not devote sufficient resources to our Biote-branded dietary supplements;

•	we may not own, or may have to share, the intellectual property rights to any improvements made by third-party manufacturers in the manufacturing process for our Biote-branded dietary supplements;

•	operations of third-party manufacturers or our suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and

•	logistics carrier disruptions or increased costs that are beyond our control.

Any adverse developments affecting manufacturing operations for our Biote-branded dietary supplements may result in lot failures, inventory shortages, shipment delays, product withdrawals or recalls or other interruptions in the supply of these products, which could prevent their delivery to Biote-certified practitioners or Biote-partnered clinics. We may also have to write off inventory, incur other charges and expenses to replace dietary supplements that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Any of these events could impact our ability to successfully commercialize any future products that we recommend as part of our training and our current or any future Biote-branded dietary supplements. Some of these events could be the basis for FDA action, including injunction, request for recall, seizure, or total or partial suspension of production.

We and Biote-certified practitioners and Biote-partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC, and F.H. Investments, Inc. to support the manufacturing of bio-identical hormones for prescribers.

We entered into a Pharmacy Services Agreement with AnazaoHealth Corporation, or AnazaoHealth, on October 30, 2020 (the “AnazaoHealth Pharmacy Services Agreement”), an Outsourcing Facility Services Agreement with Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s, on August 1, 2020 (the “Outsourcing Facility Services Agreement”), and a Pharmacy Services Agreement with F.H. Investments, Inc. d/b/a Asteria Health, Asteria Health, on October 28, 2021, which was subsequently amended and restated in its entirety on October 19, 2023, to build relationships to support Biote-certified practitioners by offering an option for the compounded bioidentical hormones that the practitioners may order or prescribe (the “Asteria Health Pharmacy Services Agreement”). AnazaoHealth, Carie Boyd’s, and Asteria Health are operators of FDA-registered 503B outsourcing facilities. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities of the compound testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. We also do not control the time and resources AnazaoHealth, Carie Boyd’s or Asteria Health devotes to compounding of testosterone and estradiol implantable subcutaneous pellets. If AnazaoHealth, Carie Boyd’s or Asteria Health are unable to successfully fulfill a Biote-certified practitioner’s product orders, or if the state licenses held by AnazaoHealth, Carie Boyd’s or Asteria Health to ship medications for office use throughout the United States are revoked, expire or otherwise not maintained, it could adversely impact the practices of Biote-certified Practitioners or Biote-partnered clinics, which could in turn have a material adverse effect on our business, financial condition and results of operations. The FDCA prohibits selling or transferring a drug compounded by an outsourcing facility by an entity other than the outsourcing facility that compounded the drug. In June 2023, the FDA released guidance, “Prohibition on Wholesaling Under Section 503B of the Federal Food, Drug, and Cosmetic Act” clarifying its interpretation of this prohibition. If the FDA determines that we are selling or transferring a drug compounded by an outsourcing facility, we may be subject to penalties under the FDCA. Other changes in state and federal regulatory and enforcement with respect to compounded drugs may also affect AnazaoHealth, Carie Boyd’s and Asteria Health, and, in turn, have the potential to harm the practices of Biote-certified practitioners or Biote-partnered clinics or our business.

Any termination of the AnazaoHealth Pharmacy Services Agreement, the Outsourcing Facility Services Agreement, or the Asteria Health Pharmacy Services Agreement could have an adverse effect on the practices of Biote-certified Practitioners or Biote-partnered clinics, our business, financial condition and results of operations.

In the future, we may also seek to develop relationships with other outsourcing facilities to support the manufacturing of bioidentical hormones for Biote-certified practitioners and Biote-partnered clinics in the United States and internationally. We already have a presence in Puerto Rico, Mexico, and the Dominican Republic, where we hope to continue growing our business, and also hope to expand into Argentina, Brazil, Colombia, and Canada, as permitted by law, in the future. If we fail to develop new relationships with any other outsourcing facilities we seek to engage, including in new markets in the United States and internationally, fail to manage or incentivize these facilities effectively, or if these facilities are not successful in their sales and marketing efforts, our ability to support to Biote-certified practitioners and Biote-partnered clinics, and to generate revenue, cash flow and earnings growth could suffer, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, these agreements may be non-exclusive, and some of these facilities may also have cooperative relationships with certain of our competitors.

Biote-certified practitioners and Biote-partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. During the year ended December 31, 2023, approximately 60% of our revenue was generated in Texas, Oklahoma, New Mexico, Colorado, Arkansas, Louisiana, Mississippi, Alabama, Georgia and Florida. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in those states. Any material changes in those factors in those states could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in expanding into new geographic areas within the United States or internationally. In addition, as we expand into new geographic areas, we may not be able to dedicate enough time or resources to maintain our market share in our core geographic areas, and our business may be negatively impacted.

The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.

One of our key objectives is to continue to increase utilization, or the adoption and frequency of use, of both the Biote Method and our Biote-branded dietary supplements by new and existing Biote-certified practitioners and Biote-partnered clinics. If utilization by our existing and newly trained Biote-certified practitioners of the Biote Method and the Biote-branded dietary supplements we sell does not occur or does not occur as quickly as we anticipate, we could experience a material adverse effect on our business, financial condition and results of operations.

Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.

Our success depends in part on the patient selection criteria of Biote-certified practitioners and proper execution of methods discussed in training sessions conducted by our training faculty. However, the practice of medicine is the domain of the Biote-certified practitioners, who rely on their previous medical training and experience, and we cannot guarantee that Biote-certified practitioners will effectively utilize the Biote Method. Patient outcomes may not be consistent across Biote-certified practitioners and Biote-partnered clinics. This result may negatively impact the perception of patient benefit and limit adoption of the Biote Method, and could result in litigation against us, in each case which would have a material adverse effect on our business, financial condition and results of operations.

The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.

The development, marketing and sale of our training depend upon our maintaining working relationships with Biote-certified practitioners and other medical personnel. We rely on these relationships to provide us with considerable knowledge and experience regarding the development, marketing and sale of our training. For example, Biote-certified practitioners assist us in marketing and as researchers, consultants and public speakers. If we cannot maintain our strong working relationships and continue to receive such advice and input, the development and marketing of our training could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.

We believe our long-term value as a company will be greater if we focus on longer-term growth over short-term results. As a result, our results of operations may be negatively impacted in the near term relative to a strategy focused on maximizing short-term profitability. Significant expenditures on marketing efforts, acquisitions and international expansion may not ultimately grow our business or lead to expected long-term results.

We have experienced substantial growth in our operations, and we expect to experience continued growth in our business. This growth has placed, and will continue to place, significant demands on our management and our operational infrastructure. Any growth that we experience in the future could require us to expand our sales and marketing personnel and general and administrative infrastructure. In addition to the need to scale our organization, future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. We cannot assure you that any increases in scale will be successfully implemented or that we will be able to hire additional personnel or that appropriate personnel will be available to facilitate the growth of our business. Rapid expansion in personnel could mean that less experienced people market and sell the Biote Method and our Biote-branded dietary supplements, which could result in inefficiencies and unanticipated costs, lowered quality standards and disruptions to our operations. Rapid and significant growth may strain our administrative and operational infrastructure and could require significant capital expenditures that may divert financial resources from other projects, such as research and development of potential future offerings. In addition, our ability to grow may be adversely impacted due to factors beyond our control, which could have a material adverse effect on our business, reputation, financial performance, financial condition and results of operations, and could expose us to liability. Our failure to manage growth effectively could have a material and adverse effect on our business, financial condition and results of operations. To manage the growth of our operations, we must establish appropriate and scalable operational and financial systems, procedures and controls and build and maintain a qualified finance, administrative and operations staff. If we are unable to manage our growth effectively, including by failing to implement necessary procedures, transition to new processes or hire necessary personnel, we may fail to execute our business strategy which would have a material adverse effect on our business, results of operations and financial condition.

We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations.

The medical practice-building market and dietary supplement industry are highly competitive, subject to rapid change and significantly affected by new offerings and other market activities of industry participants. For example, in the dietary supplement space, we are competing with more than 30 brands of dietary supplements, including that of Evexipel, Pellecome, Pro-Pell, Sottopelle, HTCA and Nature’s Way, which are either available direct to consumer online, through more conventional retailers and department stores and/or sold through practitioners. If we are unable to compete effectively, we will not be able to establish our training and Biote-branded dietary supplements in the marketplace, which would have a material adverse effect on our business, financial condition and results of operations. Further, large, well-capitalized pharmaceutical companies may enter the medical practice-building market in the hormone optimization space or dietary supplements market and would be able to spend more on development of their offerings, marketing, sales, compliance and other initiatives than we can. Some of our competitors may have:

•	significantly greater name recognition;

•	broader or deeper relations with healthcare professionals and clinics;

•	more established dietary supplement distribution networks;

•	additional lines of dietary supplements and the ability to offer rebates or bundle products to offer greater discounts or other incentives to gain a competitive advantage;

•	greater experience in conducting research and development, and marketing for their products; and

•	greater financial and human resources for development, sales and marketing and patent prosecution of our offerings.

Our continued success depends on our ability to:

•	develop innovative training as well as Biote-branded dietary supplements that aim to address patient needs;

•	adapt to regulatory and enforcement changes over time;

•	expand our sales force across key markets to increase the number of Biote-certified practitioners;

•	leverage our Biote-branded dietary supplements;

•	accelerate the expansion of our business into new markets;

•	attract and retain skilled research, development, sales and clinical personnel;

•	cost-effectively market and sell our training and our Biote-branded dietary supplements; and

•	obtain, maintain, enforce and defend our intellectual property rights and operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others.

We can provide no assurance that we will be successful in developing new training, methods, or Biote-branded dietary supplements or commercializing them in ways that achieve market acceptance. Moreover, any significant delays in the development or commercialization of new training, methods or dietary supplements may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate, which could have a material adverse effect on our business, financial condition and results of operations.

We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

We have a limited history operating a practice-building business for practitioners in the hormone optimization space. We commenced operations in 2012, and our operations to date have been largely focused on organizing and staffing our company, business planning, raising capital, developing the Biote Method and our training, refining our relationships with outsourcing facilities that can compound the bioidentical hormone pellet products that Biote-certified practitioners may prescribe, as well as manufacturers who produce our Biote-branded dietary supplements. Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increase the risk of your investment. Any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of commercializing the Biote Method and our Biote-branded dietary supplements. In addition, as an early-stage company with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors which may result in our inability to maintain profitability.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations and key metrics discussed elsewhere in this registration statement may vary significantly in the future and period-to-period comparisons of our operating results and key metrics may not provide a full picture of our performance. Accordingly, the results of any one quarter or year should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result they may not fully reflect the underlying performance of our business. These quarterly fluctuations may negatively affect the value of our securities. Factors that may cause these fluctuations include, without limitation:

•	the level of demand for either the Biote Method or our Biote-branded dietary supplements, which may vary significantly from period to period;

•	our ability to attract new Biote-partnered clinics and Biote-certified practitioners;

•	the addition or loss of one or more of our Biote-partnered clinics or Biote-certified practitioners, including as the result of acquisitions or consolidations;

•	the timing of recognition of revenues;

•	the amount and timing of operating expenses;

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general economic, industry and market conditions, both domestically and internationally, including any economic downturns and adverse impacts resulting from public health crises, increases in inflation and interest rates and/or international conflicts such as the military conflict between Russia and Ukraine and the Israel-Hamas war;

•	the timing of our billing and collections;

•	Biote-partnered clinic and Biote-certified practitioner renewal, expansion, and adoption rates;

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increases or decreases in the number of patients that are served by Biote-certified practitioners or Biote-partnered clinics, or pricing changes upon any renewals of Biote-certified practitioner or Biote-partnered clinic agreements;

•	changes in our pricing policies or those of our competitors;

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the timing and success of new offerings by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, practitioners, clinics or outsourcing facilities;

•	extraordinary expenses such as litigation or other dispute-related expenses or settlement payments;

•	sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

•	the impact of new accounting pronouncements and the adoption thereof;

•	fluctuations in stock-based compensation expenses;

•	expenses in connection with mergers, acquisitions or other strategic transactions;

•	changes in regulatory and licensing requirements;

•	the amount and timing of expenses related to our expansion to markets outside the United States; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.

Further, in future periods, our revenue growth could slow or our revenues could decline for a number of reasons, including slowing demand for either the Biote Method or our Biote-branded dietary supplements, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. In addition, our growth rate may slow in the future as our market penetration rates increase. As a result, our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and we may not be able to achieve or sustain profitability in future periods, which could harm our business and cause the market price of our Class A common stock to decline.

If we are unable to attract and retain executive officers, key employees and other qualified personnel, or are unable to attract and retain contracts with Biote-certified practitioners, our ability to compete could be harmed.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and as a relatively small company with key talent residing in a limited number of employees, our operations and prospects may be severely disrupted if we lost any one or more of their services. As we build our brand, expand into new domestic and international territories and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. While some of our employees are bound by non-competition agreements, these may prove to be unenforceable. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

In addition, we are highly dependent on the services of several of our executive officers and other senior technical and management personnel, including Teresa S. Weber, our Chief Executive Officer, Marc D. Beer, our Executive Chairman, Robert C. Peterson, our Chief Financial Officer, Dr. Ross McQuivey, our Chief Medical Officer, Mary Elizabeth Conlon, our Vice President, Business Development and General Counsel, and Mary Puncochar, our Chief Commercial Officer, who would be difficult to replace. If these or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business. We do not maintain key person life insurance with respect to any member of management or other employee.

Further, our success depends in part upon our ability to attract, train and retain contracts with practitioners and clinics. We have invested substantial time and resources in building our base of Biote-certified practitioners and Biote-partnered clinics. If we are unable to attract and retain contracts with practitioners and clinics capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to grow our practitioner base of Biote-certified practitioners or any material increase in turnover rates of our Biote-certified practitioners may adversely affect our business, results of operations and financial condition.

Changes in our business and operations, as well as organizational changes, have placed, and may continue to place, significant demands on our management and infrastructure. If we fail to manage these changes effectively, we may be unable to execute our business plan, maintain high levels of service, or address competitive challenges adequately.

Over the past 12 months, we have experienced organizational changes, including the recent appointment of new executives, including a new Chief Financial Officer and a new Chief People Officer, and the promotion, addition, or departure of members of our senior management team. These organizational changes have placed, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our senior management team to manage these changes effectively. If we fail to manage these changes effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

The healthcare industry is highly regulated, and government authorities may determine that we have failed to comply with applicable laws, rules or regulations.

The healthcare industry, including the healthcare and other services that we and Biote-certified practitioners provide, are subject to extensive and complex federal, state and local laws, rules and regulations, compliance with which imposes substantial costs on us. Of particular importance are the provisions summarized as follows:

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federal laws (including the False Claims Act, 31 U.S.C. § 3729 (the “False Claims Act”)) that prohibit entities and individuals from intentionally (or with reckless disregard or deliberate ignorance) presenting or causing to be presented false or fraudulent claims to government-funded programs, or improperly retaining known overpayments;

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a provision of the Social Security Act of 1935, as amended, commonly referred to as the federal Anti-Kickback Statute, as amended (the “federal Anti-Kickback Statute”), that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration, in cash or in kind, in return for the referral or recommendation of patients for, or for the purchasing, leasing, ordering or arranging for, items and services for which payment may be made, in whole or in part, by federal healthcare programs;

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similar state law provisions pertaining to anti-kickback, fee splitting, self-referral and false claims, and other fraud and abuse issues which typically are not limited to relationships involving government-funded programs. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects, including applicability to items and services paid by commercial insurers and private pay patients. Penalties for violating these laws can range from fines to criminal sanctions;

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provisions of 18 U.S.C. § 1347 that prohibit knowingly and willfully executing a scheme or artifice to defraud a healthcare benefit program or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

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FDA marketing and promotion restrictions, as well as several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the healthcare industry;

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federal and state laws related to confidentiality, privacy and security of personal information such as Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including protected health information (“PHI”), that limit the manner in which we may use and disclose that information, impose obligations to safeguard that information and require that we notify our customers in the event of a breach;

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State corporate practice of “medicine” prohibitions that restrict unlicensed persons from engaging licensed professionals to render professional services to the public or from interfering with or influencing a licensed practitioner’s professional judgment. Certain activities other than those directly related to the delivery of healthcare services to patients may be considered an element of the practice of medicine in many states;

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State fee-splitting prohibitions, which prohibit licensed healthcare professionals from sharing a portion of their professional fees collected from their professional services with unlicensed third parties; and

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities, which are health plans, healthcare clearing houses, and certain healthcare providers, as those terms are defined by HIPAA, and their respective business associates and their subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and reputational harm and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including significant administrative, civil and criminal penalties, damages, fines, sanctions, disgorgement, imprisonment, exclusion from participation in federal healthcare programs, refunding of payments received by us, integrity oversight and reporting obligations, and curtailment or cessation of our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Although Biote does not bill or receive any reimbursement from any third-party payor, to the extent that any Biote-certified practitioners and Biote-partnered clinic with whom we partner accepts health insurance for their services, we could be subject to additional laws, including without limitation the federal Anti-Kickback Statute, False Claims Act and the healthcare fraud provisions of HIPAA.

Our success depends on our relationships with Biote-certified practitioners and Biote-partnered clinics, and, therefore, our operations are subject to federal and state healthcare fraud and abuse, referral and reimbursement laws and regulations. If our operations are found to be in violation of any of the federal and state healthcare laws or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, including applicable healthcare fraud statutes, we may be subject to penalties. Penalties under these laws may be severe, and include without limitation treble damages, significant criminal, civil and administrative penalties, attorneys’ fees and fines, injunctions, as well as contractual damages and reputational harm. We could also be required to modify, curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results and enforcement of the foregoing laws could have a material adverse effect on our business. Also, these measures may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses.

Because of the breadth of these laws and the complexity of statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various healthcare laws and regulations. Compliance with these and/or future healthcare laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations. Additionally, the introduction of new training, and Biote-branded dietary supplements may require us to comply with additional laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures, and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these and/or future healthcare laws and regulations may delay or possibly prevent any new training and products from being offered to Biote-certified practitioners, Biote-partnered clinics and their patients, which could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, and other sensitive data the Company may process, e.g., business plans, transactions, or financial information. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

For example, HIPAA, as amended by HITECH, imposes specific requirements relating to the privacy, security, and transmission of individually identifiable protected health information. In addition, over the past few years, numerous U.S. states-including California, Virginia, Colorado, Connecticut, and Utah-have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services.

Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (“CPRA”), (collectively, “CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. These developments further complicate compliance efforts and increase legal risk and compliance costs for us and the third parties upon whom we rely.

In addition to data privacy and security laws, we are contractually subject to industry standards adopted by industry groups and, we are, or may become subject to such obligations in the future. For example, we are subject to the Payment Card Industry Data Security Standard (“PCI DSS”). The PCI DSS requires companies to adopt certain measures to ensure the security of cardholder information, including using and maintaining firewalls, adopting proper password protections for certain devices and software, and restricting data access. Noncompliance with PCI-DSS can result in penalties ranging from $5,000 to $100,000 per month by credit card companies, litigation, damage to our reputation, and revenue losses. We also rely on vendors to process payment card data, who may be subject to PCI DSS, and our business may be negatively affected if our vendors are fined or suffer other consequences as a result of PCI DSS noncompliance.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and data privacy laws and regulations will involve substantial ongoing costs and may require us to undertake or implement additional policies or measures. The scope of the foregoing state laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that our arrangements with the Biote-certified practitioners, Biote-partnered clinics or our sales force are not consistent with such laws, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any Biote-certified practitioners or Biote-partnered clinics with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions.

Additionally, in the United States and some foreign jurisdictions there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system in an effort to contain costs, improve quality, and expand access to care. These reform initiatives may, among other things, result in modifications to the aforementioned laws and/or the implementation of new laws affecting the healthcare industry, which could have an adverse effect on our business.

We plan to expand our operations to new markets outside the United States, creating a variety of operational challenges.

Although we currently work with numerous clinics that are multi-national in scope, our current business is primarily focused on clinics and practitioners in the United States. A component of our growth strategy involves expanding our operations outside the United States, including expansion into Puerto Rico, Argentina, Brazil, Colombia, Mexico, Canada and the Dominican Republic, as permitted by law. We may face difficulties as we expand our operations into new domestic and international markets in which we have limited or no prior operating experience.

Our growth strategy for expanding our operations outside the United States will require significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States, including:

•	the need to localize and adapt our platform for specific countries, including translation into foreign languages and obtaining local regulatory and legal guidance with associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing international operations and working with international partners;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

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weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

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fluctuations in currency exchange rates, which could increase the price of the products that we recommend as part of our training and of our Biote-branded dietary supplements outside of the United States, increase the expenses of our international operations and expose us to international currency exchange rate risk;

•	adverse tax consequences; and

•	unstable regional and economic political conditions.

In addition, due to potential costs from any international expansion efforts and potentially higher supplier costs outside of the United States, our international operations may operate with a lower margin profile. As a result, our margins may fluctuate as we expand our operations internationally.

As we move to expand our business into Central and South America, our success will depend, in large part, on our ability to identify and work with international distributors. If our international distributors are unable to expand our business or are unable to provide an adequate training program, our business could be harmed. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Some of the outsourcing facilities we work with also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if these facilities are not able to successfully manage these risks.

We may not be able to achieve or maintain satisfactory pricing and margins for our training and the Biote Method or the Biote-branded dietary supplements we sell.

Companies in our industry have a history of price competition, and we can give no assurance that we will be able to achieve satisfactory prices for the Biote Method, or our Biote-branded dietary supplements, or maintain prices at the levels we have historically achieved. If we are forced to lower the price we charge for the Biote Method or our Biote-branded dietary supplements, our revenue and gross margins will decrease, which will adversely affect our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode. We will continue to be subject to significant pricing pressure, which could materially and adversely impact our business, financial condition and results of operations.

Unforeseen and unpredictable factors affecting the operations of the FDA, U.S. Drug Enforcement Administration (the “DEA”) and other government agencies, such as changes in funding for the FDA, DEA and other government agencies, could hinder their ability to hire and retain key leadership and other personnel, or otherwise delay inspections of the 503B outsourcing facilities of our third-party dietary supplement contract manufacturers, which could negatively impact practitioners and our business.

The ability of the FDA, the DEA and other governmental agencies to conduct their regulatory duties and activities, including reviewing and approving future products, can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review and response times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or comparable international regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or comparable international regulatory authorities to timely inspect the facilities of our third-party suppliers, which could have a material adverse effect on our business.

The size of the markets for our current and future offerings has not been established with precision and may be smaller than we estimate.

Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Our estimates of our total addressable markets for our current offerings and those under development are based on a number of internal and third-party estimates, including, without limitation, the number of practitioners we can offer our training and Biote-branded dietary supplements to and the assumed prices at which we can sell offerings in markets that have not been established or that we have not yet entered. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these estimates. As a result, our estimates of the total addressable market for our current or future offerings may prove to be incorrect. If the actual number of a Biote-certified practitioner’s or Biote-partnered clinic’s patients who would benefit from the Biote Method or our Biote-branded dietary supplements, the price at which we can sell training and Biote-branded dietary supplements, or the total addressable market for the Biote Method or our Biote-branded dietary supplements is smaller than we have estimated, it may impair our sales growth and have a material adverse impact on our business, financial condition and results of operations.

Our forecasted operating and financial results rely upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our actual operating and financial results may be significantly below our forecasts.

Whether actual operating and financial results and business developments will be consistent with our expectations, assumptions and analyses as reflected in our forecasted operating and financial results depends on a number of factors, many of which are outside of our control, including, but not limited to:

•	whether we can obtain sufficient capital to grow our business;

•	our ability to manage our growth;

•	whether we can manage relationships with 503B outsourcing facilities and dietary supplement contract manufacturers, and other key suppliers;

•	demand for the Biote Method and our Biote-branded dietary supplements;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of the economies in the markets in which we operate or intend to operate in the future; and

•	regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition, and results of operations.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this registration statement. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses.

Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this registration statement. We believe that the accounting policies described reflect our most critical accounting policies and estimates (including with respect to revenue recognition and the valuation of inventory), which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.

Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

Off-label promotion may result in civil and criminal fines and other penalties, as well as product liability suits, which could be costly to our business.

Biote does not manufacture or distribute any drug products. Nevertheless, if the FDA determines that our practitioner training, including our paid consultants’ educational materials, constitutes off-label drug promotion, it could subject us or our business partners to enforcement action, including warning letters, untitled letters, fines and penalties, including criminal fines and/or prosecution. If we are found to have inappropriately marketed or promoted any drugs, we may become subject to significant liability. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated, prosecuted and/or enjoined several companies from engaging in off-label promotion. If we become subject to civil or criminal fines or other penalties, or product liability suits, such fines, penalties or lawsuits could have a material adverse effect on our business, financial condition and results of operations.

Certain direct and indirect subsidiaries of Biote entered into that certain credit agreement which contains affirmative, negative and financial covenants that may limit its flexibility in operating its businesses.

On May 26, 2022, certain direct and indirect subsidiaries of Biote entered into that certain Credit Agreement (the “Credit Agreement”) with BioTE Medical, LLC (the “BioTE Medical”) as borrower, and Truist Bank, as administrative agent, in connection with the Closing of the Business Combination. The Credit Agreement provides to borrower a $125.0 million five-year senior secured term loan A facility (the “Term Loan”) and a $50.0 million revolving line of credit. The proceeds of the Credit Agreement have been used to repay existing debt, pay fees and expenses in connection with the Business Combination, and for general corporate purposes. The Credit Agreement contains affirmative, negative and financial covenants that could limit the manner in which Biote conducts its business, and Biote may be unable to expand or fully pursue its business strategies, engage in favorable business activities, or finance future operations or capital needs. Biote’s ability to comply with the covenants under the Credit Agreement may be affected by events beyond its control, and it may not be able to comply with those covenants. A breach of any of the covenants contained in the Credit Agreement could result in a default under the Credit Agreement, which could cause all of the outstanding indebtedness under the facility to become immediately due and payable if not waived by the lender. Biote failed to timely deliver a budget for the fiscal year ending December 31, 2023, resulting in an event of default as of June 30, 2023. On July 27, 2023, the lender waived the event of default. As of December 31, 2023, the Company was in compliance with all required covenants associated with the Credit Agreement. If Biote is unable to generate sufficient cash to repay its debt obligations under the Credit Agreement when they become due and payable, either as such obligations become due, when they mature, or in the event of a default, Biote may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

Further, borrowings under the Credit Agreement are at variable rates of interest and expose us to interest rate risk. In recent months, global inflation and other factors have resulted in an increase in interest rates generally, which has impacted our borrowing costs. If interest rates were to continue to increase, our debt service obligations on the variable rate indebtedness referred to above would increase even if the principal amount borrowed remained the same, and our net income and cash flows will correspondingly decrease.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we offer or may develop.

We face an inherent risk of product liability exposure. If we cannot successfully defend ourselves against claims that the products that we recommend as part of our training or our Biote-branded dietary supplements caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for the Biote Method and our Biote-branded dietary supplements;

•	decreased demand for any new methods, training, or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	significant costs to defend the related litigation, including the risk that any Biote-certified practitioners who may face such related litigation may in turn seek to recover from us;

•	substantial monetary awards paid to patients;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	reduced resources for our management to pursue our business strategy; and

•	the inability to commercialize any methods, training, or products that we may develop.

Although we maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur and we may need to increase our insurance coverage. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Further, a Biote-certified practitioner’s failure to follow our training and the Biote Method, or accepted medical practices in any stage of treatment may result in lawsuits against us.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our securities, including our Class A common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although we may not undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount and may not be sufficient in type or amount to cover us against claims related to our operations. We cannot be certain that such potential losses will not exceed our policy limits, insurance will continue to be available to us on economically reasonable terms, or at all, or any insurer will not deny coverage as to any future claim. In addition, we may be subject to changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements.

Further, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include products and completed operations liability, business personal property and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially and adversely affect our business, financial condition and results of operations.

Our employees, independent contractors, consultants, Biote-certified practitioners, Biote-partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities, including non-compliance with professional and regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk that our employees, independent contractors, consultants, Biote-certified practitioners, Biote-partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA laws and regulations or those of comparable international regulatory authorities, including those laws that require the reporting of true, complete and accurate information to the FDA, (ii) compounding and manufacturing standards, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations established and enforced by comparable international regulatory authorities, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Extreme weather conditions, natural disasters, and other catastrophic events, including those caused by climate change, could negatively impact our results of operations and financial condition.

Extreme weather conditions and volatile changes in weather conditions in the areas in which our offices, suppliers, Biote-partnered clinics, dietary supplement third-party manufacturers, and suppliers are located could adversely affect our results of operations and financial condition. Moreover, natural disasters such as earthquakes, hurricanes, tsunamis, floods, monsoons or wildfires, public health crises, such as pandemics and epidemics (including, for example, the COVID-19 pandemic), political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether occurring in the United States or abroad, and their related consequences and effects, including energy shortages, could disrupt our operations, the operations of our vendors and other suppliers or result in economic instability that could negatively impact practitioner or clinic spending, any or all of which would negatively impact our results of operations and financial condition. In particular, these types of events could impact our global supply chain, including the ability of manufacturers to produce our Biote-branded dietary supplement products to Biote-partnered clinics or Biote-certified practitioners from or to the impacted region(s). For instance, in 2022 we experienced hurricane-related closures of 140 medical clinics in Florida and Puerto Rico, two of our key markets. If such closures continue or we experience similar closures in the future, there could be a material adverse effect on our business, financial condition and results of operations.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions could adversely affect our results of operations and financial condition.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, the Federal Deposit Insurance Corporation (“FDIC”) took control and was appointed as the receiver of Silicon Valley Bank. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although the FDIC announced that all deposits with these banks would be fully insured, there continues to be uncertainty in the markets regarding the stability of regional banks and the safety of deposits in excess of the FDIC insured deposit limits. If other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash may be threatened. The FDIC only insures accounts in amounts up to $250,000 per depositor per insured bank, and we currently have cash deposited in certain financial institutions significantly in excess of FDIC insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits may have a material adverse effect on our business and financial condition. The ultimate outcome of these events cannot be predicted, but these events could have a material adverse effect on our business. Additionally, weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions such as high inflation, could limit our access to capital markets and increase our costs of borrowing. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition.

Market and economic conditions may negatively impact the Company’s business, financial condition and stock price.

Concerns over inflation, energy costs, geopolitical issues, including the ongoing conflict between Russia and Ukraine and the Israel-Hamas war, unstable global credit markets and financial conditions, and volatile oil prices could lead to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward. For example, in December 2023, the U.S. Consumer Price Index (“CPI”), which measures a wide-ranging basket of goods and services, rose 3.4% from the same month a year ago. The Company’s general business strategy may be adversely affected by any such inflationary fluctuations, economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. Additionally, rising costs of goods and services purchased by the Company, including its raw materials used in manufacturing its product, may have an adverse effect on the Company’s gross margins and profitability in future periods. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition. If economic and market conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive to the Company’s stockholders. Failure to secure any necessary financing in a timely manner or on favorable terms could have a material adverse effect on the Company’s financial performance and stock price or could require the Company to delay or abandon development other business plans. In addition, there is a risk that one or more of the Company’s current and future service providers, manufacturers, suppliers, and other facilities, and other partners could be negatively affected by such difficult economic factors, which could adversely affect the Company’s ability to attain its operating goals on schedule and on budget or meet its business and financial objectives.

Risks Related to Intellectual Property

If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third-party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our Biote-branded dietary supplements.

We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, trade secret and other intellectual property rights to protect the proprietary aspects of our brands, technologies, and data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how, obtaining and maintaining patents and obtaining other intellectual property rights.

We may not be able to obtain and maintain intellectual property or other proprietary rights necessary to our business or in a form that provides us with a competitive advantage. For example, our trade secrets, data and know-how could be subject to unauthorized use, misappropriation or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, contractors, clients and other vendors who have access to such information and could otherwise become known or be independently discovered by third parties. In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our intellectual property at all. Despite our efforts to protect our intellectual property, unauthorized parties may be able to obtain and use information that we regard as proprietary. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, contractors, collaborators, Biote-certified practitioners, Biote-partnered clinics, vendors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Our other intellectual property, including our trademarks, could also be challenged, invalidated, infringed and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing on other marks, in which case we could be forced to re-brand our Biote-branded dietary supplements, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion.

We may in the future also be subject to claims by our former employees, consultants or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants, contractors and any other collaborators who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

Failure to obtain and maintain patents, trademarks and other intellectual property rights necessary to our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use, violation or misappropriation of our patents, trademarks, data, technology and other intellectual property, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.

Our industry has been characterized by extensive litigation regarding patents, trademarks, trade secrets and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. It is possible that we may be accused of misappropriating third parties’ trade secrets. Additionally, our Biote-branded dietary supplements are produced by third-party vendors and may include components that are outside of our direct control. Our competitors may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that will prevent, limit or otherwise interfere with our ability to use and sell the Biote Method, or use, sell and/or export our Biote-branded dietary supplements, or our ability to use product names. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that the Biote Method, our Biote-branded dietary supplements and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Vendors from whom we purchase products may not indemnify us in the event that such products accused of infringing a third-party’s patent or trademark or of misappropriating a third-party’s trade secret, or any indemnification granted by such vendors may not be sufficient to address any liability and costs we incur as a result of such claims. Additionally, we may be obligated to indemnify Biote-partnered clinics, Biote-certified practitioners or business partners in connection with litigation and to obtain licenses, which could further exhaust our resources.

Even if we believe a third-party’s intellectual property claims are without merit, there is no assurance that a court would find in our favor, including on questions of infringement, validity, enforceability or priority of patents. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any products or technology we may develop and any other products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.

Further, if patents, trademarks or trade secrets are successfully asserted against us, this may harm our business and result in injunctions preventing us from selling the Biote Method and our Biote-branded dietary supplements, or result in obligations to pay license fees, damages, attorney fees and court costs, which could be significant. In addition, if we are found to willfully infringe third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties.

Although patent, trademark, trade secret and other intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses, if any, on satisfactory terms, if at all. In addition, if any license we obtain is non-exclusive, we may not be able to prevent our competitors and other third parties from using the intellectual property or technology covered by such license to compete with us. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Similarly, interference or derivation proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office (the “USPTO”), may be necessary to determine priority with respect to our patents, patent applications, trademarks or trademark applications. We may also become involved in other proceedings, such as reexamination, inter partes review, derivation or opposition proceedings before the USPTO or other jurisdictional body relating to our intellectual property rights or the intellectual property rights of others. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent third-party suppliers from manufacturing our Biote-branded dietary supplements, which would have a significant adverse impact on our business, financial condition and results of operations.

Additionally, we have filed and may in the future file lawsuits or initiate other proceedings to protect or enforce our intellectual property rights, which could be expensive, time consuming and unsuccessful. We are currently party to two open litigation matters involving terminated practices and practitioners who we filed suit against to enforce post-termination contractual obligations where the defendants offered a competing hormone pellet therapy within the contractual two-year restrictive period without paying our requisite buy-out or residual benefit fee.

Competitors may infringe our issued patents or other intellectual property, which we may not always be able to detect. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise challenges to the validity of certain of our owned patent claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in international jurisdictions (e.g., opposition proceedings). In any such lawsuit or other proceedings, a court or other administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.

The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a third-party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the protection on products that we may develop. If our patents are found to be valid and infringed, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, and other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we rely heavily on confidentiality provisions that we have in contracts with our employees, consultants, contractors, Biote-certified practitioners, collaborators and others upon the commencement of their relationship with us. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by such third parties, despite the existence generally of these confidentiality restrictions. These contracts may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Despite the protections we do place on our intellectual property or other proprietary rights, monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property or other proprietary rights will be adequate. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. The laws of many countries will not protect our intellectual property or other proprietary rights to the same extent as the laws of the United States. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.

To the extent our intellectual property or other proprietary information protection is incomplete, we are exposed to a greater risk of direct competition. A third-party could, without authorization, copy or otherwise obtain and use our Biote-branded dietary supplements, technology, or develop similar technology. Our competitors could purchase our Biote-branded dietary supplements and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. Our failure to secure, protect and enforce our intellectual property rights could substantially harm the value of our Biote-branded dietary supplements, as well as the value of our brand and business. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our Biote-branded dietary supplements and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.

Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology, and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and non-disclosure provisions. If we fail to obtain or maintain trade secret protection, or if our competitors obtain our trade secrets or independently develop technology similar to ours or competing technologies, our competitive market position could be materially and adversely affected. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.

We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third-party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.

Many of our employees, consultants and contractors were previously employed at or engaged by other medical device, biotechnology or pharmaceutical companies, including our competitors or potential competitors.

Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants and contractors do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, used, disclosed or otherwise misappropriated intellectual property, including trade secrets or other proprietary information, of their former employers or our competitors or potential competitors. Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property we regard as our own, based on claims that our employees, consultants or contractors have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity.

Litigation may be necessary to defend against such claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. For example, a court could prohibit us from using technologies or features that are essential to the Biote Method or our Biote-branded dietary supplements, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employer. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

An inability to incorporate technologies or features that are important or essential to the Biote Method and our Biote-branded dietary supplements could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from providing our training and selling our Biote-branded dietary supplements. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize the products that we recommend as part of our training and our Biote-branded dietary supplements, which could have an adverse effect on our business, financial condition and results of operations.

We may be subject to claims challenging our intellectual property.

We or our licensors may be subject to claims that former consultants, contractors or other third parties have an interest in our trade secrets or other intellectual property as an inventor or co-inventor. While it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our Biote-branded dietary supplements. Any such events could have a material adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.

We rely on trademarks, service marks, trade names and brand names to distinguish our training and Biote-branded dietary supplements from our competitors and have registered or applied to register these trademarks. Our registered or unregistered trademarks, service marks, trade names and brand names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. Additionally, we cannot assure you that our trademark applications will be approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and comparable agencies in many international jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our Biote-branded dietary supplements, which could result in loss of brand recognition and could require us to devote significant resources towards advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In some cases, we may need to litigate claims to enforce our rights in our marks to avoid market confusion. Certain of our current or future trademarks may become so well known by the public that their use becomes generic and they lose trademark protection. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected.

Risks Related to Regulation

We market dietary supplements and convenience kits, which are regulated by the FDA, and are subject to certain requirements under the FDCA and the laws enforced by the FTC. Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

We sell dietary supplements and convenience kits, which are regulated by the FDA. Each of these product categories have differing requirements that must be followed to ensure compliance with the FDCA and regulations promulgated thereunder, and failure to do so may result in the products being misbranded or adulterated. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

The FTC enforces the Federal Trade Commission Act (the “FTCA”) and related regulations, which governs the advertising associated with the promotion and sale of our Biote-branded dietary supplements to prevent misleading or deceptive claims. For advertisements relating to dietary supplements, the FTC typically requires all factual claims, both express and implied, to be substantiated by competent and reliable scientific evidence. The FTC has promulgated policies and guidance that apply to advertising for dietary supplements that may be costly to comply with. The FDA may also determine that a particular dietary supplement or ingredient that we may market presents an unacceptable health risk. If that occurs, we could be required to cease distribution of and/or recall Biote-branded dietary supplements containing that ingredient.

The FDA or FTC may also determine that certain labeling, advertising and promotional claims, statements or activities with respect to a dietary supplement are not in compliance with applicable laws and regulations and may determine that a particular statement is an unapproved health claim, a drug claim, a false or misleading claim, or a deceptive advertising claim. Any such determination or any other failure to comply with FDA, FTCA or other regulatory requirements could prevent us from marketing our Biote-branded dietary supplements as a dietary supplement and subject us to administrative, civil or criminal penalties. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action and may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

While we do not sell compounded or prescription drugs, we have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone that is made by a third-party 503B outsourcing facility and requires compliance with the FDCA, and failure to do so may result in the products being misbranded or adulterated. Amendments to the FDCA in 2013 created Section 503B, which creates a category of compounding pharmacies known as “outsourcing facilities” which are subject to certain FDCA requirements, including the requirement to adhere to cGMP regulations, though it exempts such facilities from certain of the FDCA requirements that otherwise apply to drug manufacturers. Understanding and complying with these laws and regulations may require substantial time, money, and effort. While we have only established relationships with 503B outsourcing facilities to support practitioners, if we are found to have manufactured, distributed, marketed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales.

Formulations prepared and dispensed by compounding pharmacies are not approved by the FDA. As we are a medical marketing and training company, we do not manufacture or compound pharmaceutical products. However, we contract with FDA-registered 503B outsourcing facilities to build relationships to support Biote-certified practitioners by offering an option for the compounding of bioidentical hormone pellets that the practitioner may order to prescribe. These pellets, compounded by 503B outsourcing facilities, are not subject to the FDA new drug approval process. Certain compounding pharmacies have been the subject of widespread negative media coverage in recent years.

Additionally, the outsourcing facilities with which we have relationships must comply with applicable provision of the FDCA and its implementing regulations. They may only distribute compounded drugs either pursuant to a patient-specific prescription or in response to an order from a healthcare provider, such as a hospital, which is not for an identified individual patient (e.g., for office stock). Further, such outsourcing facilities are inspected by the FDA according to a risk-based schedule, and must meet certain other conditions, such as reporting adverse events and providing the FDA with certain information about the products they compound. When the FDA finds that a manufacturer has violated FDA regulations, the FDA may notify the manufacturer of such violations in the form of a warning letter. The FDA also will issue an FDA Form 483 at the conclusion of an inspection if an investigator has observed a violative condition relating to the manufacturing and storage conditions of any drug product that may result in the product being adulterated, or any other regulatory non-compliance such as inadequate reporting or record-keeping. The outsourcing facilities with which we have relationships have each received warning letters and FDA Form 483s from the FDA. If the FDA takes enforcement action against outsourcing facilities with which we have relationships, it may have a material adverse impact on our business, results of operations and financial conditions.

Additionally, state laws and regulations may differ from the FDCA. We and the 503B outsourcing facilities are required to comply with state laws and regulations in the states where we and they do business. Efforts to ensure compliance with these laws may require ongoing substantial cost. For example, some of the 503B outsourcing facilities with which we have relationships have received unfavorable enforcement actions from state regulators for non-compliance. Failure to comply with applicable state laws and regulations could expose us and these 503B outsourcing facilities to significant penalties which may harm our business, results of operations and financial condition.

If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.

We could be adversely affected if compounded pellets are subject to negative publicity. We could also be adversely affected if compounded pellets sold by any compounding outsourcing facilities, prove to be, or are asserted to be, harmful to patients or are otherwise subject to negative publicity. For example, in 2015, the FDA required labeling changes for prescription testosterone replacement therapy to warn of increased risk of heart attacks and strokes. There are a number of factors that could result in the injury or death of a patient who receives a compounded formulation, including quality issues, manufacturing or labeling flaws, improper packaging or unanticipated or improper uses of the products, any of which could result from human or other error. Any of these situations could lead to a recall of, or safety alert relating to, one or more of the products we recommend as part of our training. Similarly, to the extent any of the components of approved drugs or other ingredients used by the outsourcing facilities with whom we have relationships have quality or other problems that adversely affect the finished compounded preparations, our sales could be adversely affected. For example, some of the contracted outsourcing facilities have been the subject of civil suits alleging patient harm as a result of an improper formulation unrelated to the products we recommend. If a product which we recommend as part of our training becomes the subject of a civil or criminal suit, we may be subject to significant liability for any damages suffered by the plaintiffs and associated costs and penalties. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. In addition, in the ordinary course of business, a voluntary recall of one of the products we recommend as part of our training or may be instituted in response to a practitioner or clinic complaint. Because of our dependence upon medical and patient perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of the compounded products we recommend as part of our training or any other compounded formulations made or sold by other companies, could have a material adverse impact on our business, results of operations and financial condition.

If the FDA takes regulatory action to implement any of the NASEM recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.

In fall 2018, the FDA commissioned the NASEM to appoint an ad hoc committee to examine the clinical utility of treating patients with compounded bioidentical hormones. The NASEM committee held a series of open and closed sessions from March 2019 to April 2020, to examine data, research, and stakeholder input in order to form conclusions and recommendations regarding the clinical utility of these products. On July 1, 2020, the NASEM committee published its report, wherein it concluded that there is a lack of high-quality clinical evidence to demonstrate the safety and effectiveness of these products and, accordingly, that there is insufficient evidence to support the overall clinical utility of these products as treatment for menopause and male hypogonadism symptoms. The NASEM Committee recommended restricted use of these products, assessments of their difficulty to compound, and additional education, state and federal regulatory oversight, and research.

More specifically, NASEM Committee made six recommendations to the FDA: (1) Restrict the use of compounded bioidentical hormone preparations; (2) Review select bioidentical hormone therapies and dosage forms as candidates for the FDA Difficult to Compound List; (3) Improve education for prescribers and pharmacists who market, prescribe, compound, and dispense these preparations; (4) Additional federal and state-level oversight should be implemented to better address public health and clinical concerns regarding the safety and effectiveness of these preparations; (5) Collect and disclose conflicts of interest; and (6) Strengthen and expand the evidence base on the safety, effectiveness, and use of these preparations. NASEM’s report is purely advisory and non-binding on the FDA. Biote cannot predict whether or not the FDA will accept the recommendations made in the NASEM report in whole, in part, or whether the FDA will reject NASEM’s recommendations. If the FDA were to take regulatory action to implement any of NASEM’s recommendations, in whole or in part, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners as part of the Biote Method, and, in turn, have a substantially negative impact on Biote’s revenue and business operations.

Failure to comply with the FDCA and analogous state laws and regulations can result in administrative, civil, criminal penalties.

The FDA, acting under the scope of the FDCA and its implementing regulations, has broad authority to regulate the manufacture, distribution, and labeling of many products, including medical devices, cosmetics, drugs, and food, including dietary supplements (FDA-regulated products). The FDCA prohibits, among other things, the introduction or delivery for introduction into interstate commerce of any FDA-regulated product that is adulterated or misbranded, as well as the adulteration or misbranding of any FDA-regulated product while the product is in interstate commerce. However, the FDCA does not regulate the practice of medicine. Drugs that are compounded pursuant to a practitioner’s orders are considered to be the result of a compounding pharmacy or practitioner combining, mixing, or altering ingredients to create a medication tailored for the needs of a particular patient, and are not regulated as new drugs under the FDCA. We have developed relationships with 503B outsourcing facilities who compound bioidentical pellets to support Biote-certified practitioners who prescribe such products. If any of these compounded bioidentical hormone pellets are determined to be unapproved new drugs or are determined to be adulterated or misbranded under the FDCA, we could be subject to enforcement action by the FDA. If any of our operations are found to have violated the FDCA or any other federal, state, or local statute or regulation that may apply to us and our business, we could face significant penalties including the seizure of product, civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, contractual damages, reputational harm, and diminished profits and future earnings. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be significantly impaired. Additionally, the FDA or analogous state agencies could determine that we or the outsourcing facilities with whom we have relationships are not in compliance with the FDCA or analogous or related state laws applicable to outsourcing facilities, which could significantly impact our business. Further, the FDA could recommend a voluntary recall, or issue a public health notification or safety notification about one or more of the products we recommend in training, which could materially harm our business, financial condition, and results of operations.

If we fail to comply with FDA or state regulations governing our Biote-branded dietary supplements, our business could suffer.

We also market Biote-branded dietary supplements that are regulated by the FDA or state regulatory authorities. We may need to develop and maintain a robust compliance and quality program to ensure that the products that we market comply with all applicable laws and regulations, including the FDCA. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations. For example, in May 2017, we received a warning letter from the FDA concerning both cGMP violations observed during a 2016 FDA inspection of our facility, and unapproved new drug claims that were made for certain of our dietary supplement products (the “Warning Letter”). Although our response to the Warning Letter resulted in a closeout by the FDA in May 2018, we cannot assure you that we will not receive warning letters or other regulatory action by the FDA on the same or similar violations in the future.

If we fail to comply with FDA regulations governing our medical device products, our business could suffer.

We also offer for sale to practitioners two convenience kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including only disposable supplies (e.g., gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by Medline Industries, LP, with the components, including the Class 1 disposable trocars, being manufactured by various other component suppliers. Trocars and convenience kits are medical devices that are regulated by the FDA. Because we previously manufactured and sold reusable and disposable trocars, we registered with the FDA as a repackager, relabeler and specification developer, and we currently list the trocars we previously manufactured and the convenience kits we currently sell in compliance with FDA registration and listing requirements. We may need to develop and maintain a robust compliance and quality program to ensure that the convenience kits we sell comply with all applicable laws and regulation, including the FDCA and other regulatory requirements thereunder including for example cGMPs and Medical Device Reporting (MDR) where applicable. If the FDA determines that the convenience kits we sell require 510(k) clearance, or are otherwise considered unapproved medical devices, we may be in violation of the FDCA.

Additionally, we offer our proprietary clinical decision support (“CDS”) software to practitioners to provide information from published literature and clinical guidelines to assist practitioners in providing precise, patient-specific treatment options at various intervals through a patient’s therapy. The FDA has recently issued a non-binding final CDS guidance that significantly narrows what the agency considers non-device CDS. Further, since this final guidance, the FDA has begun to issue warnings for CDS products that are not exempt under the 21st Century Cures Act. For example, on September 19, 2023, the FDA issued a warning letter to Abiomed Inc., in which it explained that Abiomed’s software was an adulterated and misbranded medical device because the agency disagreed with Abiomed’s assessment that the software product was non-device CDS. If the FDA determines that our CDS is a medical device under the FDCA, the FDA may determine that our algorithm requires premarket approval or clearance, and may determine that unless and until we obtain such premarket approval or clearance that we are distributing an unapproved medical device in violation of the FDCA. If we are found to have manufactured, distributed, sold, or labeled any medical devices in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

If the products recommended as part of training in the Biote Method are not covered by third-party and government payors we could see decreased demand for our training and support services.

Coverage and reimbursement from third party payors, such as commercial health insurers and governmental health care programs, may not be available for the products recommended as part of our training in the Biote Method. To the extent that these products are not reimbursable by third party payors, the demand for these products may be diminished. If the products recommended as part of training in the Biote Method do not generate patient demand, we may be unable to attract physicians to take part in our training and support services. If we are unable to attract physicians to participate in our training and utilize our support services, our business, results of operations and financial condition could be adversely affected.

If our information technology systems or data is or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to, interruptions to our operations; claims that we breached our data protection obligations; decreased use of the Biote Method; loss of Biote-partnered clinics or Biote-certified practitioners or sales; regulatory investigations or actions; litigation; fines and penalties; reputational harm; loss of revenue or profits; and other adverse consequences.

Operating our business (including the Biote Method) involves the collection, storage, transmission, disclosure and other processing of proprietary, confidential and sensitive information, as well as the personal information of patients that we may receive from clinics. We may rely upon third-party service providers, such as identity verification and payment processing providers, for our information processing-related activities. We may share or receive sensitive information with or from third parties. We also depend on our information technology systems for the efficient functioning of our business, including to support Biote Method, our end-to-end platform to enable Biote-certified practitioners to establish, build, and successfully operate a Biote-partnered clinic for optimizing hormone levels in their specific aging patient population, the distribution and maintenance of our

Biote-branded dietary supplements, as well as for accounting, data storage, compliance, purchasing and inventory management.

In an effort to protect sensitive information, we have implemented security measures designed to protect against security incidents and protect sensitive information. However, advances in information technology capabilities, increasingly sophisticated tools and methods used by hackers, cyber terrorists and other threat actors, new or other developments, and intentional or accidental exposures of sensitive information by those with authorized access to our network, may result in our failure or inability to adequately protect sensitive information. We may expend significant resources or modify our business activities in an effort to protect our information and against security incidents. Certain information privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and information.

We are subject to a variety of evolving threats including, but not limited to, hacking, malware, computer viruses, unauthorized access, phishing or social engineering attacks, malware (including ransomware) attacks, credential stuffing attacks, denial-of-service attacks, supply-chain attacks, software bugs, information technology malfunction, software or hardware failures, loss of data, theft of data, misuse of data, telecommunications failures, earthquakes, fire, flood, exploitation of software vulnerabilities, and other real or perceived threats. Any of these incidents could lead to interruptions or shutdowns of our IT systems, loss or corruption of data or unauthorized access to, or disclosure of personal data or other sensitive information. Ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack it may be preferable to make extortion payments, but we may be unwilling or unable to do so. Cyberattacks could also result in the theft of our intellectual property, damage to our IT systems or disruption of our ability to make financial reports, and other public disclosures required of public companies.

Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. We have been subject to attempted cyber, phishing, or social engineering attacks in the past and may continue to be subject to such attacks and other cybersecurity incidents in the future. If we gain greater visibility, we may face a higher risk of being targeted by cyberattacks. Advances in information technology capabilities, new technological discoveries, or other developments are likely to result in cyberattacks becoming more sophisticated and more difficult to detect. We and third parties upon whom we rely for our information technology systems and information, may experience such cyberattacks and may not have the resources or technical sophistication to anticipate or prevent all threats. Moreover, techniques used to obtain unauthorized access to systems change frequently and may not be known until launched. Security breaches can also occur as a result of non-technical issues, including intentional or inadvertent actions by our personnel and third-party service providers (including their personnel). Any of the previously identified or similar threats could cause a security incident. A security incident could result in unauthorized, unlawful or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of or access to information.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Additionally, sensitive information of the Company or our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI (“AI”) technologies.

Our employees and personnel use generative AI technologies to perform their work, and the disclosure and use of personal data in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use generative AI, it could make our business less efficient and result in competitive disadvantages.

Applicable information privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements, could lead to adverse impacts. If we (or a third-party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause Biote-partnered clinics or Biote-certified practitioners to stop using the Biote Method and Biote-branded dietary supplements and may deter new clinics and practitioners from using the Biote Method and Biote-branded dietary supplements and negatively impact our ability to grow and operate our business.

While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations. Further, even in the absence of claims, we cannot be sure that our insurance coverage will be adequate to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. Any disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our trainings and Biote-branded dietary supplements to clinics and practitioners in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of certain data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and have an adverse effect on our business, reputation, brand, financial condition, and results of operations.

Following the consummation of the Business Combination, we have incurred, and we expect to continue to incur, significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

Following the consummation of the Business Combination, we have faced increased legal, accounting, administrative and other costs and expenses in connection with operation as a public company which Biote did not incur as a private company. Our significantly increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operation. The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased, and may continue to increase, costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Biote has not done previously. For example, we have adopted new charters for our board committees and new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements and stock exchange listing requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations may continue to increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Additionally, advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and a material weakness resulted in the restatement of previously issued financial statements. Failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.

Management, including our Chief Executive Officer and our Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of December 31, 2023, and concluded that we did not maintain effective internal control over financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In the course of preparing our financial statements for the fiscal years ended December 31, 2020 and 2019, our management identified a material weakness in the aggregate in our internal control over financial reporting. Specifically, we determined that we did not have appropriate accounting competence and capabilities to properly record in our financial statements certain complex and non-routine accounting issues, particularly related to revenue recognition, financial instruments, and equity. This resulted in incorrect accounting entries that were identified and corrected through the audit of our fiscal years ended December 31, 2020 and 2019. In addition, this material weakness resulted in errors in the financial statements and related disclosures in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022, which we have restated as described in the Quarterly Reports on Form 10-Q/A for each of the affected quarters, each filed on March 29, 2023. This material weakness has not been remediated as of the date of this prospectus.

In order to remediate this material weakness in the aggregate, we plan to continue to hire personnel with public company experience and provide additional training for our personnel on internal controls as our company continues to grow, and engage external consultants to assist in the development and improvement of methodologies, policies and procedures designed to ensure adequate internal control over financial reporting, including the technical application of U.S. GAAP and evaluating segregation of duties. Although we believe these measures will remediate this material weakness, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future.

Our current controls and any new controls that we develop may also become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

As a result, the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we are unable to continue to meet these requirements, we may not be able to re-list on Nasdaq.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is then documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.

We recently restated our financial statements for certain prior periods, which resulted in unanticipated costs.

As previously announced, we concluded that our previously issued consolidated financial statements as of and for the quarters ended June 30, 2022 and September 30, 2022 (the “Affected Periods”) should no longer be relied upon. As a result, we restated the financial statements for the Affected Periods. The restatements of our financial statements for the Affected Periods were due, in part, to an error in the calculation of our earnout valuation, resulting in an overstatement of our earnout liability and our gain (loss) from change in fair value of earnout liability. We also determined that we should attribute changes in fair value of our warrant and earnout liabilities to our operating subsidiary, BioTE Holdings, LLC (“Holdings”), whereas these changes had previously been attributed to the Company due to an error related to the calculation of the fair value of our contingent earnout liability in each of the Affected Periods. We determined that attributing these changes in fair value to Holdings more appropriately reflects the economics of the net income allocation to equity interests in our condensed consolidated financial statements in accordance with Accounting Standards Codification 810, given our “Up-C” structure. As a result, we corrected the error and restated our financial statements for the quarters ended June 30, 2022 and September 30, 2022 to reflect a reduction in our basic and diluted income (loss) per common share, as a pro rata portion of gain (loss) from changes in fair value of the warrant and earnout liabilities attributed to noncontrolling interests of Holdings.

As a result, we incurred unanticipated costs for accounting and legal fees in connection with the restatements. The restatements may negatively impact the trading price of our securities and make it more difficult for us to raise capital on acceptable terms, or at all, which could have a material adverse effect on our business, results of operations and financial condition. See also “Controls and Procedures.”

Resales of shares of common stock could depress the market price of our common stock.

As of December 31, 2023, 74,661,449 shares (which includes 10,000,000 Earnout Voting Shares and 1,587,500 Sponsor Earnout Shares) of our common stock are outstanding, consisting of 35,842,383 shares of

Class A common stock and 38,819,066 shares of Class V voting stock. Following the Business Combination, shares held by HYAC’s public stockholders have been freely tradeable, and the shares held by the Sponsor and the Members, following their exercise of Exchange Rights, are freely tradeable as of the six-month anniversary of the Closing, subject to applicable securities laws. We have also registered all shares of Class A common stock that we may issue under the Incentive Plan or the ESPP. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of Class A common stock sold in the market. These sales of shares of Class A common stock, or the perception of these sales, may depress the market price of our Class A common stock.

If the benefits from the Business Combination do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits from the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. For example, from the Closing Date through March 11, 2024, our stock price fluctuated from a low of $2.00 to a high of $10.51. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for Biote’s stock and trading in the shares of our Class A common stock was not active. Accordingly, the valuation ascribed to Biote and our Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could adversely affect your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Biote or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Biote;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving Biote, including the Donovitz Litigation (as defined herein);

•	changes in Biote’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A common stock available for public sale;

•	our ability to maintain the listing of our securities on Nasdaq;

•	any major change of officers or directors;

•	sales of substantial amounts of Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Biote could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

We are an “emerging growth company” and a “smaller reporting company” and we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following our initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we are unable to maintain our listing on Nasdaq, it could become more difficult to sell our Class A common stock in the public market.

Our Class A common stock is listed on Nasdaq. To maintain our listing on this market, we must meet Nasdaq’s listing maintenance standards. On July 20, 2022, Nasdaq suspended trading of our Class A common stock for failure to meet certain initial listing requirements and indicated it intended to pursue delisting our Class A common stock once all applicable appeal and review periods expired. On August 25, 2022, Nasdaq approved our application to relist our Class A common stock and we began trading on August 29, 2022. If we are unable to continue to meet Nasdaq’s listing maintenance standards for any reason, our Class A common stock could be delisted from Nasdaq. If delisted, we may seek to list our securities on a different stock exchange or, if one or more broker-dealer market makers comply with applicable requirements, the over-the-counter (OTC) market. Listing on such other market or exchange could reduce the liquidity of our Class A common stock. If our Class A common stock were to trade in the OTC market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Class A common stock.

A delisting from The Nasdaq Global Market and failure to obtain listing on another market or exchange would subject our Class A common stock to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from Nasdaq and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our Class A common stock and the ability of purchasers of our Class A common stock to sell their securities in the secondary market.

On March 28, 2024, the closing price of our Class A common stock was $5.80 per share.

Future resales of Class A common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The lock-up restrictions agreed to in connection with the A&R IRA have expired, except with respect to the Member Earnout Units, which lock-up restrictions will expire on such later date the Member Earnout Units are earned in accordance with the Business Combination Agreement. As such, each Retained Holdings Unit and corresponding share of Class V voting stock held by the Members (other than the Member Earnout Units) may be redeemed at any time, upon the exercise of such Members’ Exchange Rights, in exchange for either one share of Class A common stock or, at the election of Biote in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), the Members would have owned approximately 58.8% of our Class A common stock, with one such member beneficially owning 30.0% of our Class A common stock as of December 31, 2023. Except with respect to the Member Earnout Units, the Members are no longer restricted from selling the shares of Class A common stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.

In addition, the Sponsor is no longer restricted from transferring, selling, assigning or otherwise disposing of its shares of Class A common stock (other than the Sponsor Earnout Shares, which may not be transferred, sold assigned or otherwise disposed of until the Sponsor Earnout Shares are earned).

Further we and each of our officers, directors and selling stockholders executed lock-up agreements in which they agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Class A common stock or any securities convertible into or exchangeable for shares of Class A common stock without the prior written consent of the underwriters for a period of 90 days after January 6, 2023, subject to customary exceptions. We do not, however, expect to receive lock-up agreements from any other stockholders, including the Company’s former owner, who beneficially held 29.9% of shares of our common stock outstanding as of March 11, 2024.

As such, sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our Class A common stock to decline or increase the volatility in the market price of our Class A common stock.

Risks Related to Ownership of Our Securities

Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and we have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A common stock unless you sell your shares of Class A common stock for a price greater than that which you paid for it.

We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer.

We require significant capital to continue to develop and grow our business, including with respect to the design, development, marketing, distribution and sale of the Biote Method and Biote-branded dietary supplements. We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be certain that additional financing will be available, which could limit our ability to grow and jeopardize our ability to continue our business operations. We fund our capital needs primarily from available working capital; however, the timing of available working capital and capital funding needs may not always coincide, and the levels of working capital may not fully cover capital funding requirements. From time to time, we may need to supplement our working capital from operations with proceeds from financing activities. For instance, on July 27, 2022, we entered into a standby equity purchase agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), whereby we have the right, but not the obligation, to sell to Yorkville up to 5,000,000 shares of our Class A common stock at our request, subject to terms and conditions specified in the SEPA. We expect to continue to opportunistically seek access to additional funds by utilizing the SEPA.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. The amount of dilution due to equity-based compensation of our employees and other additional issuances could be substantial. Additionally, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Further, there can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for any product candidates we may develop and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could impair our ability to achieve our growth strategy, could harm our financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that our current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Provisions in our Charter and Bylaws, as well as provisions under Delaware law, could make acquiring us more difficult, may limit attempts by stockholders to replace or remove our management, may limit stockholders’ ability to obtain a favorable judicial forum for disputes with the us or our directors, officers, or employees, and may limit the market price of our Class A common stock. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A common stock, including pursuant to the Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A common stock to decline.

As of March 11, 2024, 74,531,558 shares (which includes 10,000,000 Earnout Voting Shares and 1,587,000 Sponsor Earnout Shares) of our common stock are outstanding, consisting of 35,712,492 shares of Class A common stock and 38,819,066 shares of Class V voting stock. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), and after giving effect to the secondary offering of shares of Class A common stock by certain stockholders pursuant to the registration statement on Form S-1, declared effective by the SEC on January 4, 2023, the Members would have owned approximately 58.5% of our Class A common stock, with one such Member beneficially owning approximately 29.9% of our Class A common stock, as of March 11, 2024. The Members are not restricted from selling the shares of Class A common stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.

In addition, we have registered up to 21,947,987 shares of Class A common stock that we may issue under the Incentive Plan and the ESPP. We have registered 5,000,000 shares of Class A common stock for resale related to the SEPA with Yorkville, including 130,559 shares of Class A common stock issued and outstanding as of March 11, 2024 and 4,869,441 shares of Class A common stock that may be issued pursuant to the SEPA in the future. Once we issue these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of Class A common stock sold in the market.

The sale of shares of the Company’s Class A common stock, convertible securities or other securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell securities in the future at a time and at a price that it deems appropriate.

In addition, if the Company sells shares of its Class A common stock, convertible securities or other securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to the Company’s existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of the Company’s Class A common stock, including the Company’s Class A common stock issued in connection with the Business Combination.

Pursuant to the Incentive Plan, the Company is authorized to grant equity awards to its employees, directors and consultants. In addition, pursuant to the ESPP, the Company is authorized to sell shares to its employees. The Company initially reserved 15% of the shares of Class A common stock outstanding on a fully-diluted basis upon the Closing for future issuance under the Incentive Plan, plus 3,887,750 shares of Class A common stock necessary to satisfy payments to Phantom Equity Holders under the Phantom Equity Acknowledgments (such 3,887,750 shares of Class A common stock will not again become available for issuance under the Incentive Plan and will not be subject to the automatic annual increases described below). In addition, the Company initially reserved 1% of the shares of Class A common stock outstanding on a fully-diluted basis upon the Closing for future issuance under the ESPP. The Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, beginning on January 1, 2023. As a result of such annual increases, the Company’s stockholders may experience additional dilution, which could cause the price of the Company’s Class A common stock to fall.

In the future, the Company may also issue its securities in connection with investments or acquisitions. The number of shares of the Company’s Class A common stock issued in connection with an investment or acquisition could constitute a material portion of the Company’s then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Company’s stockholders.

We may be subject to periodic claims and litigation, including the Donovitz Litigation (as defined below), that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we may be involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes, copyright infringement, trademark challenges, and other intellectual property claims, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our practitioners and clinics and our brand image. The Company is currently involved in the Donovitz Litigation (See Item 3 Legal Proceedings). The outcome of the Donovitz Litigation, regardless of the merits, is inherently uncertain. At this point in time, the Company cannot predict the length of the Donovitz Litigation or the ultimate liability, if any, which may arise therefrom. In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities.

Risks Related to our Organizational Structure

Our only material asset is our ownership interest in Holdings, and accordingly we depend on distributions from Holdings to pay distributions, dividends on our Class A common stock, taxes and other expenses, and make any payments required to be made by us under the Tax Receivable Agreement (the “TRA”).

We are a holding company and have no material assets other than our ownership of the Holdings Units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay distributions, dividends on our Class A common stock, taxes and other expenses, and make any payments required to be made by us under the TRA will be dependent upon the financial results and cash flows of Holdings. The earnings from, or other available assets of, Holdings may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A common stock or satisfy our other financial obligations. There can be no assurance that Holdings will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If Holdings does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

Holdings will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income or loss will be allocated, for U.S. federal income tax purposes, to the holders of Holdings Units, including us. Accordingly, we will be required to pay U.S. federal income taxes on our allocable share of the net taxable income of Holdings. Under the terms of the Holdings A&R OA, Holdings is obligated to make tax distributions to holders of Holdings Units (including us) calculated at certain assumed rates. In addition to tax expenses, we also will incur expenses related to our operations, some of which expenses will be reimbursed by Holdings. We intend to cause Holdings to make ordinary distributions and tax distributions to the holders of Holdings Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses (to the extent not already payable or reimbursable by Holdings pursuant to the Holdings A&R OA), payments under the TRA and dividends, if any, declared by us. However, as discussed herein, Holdings’ ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of the Company and its subsidiaries (the “BioTE Companies”) and restrictions on distributions that would violate any applicable restrictions contained in Holdings’ debt agreements, or any applicable law, or that would have the effect of rendering Holdings insolvent. To the extent we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments under the TRA, which could be substantial.

Additionally, although Holdings generally will not be subject to any entity-level U.S. federal income tax, it may be liable under certain U.S. federal income tax legislation for any adjustments to its tax return, absent an election to the contrary. In the event Holdings’ calculations of taxable income are incorrect, Holdings and/or its Members, including us, in later years may be subject to material liabilities pursuant to this U.S. federal income tax legislation and its related guidance. We anticipate that the distributions we receive from Holdings may, in certain periods, exceed our actual liabilities and our obligations to make payments under the TRA. Our board of directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, paying dividends on our Class A common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our public stockholders. We may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Holdings

Units, to maintain one-for-one parity between Holdings Units held by us and shares of our Class A common stock.

Pursuant to the TRA, we will be required to pay to the Members 85% of the net income tax savings that we realize as a result of increases in tax basis of the BioTE Companies’ assets resulting from the Business Combination and the redemptions of the Retained Holdings Units in exchange for shares of Class A common stock (or cash) pursuant to the Holdings A&R OA and tax benefits related to the TRA, including tax benefits attributable to payments under the TRA, and those payments may be substantial.

In connection with the Business Combination, a historic Member was deemed for U.S. federal (and applicable state and local) income tax purposes to have sold Holdings Units to the Company for the Cash Consideration and rights under the TRA (the “Purchase”) and the Members may in the future have their Holdings Units (including the Earnout Units, if any, that have vested in accordance with the Business Combination Agreement), together with the cancelation of an equal number of shares of Class V voting stock, redeemed in exchange for shares of our Class A common stock (or cash) pursuant to the Holdings A&R OA, subject to certain conditions and transfer restrictions as set forth therein and in the A&R IRA. These sales and exchanges are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of the BioTE Companies. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions allocable to us and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred, although the U.S. Internal Revenue Service (the “IRS”) or any applicable foreign, state or local tax authority may challenge all or part of that tax basis increase, and a court could sustain such a challenge. We have entered into the TRA, which generally provides for the payment by us of 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Holdings Units in exchange for Class A common stock (or cash) pursuant to the Holdings A&R OA and tax benefits attributable to payments under the TRA. These payments are our obligation and are not an obligation of the BioTE Companies. The actual increase in our allocable share of tax basis in the BioTE Companies’ assets, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the TRA are outside of our control, we expect that the payments we will make under the TRA will be substantial and could have a material adverse effect on our financial condition. Any payments we make under the TRA generally will reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA, as further described below. Furthermore, our future obligation to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the TRA.

In certain cases, payments under the TRA may exceed the actual tax benefits we realize.

Payments under the TRA will be based on the tax reporting positions that we determine, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Members will not be required to reimburse us for any excess payments that may have been made previously under the TRA, for example, due to adjustments resulting from examinations by the IRS or other taxing authorities. Rather, excess payments made to Members will be applied against and reduce any future cash payments otherwise required to be made to such Members, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances we could make payments under the TRA in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

In certain cases, payments under the TRA may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the TRA.

The TRA provides that, in the event that (i) we exercise our early termination rights under the TRA, (ii) certain changes of control occur (as described in the TRA), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the TRA by the applicable final payment date, which non-payment continues for 30 days following such final payment date or (iv) we materially breach any of our material obligations under the TRA, which breach continues without cure for 30 days following receipt by us of written notice thereof (unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) our obligations under the TRA will accelerate and we will be required to make a lump-sum cash payment to the applicable parties to the TRA equal to the present value of all forecasted future payments that would have otherwise been made under the TRA, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The change of control payment to the Members could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring Holdings Units from the Members because the amounts of such payments would be calculated assuming that we would be able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination. Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the holders of Retained Holdings Units under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of holders of Retained Holdings Units to receive payments under the TRA. There may be a material negative effect on our liquidity if the payments under the TRA exceed the actual income or franchise tax savings that we realize in respect of the tax attributes subject to the TRA or if distributions to us by Holdings are not sufficient to permit us to make payments under the TRA after we have paid taxes and other expenses. Furthermore, our obligations to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the TRA. We may need to incur additional indebtedness to finance payments under the TRA to the extent our cash resources are insufficient to meet our obligations under the TRA as a result of timing discrepancies or otherwise which may have a material adverse effect on our financial condition.

We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Retained Holdings Units from Biote Members.

Pursuant to the TRA, we will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in the BioTE Companies’ assets as a result of (i) the deemed sale of Holdings Units in connection with the Business Combination and (ii) the redemption of Retained Holdings Units in exchange for shares of Class A common stock or cash pursuant to the Holdings A&R OA and (B) certain other related transactions with the Members. The amount of any such tax savings will be paid 85% to the applicable Members and retained 15% by us. Any such amounts payable will only be due once the relevant tax savings have been realized by us, unless our obligations under the TRA are accelerated. Our ability to realize, and benefit from, these tax savings depend on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient to fully utilize such tax benefits or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.

Risks Related to Taxes

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to platform businesses is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

We may face various indirect tax audits in various U.S. jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. For example, after the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have adopted, or started to enforce, laws that may require the calculation, collection and remittance of taxes on sales in their jurisdictions, even if we do not have a physical presence in such jurisdictions. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could harm our business, financial condition and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition will be harmed.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States, and our domestic tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.

Increases in our income tax rates, changes in tax laws or disagreements with tax authorities may adversely affect our business, financial condition or results of operations.

Increases in our income tax rates or other changes in tax laws in the United States or any jurisdiction in which we operate could reduce our after-tax income and adversely affect our business, financial condition or results of operations. Existing tax laws in the United States have been, and in the future could be, subject to significant change. For example, the Inflation Reduction Act of 2022 was recently enacted, which includes a one percent excise tax on share buybacks imposed on the corporation repurchasing such stock, effective for tax years beginning after 2022. Also, effective for tax years beginning after December 31, 2021, legislation commonly referred to as the Tax Cuts and Jobs Act eliminated the option to currently deduct research and development expenditures and requires taxpayers to capitalize and amortize U.S.-based and non-U.S.-based research and development expenditures over five and fifteen years, respectively. Although there has been proposed legislation that would defer the capitalization requirement to later years, we have no assurance that the provision will be repealed or otherwise modified. Future regulatory guidance from taxing authorities or other executive or Congressional actions in the United States or other jurisdictions may be forthcoming. These or other changes in the relevant tax regimes, including changes in how existing tax laws are interpreted or enforced, may adversely affect our business, financial condition or results of operations.

We also will be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will bear all incremental selling expenses relating to the sale of the securities, including reasonable fees and expenses of any legal counsel representing such Selling Securityholders, subject to the Investor Rights Agreement, and all underwriting commissions and discounts, brokerage fees, underwriting marketing costs. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this registration statement, including, but not limited to, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Class A Common Stock may be resold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

As of March 11, 2024, there were 36 holders of record of our Class A Common Stock and 9 holders of record of our Class V Voting Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The Class A Common Stock began trading on Nasdaq under the symbol “BTMD,” on May 27, 2022. In connection with the Closing, each of HYAC’s publicly traded units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

BUSINESS

Unless the context otherwise requires, all references in this section to “Biote” refer to Biote and its subsidiaries prior to the consummation of the Business Combination, or the Company from and after the Business Combination in the present tense. Biote’s business and the industry in which Biote operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this registration statement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by Biote.

Overview

We operate a high-growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their patient populations. The Biote Method is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the following components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available hormone replacement therapy (“HRT”) products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the 12 years ended December 31, 2023, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

By incorporating the Biote Method in their practices, we enable practitioners to participate in the large and growing hormone optimization space. Bioidentical hormone therapy, which is offered by Biote-certified practitioners, is one segment of the large HRT market. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Growth in this field is expected to be fueled by “aging” demographics and expanding consumer demand for medical information and treatment options to address hormonal imbalances.

Patient symptoms associated with menopause in women and andropause in men, such as hot flashes, night sweats, depressed mood, low libido, weight gain, and issues with concentration and focus, while negatively impacting quality of life, may also be associated with higher risks for chronic diseases attributable to declining hormone levels, including cardiovascular disease, osteoporosis and breast cancer. Approximately 20 million men over age 45 in the United States are affected by hypogonadism and only about 10 million (12%) of those affected undergo testosterone treatment. An average of 27 million women between the ages of 45 and 64, or 20% of the American workforce, experience menopause every year. Despite the prevalence of symptoms-84% of women report menopausal symptoms that interfere with their lives-only 58% have discussed menopause with a health provider, and only 28%, or approximately 13 million, undergo HRT (and of that 28%, only 31%, or approximately 4 million, undergo bioidentical HRT). By 2030, over 1.2 billion women, 14% of the global population, will be in menopause or post-menopause. Yet, despite the growing number of women experiencing menopause, they remain an underserved population.

One key driver of this unmet medical need is the lack of knowledge and experience of treating physicians. For many practitioners, the last time they received meaningful instruction on treating menopause and andropause was during medical school. Based on a 2018 article by Jennifer Wolff, entitled “What Doctors Don’t Know About Menopause,” among newer doctors surveyed in 2015, 80% of medical residents reported feeling “barely comfortable” discussing or treating menopause. While this knowledge gap applies to training, we believe it also applies to the understanding of treatment alternatives, access to new therapies, methods to drive efficiencies in a hormone optimization practice and finally, how to profitably treat this growing population.

To capitalize on this large and underserved market opportunity, we developed a highly differentiated practice-building platform to enable practitioners to treat the hormone imbalance symptoms experienced by their patients. The Biote Method has been designed specifically for practitioners who focus on treating perimenopause in women; post- menopause in women; and andropause/hypogonadism in men. It is constructed to bridge the existing gaps which exist in education and treatment options, while improving the efficiency of practitioners’ business operations and the hormone health of their aging patient base. Over the past 12 years, we have built our platform to provide highly differentiated education and training, practice support resources and inventory management tools that would be difficult for a practice to otherwise attain on their own.

We empower Biote-certified practitioners by requiring rigorous in-person training, testing and certification for all Biote-certified practitioners and office staff wishing to use the Biote Method in their practice. Our practitioner instructors are among the nation’s most experienced clinical experts in hormonal therapy, including multiple modalities of HRT such as creams, gels, patches, pills, injections and compounded bioidentical hormone pellets. We teach clinicians how to identify early indicators of hormone-related aging conditions, and we believe we are the top practitioner educators by virtue of our experience over 12 years, with approximately four million hormone optimization procedures performed by Biote-certified practitioners to date, including approximately 393,000 active patients. We offer training centrally and regionally to provide consistent and ongoing technical education. On an ongoing basis, we provide access to clinical and technical support for Biote-certified practitioners.

To offer a turnkey platform, we leverage the data Biote-certified practitioners collect using our BioTracker software for regulatory and record management to seamlessly assess a simple procedure-based revenue model that encompasses fees for the education, training, re-training, comprehensive administrative services and support and pass-through cost of pellets that practitioners may choose to provide as part of the Biote Method. We believe our revenue model represents an objective method to assess fees across the varying size and sophistication of our Biote-certified practitioners and clinics beginning with the first day of training and continuing throughout the treatment of each practitioner’s patient. Additionally, this revenue model provides our Biote-certified practitioners with consistency and predictability, notwithstanding the variability in services required to support their practices during any given period. Our revenue model also offers efficiency and transparency for inventory management, as each procedure is electronically recorded through our technology platform without requiring additional workflow.

The Biote Method’s proprietary clinical decision support (“CDS”) software assists physicians in establishing individualized dosing for patients. Our BioTracker software and business tools allow practitioners to efficiently manage the record management, product acquisition, inventory logistics and the business end of a robust hormone optimization practice. We provide Biote-partnered clinics access to FDA-registered outsourcing facilities that can supply a wide array of hormone optimization products for Biote-certified practitioner patients. We provide information to Biote-certified practitioners regarding how to integrate with our BioTracker software. Our BioTracker software allows Biote-certified practitioners to manage orders and maintain accurate inventory records to keep their regulatory and business systems up to date.

Beyond the breadth and depth of our commercial and operational platform, the Biote name has achieved strong brand recognition among practitioners and patients in the communities we serve, as illustrated by QY Research’s market research publication entitled “South & North America Hormone Replacement Therapy Market Insights and Forecast to 2026.” Practitioners undertaking the Biote Method can be confident that our exclusive training and practice building tools will prepare them to provide excellent and differentiated care to patients. This has led to high practitioner satisfaction and a retention rate of approximately 95% among Biote-certified practitioners. We are contracted with and provide comprehensive support to over 7,100 practitioners that have adopted the Biote Method in their practices. Leveraging our brand strength, we offer marketing assistance, including office signage and patient education materials, to every Biote-certified practitioner within our network.

We believe by virtue of their participation in our robust training and practice certification, Biote-certified practitioners are well informed on all aspects of hormone optimization. We believe our brand advantage with both practitioners and patients is a key element of our commercial growth strategy, and an asset that we intend to leverage to expand our business.

Complementing the Biote Method is our expanding line of private-labeled dietary supplements to address hormone, vitamin, and physiological deficiencies that regularly manifest in an aging population. This business segment appeals to practitioners’ patient demographic and enables patients the opportunity to receive practitioner-recommended Biote-branded dietary supplements to support healthy aging. By leveraging our existing Biote-certified practitioner base to sell and distribute our Biote-branded dietary supplements, we believe we have created an efficient and complementary business.

We also designed the Biote Method to permit beneficial practice economics for our Biote-partnered clinics. Our educational training and practice management platform helps enable Biote-partnered clinics to execute this all-cash model with minimal reimbursement risk. This contrasts to consistently decreasing reimbursement rates for most other treatments and therapies offered by physician offices.

We have a track record of consistently achieving accelerated and highly profitable growth. Our four-year procedure revenue compound annual growth rate (“CAGR”) from 2019-2023 was 11.8%. Our revenue was $185.4 million and $165.0 million for the years ended December 31, 2023 and 2022, respectively. Net loss was $2.8 million and net income was $1.3 million for the years ended December 31, 2023 and 2022, respectively.

Recent Developments

Chief Financial Officer Transition

On January 8, 2024, the Company appointed Robert C. Peterson as Chief Financial Officer (principal accounting and principal financial officer) of the Company. In connection with his appointment, the Company entered into an employment agreement with Mr. Peterson, dated as of January 8, 2024, which provides for Mr. Peterson’s at-will employment as the Chief Financial Officer for a term commencing on January 8, 2024 and continuing until terminated by either the Company or Mr. Peterson.

Samar Kamdar, the Company’s prior Chief Financial Officer, transitioned out of his role, effective immediately. On January 11, 2024, Mr. Kamdar entered into an executive transition agreement with the Company, which provided that Mr. Kamdar would remain employed by the Company through February 29, 2024, to assist with the transition and work on special projects.

The Clinical Need to Treat Hormone Imbalance

Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. According to a 2015 study entitled “Use of Compounded Hormone Therapy in the United States: Report of The North American Menopause Society Survey,” by Margery L.S. Gass, Cynthia A. Stuenkel, Wulf H. Utian, Andrea LaCroix, James H. Liu and Jan L. Shifren, it is estimated that as many as 200 million Americans are affected by hormonal imbalance and approximately 80% are untreated, according to a 2014 study entitled “Systematic Literature Review of the Epidemiology of Nongenetic Forms of Hypogonadism in Adult Males” by Victoria Zarotsky, et al. The corresponding treatment market for hormone replacement therapies is large and diverse, both in terms of the number of products, the number of suppliers, the type of administration and regulatory requirements for producing and distributing these products. Bioidentical optimization, which provides hormone supplementation that can be administered to patients just two or three times per year, is a highly differentiated segment of this market. Biote-certified practitioners perform about 84% of their hormone optimization procedures on female patients and approximately 16% of such procedures on male patients. As the U.S. population continues to age, we believe the number of patients seeking relief from the symptoms of hormone imbalance will continue to grow.

What We Offer

Biote Business Model/Solution

We have developed a comprehensive platform for Biote-certified practitioners to establish and operate a personalized hormone optimization program in their practices. Biote-certified practitioners seek to optimize imbalances in their patients’ hormone, vitamin, and mineral levels and may prescribe bioidentical hormone therapies and/or recommend dietary supplements to accomplish this end.

We believe our competitive advantage lies in the breadth and completeness of our offering, which supports practices in pursuing excellence in all facets of patient care. We provide partnered clinics with up-to-date scientific education delivered by highly experienced practitioner instructors. Our training content is based on a scientifically rigorous approach and is continually updated. We further provide Biote-certified practitioners with the clinical mentorship, practice support resources, inventory management tools and marketing capability necessary to operate an efficient hormone optimization practice. Biote-certified practitioners can access FDA-registered outsourcing facilities that can supply hormone optimization therapies should practitioners determine such treatment is appropriate for their patients. Further, our practice management software allows Biote-certified practitioners to efficiently order, track and manage hormone optimization product inventory, and meet other administrative requirements. Our BioTracker software is integrated with the outsourcing facilities’ own software to facilitate ordering and inventory control.

Biote-certified practitioners who are trained in the Biote Method may prescribe bioidentical compounded hormone pellets prepared by independent third-party compounding pharmacies, known as outsourcing facilities, which are governed by Section 503B of the FDCA. Section 503B includes requirements regarding registration and reporting, use of bulk drug substances in compounding, a prohibition on compounding copies of FDA-approved drugs and wholesaling, and certain requirements for labeling, among others. Entities registering as outsourcing facilities are subject to current good manufacturing practices (“cGMP”) requirements and regular FDA inspections, among other requirements.

Drugs compounded by outsourcing facilities in compliance with Section 503B are exempt from the new drug approval requirements of the FDCA and certain labeling requirements of the FDCA. This means that FDA does not review or verify the safety or effectiveness of compounded products distributed or dispensed by outsourcing facilities; rather Section 503B of the FDCA establishes standards for manufacturing processes and controls applicable to outsourcing facilities as a means to ensure drug quality. Section 503B outsourcing facilities are subject to FDA inspection and are inspected by FDA on a risk-based schedule.

Biote contracts with operators of certain FDA-registered 503B outsourcing facilities, namely AnazaoHealth Corporation, or AnazaoHealth, Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s, and F.H. Investments, Inc. d/b/a Asteria Health. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities for the compounded testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. It is Biote’s understanding that these 503B outsourcing facilities make these compounded drugs from bulk substances that comport with FDA’s final guidance on its interim policy on bulk substances. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. While Biote generates revenue by charging the Biote-partnered clinics procedure-based fees associated with the Biote-provided end-to-end platform for running an efficient practice that includes tracking compounded products ordered from 503B outsourcing facilities, as well as other services, Biote does not receive compensation for the sale of bioidentical pellets from these 503B outsourcing facilities to Biote-certified practitioners. For more information about compounding facilities, please see the section entitled “Regulation of Compounded Drug Products.”

Our Biote-branded dietary supplements are a natural extension of our practice-building business and represent approximately 21% of our annual revenues. We sell dietary supplements that may support hormone, vitamin and physiological balances in an aging population. Our Biote-branded dietary supplements provide

Biote-certified practitioners with an opportunity to further balance other important aspects of a patient’s profile and simultaneously increase practice revenue. Biote-partnered clinics directly purchase Biote-branded dietary supplements from us, and our third-party logistics (“3PL”) suppliers fill and ship directly to the ordering practice. The Biote-partnered clinic then sets their own pricing in compliance with our applicable policies and sells Biote-branded dietary supplements directly to patients. We have leveraged our existing commercial infrastructure and relationships with Biote-certified practitioners to build our Biote-branded dietary supplement business. As a result, as of December 31, 2023, approximately 89% of Biote-branded dietary supplements were sold through Biote-certified practitioners. Approximately 77% of our partnered clinics offer Biote-branded dietary supplements, for an average supplement volume per practice of approximately $11,800 as of 2023.

Hormone Therapy

The Biote Method is purpose built to enable Biote-certified practitioners to treat hormone imbalance using bioidentical estrogen and testosterone products as necessary. The term bioidentical refers to hormone formulations that match the hormones of the human body. Estradiol (the most active estrogen), progesterone and testosterone can be produced as bioidentical formulations.

Estradiol is FDA approved and commercially available under several different brand names. Examples include Vivelle Dot (patch), Estrogel, Elestrin, Evamist, Vagifem, Estring and FemRing.

Testosterone can be formulated for use by both women and men. However, FDA-approved testosterone products exist exclusively for males. Testopel is an example.

Progesterone is FDA approved, and available commercially as a capsule of micronized progesterone in peanut (or olive) oil. Progesterone is also available in patch and cream formulations. Prometrium is an example.

Hormones that are not bioidentical are commonly known as synthetic hormone formulations. Examples of synthetic hormones include conjugated equine estrogens, oral contraceptive pills, medroxyprogesterone (Provera) and methyltestosterone.

The Biote Method is focused on promoting the use of bioidentical hormones to provide optimized clinical results using bioidentical estrogen, progesterone and testosterone rather than synthetic, chemically-modified versions of the hormone. The Biote Method encourages practitioners to begin each patient treatment with comprehensive lab testing, which includes checking testosterone, thyroid and vitamin levels. Patients complete symptom questionnaires to enable practitioners to appropriately gauge symptom scores. These questionnaires and lab results are evaluated by the practitioner, along with patient data such as age, weight, medical history and desired outcomes. The Biote software then can assist Biote-certified practitioners in developing patient-specific treatment options.

Biote-certified practitioners utilize a wide variety of hormone therapies. In addition to bioidentical hormone pellets, practitioners may also choose to administer hormone therapy to their patients via topical methods (creams, gels, patches), oral methods (sublingual tablets, pills) or injections, depending on the practitioners’ medical assessment of their patients’ clinical needs. Creams, lotions and patches are prescribed on a per patient basis and obtained from pharmacies. If the physician chooses to utilize pellets, they generally administer the pellets that they obtain from 503B outsourcing facilities through “in office” procedures.

In a 2014 study published in the Journal of Sexual Medicine, pellet therapy was chosen by 17% of 382 male patients when presented with the choice of the following methods of hormone therapy: gels, injections and implantable subcutaneous pellets. Further, according to a 2013 study published in the same journal, of 113 men who underwent subcutaneous testosterone pellet therapy, 52.2% had switched to pellet therapy from topical gel therapy and 35.4% had switched from injection therapy.

The Biote Difference

Biote training and certification program-For many practitioners, medical school was the last time they received instruction in menopause, andropause and hormone deficiency. In fact, according to a 2018 article, in a survey of more than 1,000 medical professionals, only 57% reported being “up-to-date” on information regarding HRT for menopause symptoms. Effectively managing hormone levels is an involved, complex and highly data-intensive process. We believe that contemporary medical training is a critical element of our platform and seek to bridge any gap in a practitioner’s experience and clinical education. To become a Biote-certified practitioner, we carefully vet healthcare providers to ensure they possess the necessary commitment, patient population and office staff needed to build a successful hormone optimization practice.

Prospective practitioners and their staff attend a two-day Biote Method training program. The training includes didactic lectures designed to educate practitioners on the latest science of HRT. The training program also includes in-clinic training during which practitioners gain experience performing hormone replacement procedures in a supervised setting. We also understand the importance of staff interaction in any patient experience and require each prospective Biote-partnered clinic’s office staff to attend training regarding the best practices for maintaining a hormone therapy practice. We believe that this comprehensive training program, as well as continuing education and mentoring, is critical to the successful establishment of new Biote-certified practitioners.

In addition to completing training, Biote-certified practitioners must:

•	Be in good standing with their respective state professional licensing board;

•	Successfully pass a post-training certification exam / requirements;

•	Utilize our BioTracker platform to comply with the U.S. Drug Enforcement Administration’s (the “DEA”) inventory control regulations for all scheduled drugs; and

•	Use our proprietary technology, including training materials, therapy instruction and training videos to facilitate optimal therapy and patient outcomes.

Biote training facilities & faculty-We operate one national and four regional training facilities for Biote-certified practitioners, healthcare providers and medical staff. The 10-person practitioner clinical faculty and 15 medical advisors provide on-site and virtual educational programs, seminars, training, refresher courses in hormone optimization, vitamin and Biote-branded dietary supplement guidance, and other topics. As of December 31, 2023, over 7,100 providers in more than 4,100 clinics nationwide have successfully completed our rigorous curriculum and clinical training program. Upon completion, each Biote-certified practitioner is teamed with an experienced Biote-certified practitioner who is committed to providing mentorship and guidance, including with respect to regulatory compliance, education and new research updates.

Biote BioTracker system-We require Biote-partnered clinics to keep patient and inventory records, which was accomplished historically with manually-completed paper copies. To help our practitioners automate this process, we offer as part of our platform the BioTracker system, which provides inventory management services to enable Biote-partnered clinics to comply with federal (DEA) and applicable state regulations for the hormones that Biote-certified practitioners may order from 503B outsourcing facilities. Our BioTracker software is integrated with the outsourcing facilities’ software to facilitate ordering and inventory control. As each Biote-partnered clinic stores and dispenses these hormones, this software performs the critical function of monitoring and tracking the necessary detail regarding the administration of controlled substances. BioTracker also provides robust data analytics which allows the practitioner to effectively manage their processes and internal records. We also leverage this data to electronically transmit to us the number of hormone optimization pellet insertion procedures performed, affording us the most direct way to seamlessly assess a fair, transparent and consistent fee for our Biote Method, including the education, training, re-training and comprehensive services and support.

Biote Clinical Decision Support software-The CDS is part of our offerings available to Biote-certified practitioners. The CDS programs assist practitioners in identifying potential patient-specific treatment options and provide these practitioners with access to publications and guidelines that serve as independently verifiable bases for treatment recommendations. The practitioner enters a patient’s clinical markers into the program, and an algorithm based on the published literature with clinical data and clinical guidelines suggests potential individualized treatment option for the practitioner’s evaluation and consideration. While Biote-certified practitioners may consider the treatment options identified by the CDS, responsibility for treatment decisions remains solely with the practitioners in the exercise of their independent medical judgment.

Biote-branded Dietary Supplements-Our expanding Biote-branded dietary supplements business sells dietary supplements that may support hormone, vitamin and physiological balances in an aging population. We introduced our line of Biote-branded dietary supplements in 2013 with two specific dietary supplement products, DIM SGS+ and ADK 5. The line has since grown to include 23 dietary supplements, priced between $15.00 and $99.00. We offer wholesale sales directly to over 2900 Biote-certified practitioners through our own eCommerce site, efficiently leveraging the core Biote provider platform. Practitioners then re-sell to their patients through online stores or in-clinic. As of December 31, 2023, 89% of Biote-partnered clinics also offer our Biote-branded dietary supplement products. Biote-branded dietary supplement sales accounted for approximately 21% of our revenue in 2023.

In 2021, we launched a direct-to-patient eCommerce platform whereby practitioners can invite their patients to buy Biote-branded dietary supplement products online via their own online store. Enhancements to the direct-to-patient platform included a subscription service that launched in early 2022 for added convenience to patients, and to help drive reoccurring revenue for both us and Biote-partnered clinics. Our team plans to continue researching new formulations, product expansion opportunities and architecting an innovation pipeline that will offer solutions and revenue expansion for our practitioners and for Biote.

We believe that as awareness of our Biote brand name associated with our supplements continues to increase, so too will the incidence of our Biote-branded dietary supplements being sold in online stores. In the broader global dietary supplement market, by 2025, it is estimated that approximately 26% of sales will be generated through online markets, mirroring trends across global retail trade. We are preparing for this shift with the introduction of an online direct-to-patient store in conjunction with expanding our digital marketing outreach.

Our Competitive Strengths

We believe we are a leader in the practice-building market focused on the hormone optimization space as evidenced by our size as compared to competitors. We have designed the Biote Method to offer practitioners an end-to-end platform to enable them to successfully establish and grow a profitable hormone therapy practice.

Proprietary end-to-end hormone optimization platform-The Biote Method provides a comprehensive solution that quickly enables new clinics to effectively start and run an efficient bioidentical HRT practice. Our two-day mandatory, practitioner-paid training program educates the practitioner on clinical and back-office aspects of treating patients. Biote’s CDS identifies treatment options while customized practice management and data software enable efficient workflow and inventory and vendor management. By virtue of the breadth and quality of the systems and services provided by the Biote Method, we believe our platform is differentiated within our industry and represents a competitive advantage.

Accretive practice economics-Our relationship with Biote-certified practitioners delivers positive practice economics. As of July 2021, Biote-partnered clinics generated average profits of approximately $100,000 per year from the hormone optimization space. In an environment of expanding patient needs due to an aging population and declining reimbursement for patient care related costs, extending quality of care while providing a profitable revenue stream are compelling contributors to practitioners joining the Biote network.

Size compared to competition and brand awareness among practitioners-With more than 4,100 clinics, 7,100 Biote-certified practitioners and four million procedures performed to date, and over 393,000 active patients, we believe we are approximately 5 times larger than our nearest competitor. We believe that our patient education materials reinforce the commitment by our Biote-certified practitioners to be medically and technically well-prepared to effectively address patients’ symptoms by providing individualized treatment to help patients “achieve their best self”. We believe that Biote-certified practitioners identify with the Biote brand because we provide a reliable education and business platform and enable them to build a profitable practice area.

Complementary product lines augment growth-In addition to our practice building business, our growth opportunities are also driven by our Biote-branded dietary supplement products. These Biote-branded dietary supplements support consumer health with differentiated formulations. Biote-branded dietary supplements are contract manufactured to approved specifications by a select group of experienced supplement manufacturers. These supplements are primarily sold by Biote-certified practitioners as well as on a direct-to-consumer basis, extending their consumer appeal beyond the HRT patient base.

Proven leadership team with expansive industry experience-We have a highly experienced leadership team comprised of senior corporate leaders from within global healthcare and consumer markets. Our team has demonstrated skill in scaling our business model to-date. We believe we possess the skills and knowledge to complete our national expansion and capitalize on the growing category awareness.

Practitioner Growth, Sales, Brand and Marketing

Clinic and Practitioner Growth

As of December 31, 2023, we contract with over 7,100 Biote-certified practitioners in approximately 4,100 partnered clinics, and many Biote-certified practitioners are also patients. In 2023, we contracted with 898 new partnered clinics, bringing the total number of partnered clinics to 4,100. The 898 new partnered clinics account for 43% of our 2023 revenue growth. Since we started in 2012, our commercial footprint has expanded to 10 core states, which, as of December 31, 2023, generated approximately 60% of our revenue:

Alabama Arkansas Colorado Florida Georgia	Louisiana Mississippi New Mexico Oklahoma Texas

We employ targeted methodologies that consider practice demographics and practitioner prescribing history to identify the best potential practitioners within each area of medical specialty and geography. We also utilize these analytics in determining optimal geographies for new sales territories. Although there are approximately 1.2 million total providers in the United States, we target practitioners who are already prescribing alternative HRT patient care-related and having conversations with patients about hormone-related symptoms that impact patient health and wellbeing. This target set includes practitioners in OB/GYN, family and general practice, urology, and internal medicine. In our experience, patients most often seek out practitioners within these distinct specialties when experiencing menopause or andropause symptoms. In 2019, there were approximately 260,000 practitioners in the United States within our targeted specialties: family and general practice (~108,000); obstetricians and gynecologists (~39,000); internal medicine (~104,000); and urologists (~9,000). These are the specialties that patients typically contact when experiencing the symptoms associated with menopause and andropause. As a result, these practitioners are actively searching for a therapeutic solution to the health challenges faced by their existing patients. Of this group, we currently target the top three deciles from the relevant specialties, which represents approximately 78,000 practitioners. Practitioners in these four specialties have appropriate patient demographics and have proven they can be developed into capable hormone optimization practices. Our own business experience confirms that more than half of our revenue in 2023 was generated from two provider specialties: family and general practice and OB/GYN. Currently, approximately

60% of our customer base is comprised of OB/GYN, family and general practice, urology and internal medicine practices. We believe this target mix accurately reflects our potential by specialty. As such, our practitioner-focused marketing efforts are directed accordingly.

We believe medical practitioners choose our company for three primary reasons: 1) our intensive, onsite and virtual education and training, and ongoing mentorship, is unique and highly valued; 2) our proprietary, end-to-end business platform enables efficient practice start-up and management; and 3) through the Biote cash pay model, the average Biote-partnered clinic generates meaningful incremental, comparatively high margin profit to their legacy profitability. Our all-cash, minimal reimbursement model is cost-effective for patients across income levels while delivering strong profits to our partnered clinics. As of 2019, 50% of Biote-certified practitioners’ patients had an annual household income of less than $100,000. We believe this demonstrates the affordability of the procedures and their accessibility to patients of varying income levels, and the scale of the addressable consumer market.

We derive the majority of our revenue through service fees that encompass the comprehensive platform and wraparound support we provide our Biote-partnered clinics. These service fees are realized when Biote-certified practitioners perform HRT procedures utilizing pellets dispensed in office. During the year ended December 31, 2023, these service fees generated approximately 76% of our revenue.

This procedure-based revenue model provides our Biote-certified practitioners with consistency and predictability and is not dependent on the volume of bioidentical hormone pellets ordered by practitioners or the number of patients that may visit a clinic. Although there is a correlation between our revenue model and the hormone optimization procedure involving the use of bioidentical hormone pellets, the fees that we charge our Biote-partnered clinics are designed to cover the wide array of education, training, re-training, comprehensive administrative services and support and pass-through cost of pellets that practitioners may prescribe as part of the Biote Method.

Sales

Our company began in Texas in 2012 and, since that time, has expanded into the geographically adjacent states. As of December 31, 2023, we had a 112-person sales force, structured to attract new Biote-certified practitioners while simultaneously supporting the productivity within existing partnered clinics. As of December 31, 2023, the regional sales team consisted of 95 liaisons and practice development managers (“PDMs”) and are led locally by a regional manager. Liaisons are charged with identifying non-Biote-certified practitioners and educating them on value in attending the comprehensive two-day training program to become a Biote-certified practitioner. The role of the PDM is to act as a resource and facilitate the practice management of the Biote Method in both new and existing partnered clinics.

Throughout the initial years of our rapid growth, high practitioner and patient satisfaction made referrals from satisfied practitioners and patients one of our most important marketing tools. Many patients of Biote-certified practitioners or Biote-partnered clinics share their experiences with friends, family, and other practitioners. Biote-certified practitioners often report the positive clinical results and powerful patient descriptions of their hormone optimization experience.

Brand

The Biote brand has been cultivated over 12 years to reinforce a “science-based, patient focused” approach to our practice building model. We believe that the quality of our platform, our size and scale differential, combined with strong brand placement throughout point-of-care delivery has enabled us to establish Biote as a highly recognized brand in the hormone optimization space. By the end of 2023, more than four million patient procedures had been performed by Biote-certified practitioners. We believe the patient experiences generated through the Biote Method are both strong and unique in our competitive environment.

For practitioners, we believe that those who choose to engage with Biote understand that we offer them a practice-building platform that is highly refined and delivers the critical elements necessary to build a successful hormone optimization practice. Each facet of the Biote Method’s end-to-end platform reinforces our commitment to developing practitioner excellence. Biote-certified practitioners thus understand the value of operating their practice under the Biote brand and are loyal.

For patients visiting a Biote-certified practitioner, our brand represents an opportunity for them to be the “best version of themselves.” Patients can be confident that their Biote-certified practitioner will have a keen, informed focus on their unique symptoms and provide top notch medical care accordingly. Patients see the Biote logo and imagery at every step along the way, from the practitioner’s website to the decal on the door.

We believe that the acceptance and strength of the Biote brand has enabled us to successfully launch and build our companion Biote-branded dietary supplement line. Practitioners frequently prescribe supplements as adjunct to hormone therapy. As of December 31, 2023, approximately 77% of Biote-partnered clinics also sell Biote-branded dietary supplement products. As patients trust the recommendations of their practitioner, our Biote-branded dietary supplements are likewise trusted and purchased. As a company, we benefit from this continued brand leverage.

Marketing

Clinic / Practitioner Marketing

Our primary objective in marketing to healthcare providers is to inform them of the value in becoming a Biote-certified practitioner. We accomplish this through referrals from existing Biote-certified practitioners to their healthcare provider relationships, a dedicated sales force, and through digital and traditional marketing channels. We target specific healthcare providers based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint and targeted new geographic markets.

Lead generation through sales force efforts remains our highest priority channel. To that end, we plan to meaningfully expand the number of sales representatives calling on practitioners within targeted specialties in both current and new geographies. From a central marketing perspective, we have carefully built comprehensive omnichannel expertise and leverage evidence-based content to drive differentiated Biote branding. All tactical execution of marketing and promotion is handled internally. We have invested significantly in building our digital marketing capabilities, we are utilizing this extensive capability to generate practitioner leads and have established media capabilities across all digital channels. We believe the scale and breadth of our marketing capabilities to be a competitive advantage that could be difficult to duplicate.

Consumer Marketing

Consumer outreach is a growing portion of our marketing. We believe that the Biote brand is highly differentiated and leverageable across key consumer channels. We direct consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website. Through our growing digital outreach capabilities, we connect with consumers seeking general information to Biote-certified practitioners for more information. This not only builds incremental patient starts, but also extends strong practitioner loyalty to our company.

Our Corporate Growth Strategy

U.S. Geographic Expansion

Since our initial founding in Texas, we have demonstrated a strong ability to scale. During the year ended December 31, 2023, we conducted approximately 60% of our business in Texas, Oklahoma, New Mexico, Colorado, Arkansas, Louisiana, Mississippi, Alabama, Georgia and Florida. Informed by both data and our past success, we are confident in our ability to further expand our U.S. geographic footprint. In 2024, we plan to expand our field sales and support staff to add liaisons in critical locations, add new geographies and expand our training capacity to meet the increased rate of new Biote-partnered clinics. In order to efficiently identify new growth opportunities, we use demographic and practitioner-level data such as identifying prescription patterns and prescription purchasing data to assist in understanding the needs of new practices.

International Scale-up

The market for private-label dietary supplement products, and the training and support requirements for practitioners outside of the United States is well-established and growing. According to the Mater Data Forecast’s “Global Hormone Replacement Therapy Market Size, Share, Trends, COVID-19 Impact & Growth Analysis Report-Segmented By Type, Route of Administration & Region-Industry Forecast (2022 to 2027),” as of April 2021, 57% of the current global market for hormone products exists outside of North America. We believe there is opportunity to grow our practice building platform in a core group of Latin American countries, in Europe and potentially in Asia, which some market analysts project to be the fastest growing market globally. However, we recognize the challenges and potential risk associated with simultaneously expanding in multiple geographies and believe that international expansion may require a different access model, such as a license model, which may require the utilization of one or more local distributors with established practitioner relationships. We evaluate potential international expansion opportunities on a market-by-market basis with the intention of determining the most appropriate go-to-market strategy and growing our business.

As such, our U.S. growth strategy is the most strategically and financially vital. Ensuring that the U.S. plan is on-track and moving toward success will be our primary focus prior to launching international expansion.

Our current presence outside of the continental United States is in Puerto Rico, Mexico, and the Dominican Republic where we enjoy a fast growing but still nascent business.

Clinical Research Support

The clinical research program supports our education programs through systematic literature reviews and analysis of patient therapy effects in clinical practice. By leveraging existing literature and existing data, we will strengthen our educational programs.

In 2021, we published a nine-year retrospective breast cancer study in the European Journal of Breast Health. This study demonstrated testosterone is breast protective. Testosterone and/or testosterone/estradiol delivered subcutaneously significantly reduced the incidence of breast cancer. Additionally, in 2021, we published a safety review of seven years of adverse events data regarding the use of subcutaneous hormone therapy. This study showed an overall complication rate of less than 1%.

In 2022, we made significant strides in understanding hormone replacement therapy for women, specifically testosterone therapy, as highlighted in a comprehensive literature review published in the Journal of Personalized Medicine titled “A Personal Perspective on Testosterone Therapy in Women-What We Know in 2022.” This review clarified the lack of scientific evidence for the safety concerns surrounding testosterone therapy in women, paving the way for further research and potential FDA-approved therapies.

Moreover, a supportive commentary titled “Testosterone Therapy in Women: A Clinical Challenge” published in Obstetrics and Gynecology in 2022 reinforced the benefits of subcutaneously administered testosterone in appropriately selected women to treat menopausal symptoms. This commentary emphasized the need to overcome the negative narratives and focus on the potential positive impact of testosterone therapy for women’s health.

This and other peer-reviewed medical literature has the strongest influence on defining the proper suggestions for clinical practice when focused on the data from controlled clinical trials.

In parallel, we are engaging with clinical practices to define how to access, analyze and publish their clinical findings. Over the past decade, the FDA and academic communities have targeted real-world evidence as critical to understanding the effects of therapy and process in clinical practice, a trend that we can utilize to teach Biote-certified practitioners about optimal use of hormone therapies.

New Product Development

We are committed to advancing healthcare through product improvement. We constantly evaluate the potential for advanced education and tools to support the hormone optimization market.

Our Biote-branded dietary supplement business has grown at a 21.1% CAGR between 2019 and 2023. In addition to generating continued growth through new patients added via our geographic expansion and through direct-to-consumer channels, we believe there is an important growth opportunity to expand the size of our Biote-branded dietary supplement portfolio through new product launches and increased education of Biote-certified practitioners on these products.

Strategic Acquisitions and Product Offerings

We have historically reinvested our revenue to fund our geographic expansion. Over the next three years, we plan to accelerate that expansion to grow our practice-building business in the hormone optimization market.

We also believe that by becoming a public company, the resources and access to public markets will provide us with the financial leverage to become strategically acquisitive. We currently evaluate selective business development opportunities as they present themselves, while simultaneously strategizing on moves that we believe could benefit our model and our stockholders.

Employees

As of December 31, 2023, we had 194 employees, across 11 departments. This includes seven employees on the executive team, 128 in sales and marketing, and nine in finance and operations. We believe our employee relations are good. None of our employees work under any collective bargaining agreements. All of our employment and consulting agreements include employees’ and consultants’ covenants with respect to confidentiality, noncompetition, nonsolicitation and assignment to us of intellectual property rights developed in the course of their employment with us. However, there can be no assurance that these agreements will be enforceable or that they will provide us with adequate protection.

We are committed to creating, nurturing and sustaining an inclusive culture where differences drive innovative solutions to meet the needs of our practitioners and partnered clinics, their patients, and our employees. We believe that having varied perspectives helps generate better ideas to solve the complex healthcare problems of a changing and increasingly diverse-world. A diverse, equitable and inclusive workforce is a critical focus of the Company.

Organizationally, we are progressing our diversity recruiting and advancement goals by:

•	Targeting diverse job boards that market to diverse candidate pools

•	Targeting networking/user groups that are diverse in nature

•	Developing an employer brand that conveys our diversity, equality and inclusion commitment and initiatives

•	Creating and continually improving company policies that appeal to diverse candidates

•	Offering future talent acquisition recruiters the opportunity to attend and complete a thorough diversity certification course

•	Nurturing a respectful and encouraging workplace

•	Providing professional development assessments and opportunities to support skill and career growth

These initiatives represent the next steps in our diversity, equity and inclusion commitments. With time and consistent focus, we are building a truly inclusive and equitable workplace.

Supply Chain for Dietary Supplements and Pellet Insertion Kits

Our supply chain management enables precise planning of near-term and long-term business growth because we have full visibility into the production and distribution of resources that influence capacity planning. We sell 23 custom-branded dietary supplements, manufactured to exacting specifications by 11 U.S.-based suppliers. Currently, no one supplier manufactures more than seven products within our portfolio. We have chosen and continually evaluate our dietary supplement suppliers based on multiple factors including: 1) reputation and experience in the dietary supplement space; 2) expertise they bring to a specific product category; 3) ability to consistently execute all aspects of the manufacturing and packaging process to Biote quality standards; 4) on-time order fulfillment; and 5) cost.

We strive for supplier consistency within our supply chain. However, we do not hesitate to change or add new suppliers when there is potential to either improve our dietary supplement product offerings or gain operational leverage through better cost position and/or supplier service levels. We aim to maintain rigid quality control standards, ensuring the products and services of every dietary supplement and ingredient supplier and vendor meet or exceed our expectations. While all dietary supplement products are currently single source manufactured, we have identified potential back-up suppliers for contingency situations, should they arise. While no single dietary supplement product is sufficiently large enough to justify dual source of supply, we regularly evaluate this decision from a risk management perspective and will add second source dietary supplement suppliers when appropriate.

Our Biote-branded dietary supplement inventory and shipping are executed by a 3PL partner. Our current structure is with B2B as our 3PL ships Biote-branded dietary supplements directly to Biote-certified practitioners, who in turn, sell directly to patients. As our business scales, we envision that our dietary supplement distribution mix will also evolve. We expect to add more Biote-certified practitioners and that a growing percentage of our dietary supplement sales will be direct-to-consumer. We anticipate this will result in fulfillment shifting to a much greater volume of more frequent, smaller orders-directly to patients. While these shifts will occur over time, we are currently planning for the necessary changes to our 3PL structure, including adding one or more shipping locations, to successfully manage this expansion.

We also offer for sale to practitioners two sterile pellet insertion kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including disposable supplies (gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by a third-party with whom we have an agreement. Sales of these products are modest as most clinics currently choose to assemble these parts in-house.

Administering hormone therapy via subcutaneous placement of hormone pellets is a procedure performed by health care providers in the office. Once the patient’s individualized dose is established, a local anesthetic is applied to the upper buttock or flank. A small incision (about 3-4mm in length) is made and the pellets (about the size of a grain of rice) are inserted into the subcutaneous fat using a-trocar insertion device. Upon placement of the pellets and removal of the trocar insertion device, wound closure tape is placed over the incision. A protective dressing is then placed over the wound closure tape. Experienced practitioners typically complete the pellet insertion process in four to seven minutes, depending on the number of pellets inserted.

Biote-certified practitioners utilize a wide variety of hormone therapies. In addition to bioidentical hormone pellets, practitioners may also choose to administer hormone therapy to their patients via topical methods (creams, gels, patches), oral methods (sublingual tablets, pills), or injections depending on the practitioners’ medical assessment of their patients’ clinical needs.

We manage and monitor our supply chain, in part, via a Sales and Operations Planning Process (“S&OP”). This has a goal of continually iterating a capital-efficient supply chain that underpins practitioners’ confidence in providing care for their patients. This process collects inputs from the following as part of our direct responsibility for planning and sourcing:

•	Feedback from dietary supplement suppliers we talk to regularly regarding inventory availability and fulfillment performance

•	Sales and finance teams that monitor sales volumes, and develop product pricing structures

•	Marketing teams that monitor sales and inventory metrics, developing promotional events to optimize revenue and inventory investment

•	New dietary supplement product development teams that create new offerings to bring to market, based on industry trends and customer needs

These and other inputs are reconciled monthly as part of the S&OP process to ensure that expected market demand, product forecasts, orders and dietary supplement production delivery are tightly aligned across all involved functions, including sales, marketing, finance and operations. This process helps ensure that product inventories are managed to appropriate levels, simultaneously enabling targeted customer service levels and optimized inventory costs.

Our Biote-branded dietary supplement supply chain has remained highly stable over the past two years. As a preventative measure due to global supply chain disruptions, we increased our safety stock (minimum required inventory on hand) from three weeks to four weeks. For the foreseeable future, we will continue to monitor the marketplace and assess potential dietary supplement supply chain changes and alter our strategy accordingly.

Intellectual Property

We develop and continue to refine our CDS and proprietary formulations for our Biote-branded dietary supplements. We believe the completeness of our offerings represents a sustainable competitive advantage and is but one contributing factor to our high rate of practice retention. While their existence is not a trade secret, their details, as well as the investment and practice experience required by a competitor to reproduce them represents a barrier of entry in that respect.

Patents

As of December 31, 2023, we owned three issued U.S. design patents related to trocars. The first filed of these three patents, D773,664, is subject to a 14-year term and will expire on December 6, 2030. The remaining two patents, D791,322 and D800,307, are subject to a 15-year term and will expire on July 4, 2032, and October 17, 2032, respectively. We pursued these patents to protect the unique design qualities of the trocars recommended for use in our education and training. However, we are no longer using our design patents as specifications for trocar manufacturing, opting instead to purchase and market trocar convenience kits that include commercially available and sourced disposable trocars.

Trademarks

As of December 31, 2023, our trademark portfolio comprises 25 trademark registrations or active trademark applications worldwide. Such portfolio includes 10 U.S. trademark registrations, 14 non-U.S. trademark registrations and one pending U.S. trademark applications.

Trade Secrets

In addition to our reliance on trademark protection for our brand and tradename, we also rely on trade secrets, know-how, confidentiality agreements and continuing technological innovation to develop and maintain our competitive position. New employee hires, as well as vendors and consultants, are required to sign contractual agreements to protect our confidential information from disclosure. We take various physical security and cybersecurity measures, including having policies in place to prevent data breaches to help prevent our confidential information from being transferred to unsecured systems.

Competition

Although we have competitors, we believe that no current competitor has the strength and size of our practice-building business within the hormone optimization space. We believe our company is significantly larger than our next competitors in a highly fragmented space. The below chart details our principal competitors’ offerings compared to Biote (based on publicly available information):

Company Name	Biote	Evexipel	Sottopelle	Pellecome	HTCA	Pro-pell

Number of Practice’s Locations	4,100	859	213	100	127	150

Geographic Area	North America	U.S.	U.S. South America	Most U.S. States	Most U.S. States	29 States

Services Provided	BHRT Education, Training, and Inventory Management	Pellet Therapy Education	Pellet Therapy Education	Pellet Training, Pellet Insertion Devices	Pellet Therapy Education	Pellet Training, Compounding Pharmacy Items

Products Sold	Training Classes, Dietary Supplements & Convenience	Training Classes, Dietary Supplements & Convenience Kits	Training Classes & Pellets	Training Classes, Dietary Supplements & Convenience Kits	Training Classes	Training, Pellets, Supplements

The dietary supplement space is a large, fragmented and highly competitive industry, with few barriers to entry for both branded dietary supplements sold through practitioners as well as direct to consumer online and through conventional retailers and department stores. For instance, of our competitors listed above, Evexipel, Pellecome, and Pro-Pell maintain their own branded dietary supplements that they sell through affiliated practitioners and Sottopelle and HTCA sell their branded dietary supplements direct to consumers online. Further, an internet search for providers of DIM, a popular dietary supplement, illustrates more than 20 other accessible brands, including Nature’s Way and The Vitamin Shoppe, available online and sold through conventional retailers and department stores such as The Vitamin Shoppe, Walmart, and Target.

Despite the significant availability of dietary supplements, the contents of different brands vary substantially leaving to the consumers to ensure that their purchase matches their physiologic needs. In contrast to other competitors, our Biote-branded dietary supplements are primarily sold and recommended by Biote-certified practitioners. As of December 31, 2023, approximately 77% of Biote-partnered clinics also sell Biote-branded dietary supplement products. We believe consumers primarily choose our Biote-branded dietary supplements as they are recommended by their practitioner.

Government Regulations/Healthcare Laws

Government Regulation

Our business is the development and instruction in the Biote Method to practitioners who then become certified in the Biote Method. We offer training courses in our Biote Method and access to a network of other providers who have been trained in the Biote Method. The Biote Method involves educating and training medical providers in the analysis of patient hormone wellness. The Biote-certified practitioner will use both our proprietary user platform and his or her own independent medical judgment to assess patient wellness and make recommendations to improve wellness. This assessment may result in the Biote-certified practitioner’s prescription for drugs, including compounded bioidentical hormones and/or recommendation of dietary supplements.

The healthcare industry in the United States is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The healthcare regulatory landscape is also subject to frequent change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to vendors, medical providers, outsourcing facilities and traditional compounding pharmacies. While our management believes that we are in substantial compliance with all of the existing laws and regulations applicable to us as stated below, such laws and regulations are subject to rapid change and often are uncertain and inconsistent in their application. As controversies continue to arise in the healthcare industry, federal and state regulation and enforcement priorities in this area may increase, the impact of which cannot be predicted. There can be no assurance that we will not be subject to scrutiny or challenge under one or more of these laws or that any such challenge would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon our business and results of operations.

Among the various federal and state laws and regulations which may govern or impact our current and planned operations are the following:

Regulation of Dietary Supplements

Biote-certified practitioners who are trained in the Biote Method may recommend dietary supplements. We are a private-labeler of dietary supplements.

Under the FDCA, “dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances that are used to supplement the diet, as well as concentrates, constituents, extracts, metabolites, or combinations of such dietary ingredients. The FDCA and its amendments, such as the Food Safety Modernization Act and the Dietary Supplement Health and Education Act of 1994 (the “DSHEA”), provide the FDA with the authority to regulate dietary supplements and the dietary ingredients in the supplement products and ensure that they comply with the requirements for identity, purity, quality, strength, and composition. The FDA has the authority to regulate the entire lifecycle of a dietary supplement product, and regulates the formulation, development, manufacture, packaging, labeling, holding, promotion, sale, and distribution of dietary supplements. Under the FDCA, introduction into interstate commerce of misbranded, adulterated, or otherwise unlawful FDA-regulated products is prohibited. Violations such as non-compliance with the FDA labeling requirements, false or misleading statements on a product’s labeling, or non-compliant nutrient declarations can render a product misbranded. In addition, violations such as inclusion of prohibited or dangerous ingredients, production in facilities that do not comply with the cGMP requirements, or production under insanitary conditions can render a product adulterated.

In addition, a dietary supplement product can become adulterated if it includes a new dietary ingredient and the product does not comply with the requirements for new dietary ingredients. A new dietary ingredient is a dietary ingredient that was not marketed in the United States before October 15, 1994. Under the DSHEA, manufacturers and distributors of dietary supplements containing new dietary ingredients must submit a new dietary ingredient notification, unless the ingredient has been present in the food supply as an article used for food in a form in which the food has not been chemically altered. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” that establishes that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the new dietary ingredient can be marketed. There can be no assurance that the FDA will accept evidence purporting to establish the safety of any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. In addition, there is no definitive list of dietary ingredients that are exempt from the new dietary ingredient notification requirement. There is no guarantee that the FDA will agree with us that all of our dietary ingredients comply with this requirement.

In determining whether a product should be regulated as a dietary supplement, the FDA reviews the objective intent of a product’s manufacturer and/or distributor, as evidenced by the manufacturer and/or distributor’s expressed or implied labeling claims, advertising matter, and oral and written statements, to determine the product’s classification. The FDA may classify a product as a drug, food, or supplement depending on the objective intent. For example, claims to cure diseases can render a product a drug that is subject to FDA’s drug requirements, such as the requirement to submit to the FDA a new drug application prior to marketing the product. However, certain “health claims,” which are claims that have been reviewed and approved by the FDA associating a nutrient with risk-reduction, but not treatment, of a disease or health-related condition may be included on dietary supplement product’s labeling. In addition, “statements of nutritional support,” including so-called “structure/function claims,” can be included in labeling without the FDA’s review of the statement. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect the structure, function or well-being of the body, but such statements may not claim that a dietary supplement will reduce the risk or incidence of a disease unless such claim has been reviewed and approved by the FDA. A company that uses a statement of nutritional support in labeling must possess evidence-at the time that the statement is made-substantiating that the statement is truthful and not misleading. Such statements must be submitted to the FDA no later than thirty days after first marketing the product with the certification that the company possesses the necessary evidence and must be accompanied by an FDA-mandated label disclaimer tied to the statement, indicating that “This statement has not been evaluated by the FDA. This product is not intended to diagnose, treat, cure or prevent any disease.” There is no assurance, however, that the FDA will agree with our positions on these matters, and it may interpret a claim as an unauthorized health claim, in which case we may not be able to use the claim for our products, and we may be subject to enforcement actions stemming from the claims that render a dietary supplement misbranded or cause a product to become an unapproved new drug under the FDCA.

As authorized by the FDCA, the FDA has adopted and implemented cGMPs, specifically for dietary supplements. These cGMPs impose extensive process controls on the manufacture, holding, labeling, packaging, and distribution of dietary supplements and the components of dietary supplements. They require that every dietary supplement be made in accordance with a master manufacturing record with all dietary ingredients verified by identity testing before use; that each step in manufacture, holding, labeling, packaging, and distribution be defined with written standard operating procedures, monitored, and documented; and that any deviation in manufacture, holding, labeling, packaging, or distribution be contemporaneously documented, assessed by a quality-control expert, and corrected through documented corrective action steps (whether through an intervention that restores the product to the specifications in the master manufacturing record or to document destruction of the non-conforming product). The cGMPs are designed to ensure documentation, including testing results that confirm the identity, purity, quality, strength, and composition of finished dietary supplements. In addition, cGMPs require a company to make and keep written records of every product complaint that is related to cGMPs. The regulations directly affect all who manufacture the dietary supplements that we sell and our distribution of dietary supplements. The FDA may deem any dietary supplement adulterated, whether presenting a risk of illness or injury or not, based on a failure to comply with any one or more process controls in the cGMP regulations. If deemed adulterated, a dietary supplement may not be lawfully distributed and may have to be recalled from the market. It is possible that the FDA will find one or more of the process controls for our products to be inadequate and may require corrective action, may render any one or more of the dietary supplements we sell unlawful for sale, or may result in a judicial order that may impair our ability to market and sell dietary supplements.

The FDA also requires product labels to include phone numbers or addresses for reporting of adverse events, and requires serious adverse event reporting for all supplements. An “adverse event” is defined by statute to include “any health-related event associated with the use of a dietary supplement that is adverse.” While all adverse event complaints received must be recorded in accordance with the cGMPs discussed above, only serious adverse events must be reported to the FDA. A “serious adverse event” is an adverse event that: results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect; or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent an outcome described above. When a manufacturer, packer, or distributor whose name appears on the product label of a dietary supplement receives any report of a serious adverse event associated with the use of the dietary supplement in the United States, the company must submit a “serious adverse event report” on MedWatch Form 3500A. The report must be filed within 15 business days of receipt of information regarding the adverse event. All adverse event reports, whether serious or not, must be recorded and kept in company records under the cGMP rules. A company must maintain records of each report of any adverse event (both serious and non-serious) for a minimum of six years. These records should include any documents related to the report, including: the company’s serious adverse event report to the FDA with attachments; any new medical information about the serious adverse event received; all reports to the FDA of new medical information related to the serious adverse event; and any communications between the company and any other person(s) who provided information related to the adverse event.

Under the FDCA, the FDA also has the authority to inspect facilities that manufacture, process, pack, hold, or otherwise further the introduction of dietary supplement products into interstate commerce. The FDA typically reviews the facilities and the products that are manufactured, processed, packed, or held in those facilities for compliance with the requirements under the FDCA and its implementing regulations. If the FDA finds non-compliance during the inspection, the FDA may issue a Form 483 Notice of Inspectional Observations that lists and explains the deficiencies that the FDA identified during the inspection. Facilities then must implement corrective actions and provide responses to the FDA; if the FDA finds the corrective actions and responses to be satisfactory, the FDA will close out the inspection. Non-compliance with any of the FDA requirements under the FDCA can result in enforcement actions, including civil and criminal penalties. The FDA may send warning letters, untitled letters, or it-has-come-to-our-attention letters, make public announcements about illegal products, require mandatory or recommend voluntary recalls, or it may place the violative company and its products on the Import Alert, thereby stopping all applicable incoming shipments. For more serious or repeat violations, the FDA may seek more drastic remedies such as seizures, disgorgement, or injunctions. Criminal violations can result in fines or incarceration. Enforcement actions from the FDA can severely interfere with a company’s ability to conduct its business and can also negatively impact the company’s ability to operate in the future.

The FTC requires advertising for any product, including dietary supplements, to be truthful, not misleading, and properly substantiated. For advertisements relating to dietary supplements, the FDA typically requires a substantiation standard of competent and reliable scientific evidence for all express and implied claims. The FTC has promulgated policies and guidance that apply to advertising for food and dietary supplements. Advertisers must possess adequate substantiation for the product claims before disseminating advertisements. The FTC also regulates other aspects of consumer purchases including, but not limited to, promotional offers, telemarketing, continuity plans, and “free” offers. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action.

Our business is also subject to regulation under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements. For example, under Proposition 65 in the State of California, there is a list of substances that are deemed to pose a risk of carcinogenicity or birth defects at or above certain levels. If any such ingredient exceeds the permissible levels in a dietary supplement, cosmetic, or drug, the product may be lawfully sold in California only if accompanied by a prominent warning label alerting consumers that the product contains an ingredient linked to cancer or birth-defect risk. Private actions as well as California attorney general actions may be brought against non-compliant parties and can result in substantial costs and fines. In addition, there are state consumer protection statutes that allow consumers to bring lawsuits against marketers of FDA-regulated products. For example, California has a law called the “Consumers Legal Remedies Act” (Cal. Civ. Code § 1750 et seq.) that allows private parties to assert a class action claim for false or deceptive advertising. It is typically asserted in combination with claims for false advertising and unfair competition under the California Business and Professions Code. California law firms specializing in this type of consumer class action claims have recently been targeting dietary supplement and OTC homeopathic drug makers and sellers of products sold in California, claiming injury based on the products’ failure to deliver results as claimed in product labeling and promotion. Many other states, such as New York and Illinois, have similar laws and we may become the subject of lawsuits filed under such laws, which tend to be plaintiff-friendly.

Congress continues to enact new laws or amend the existing laws that are applicable to some of our business. From time to time in the future, we may become subject to additional laws or regulations administered by the FDA; the FTC; or by other federal, state, or local regulatory authorities; to the repeal of laws or regulations, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel or other new requirements. Any such developments could have a material adverse effect on our business. There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations or that compliance won’t first require us to incur substantial expense.

Regulation of Compounded Drug Products

Section 503B Outsourcing Facilities

Biote-certified practitioners who are trained in the Biote Method may prescribe bioidentical compounded hormone pellets prepared by independent third-party compounding pharmacies, known as outsourcing facilities. Outsourcing facilities must be registered with the FDA under Section 503B of the FDCA. Outsourcing facilities are primarily regulated by Section 503B, however, outsourcing facilities may also be subject to state statutes and regulations governing the practice of pharmacy, and the Controlled Substances Act (the “CSA”) and corresponding state-controlled substance regulations, as applicable.

Food, Drug & Cosmetic Act. Under Section 503B of the FDCA, outsourcing facilities are permitted to compound large quantities of drug formulations pursuant to a practitioner’s order, and to distribute drug formulations without a patient-specific prescription for office administration or for the purpose of dispensing. Section 503B includes requirements regarding registration and reporting, use of bulk drug substances, a prohibition on wholesaling and compounding copies of FDA-approved drugs, and certain requirements for labeling, among others. Entities registering as outsourcing facilities are subject to cGMP requirements and regular FDA inspections, among other requirements. FDA has issued a series of draft and final guidance which further explain FDA’s positions on the requirements of certain portions of Section 503B.

Drugs compounded by outsourcing facilities in compliance with Section 503B are exempt from the new drug approval requirements of the FDCA and certain labeling requirements. This means that FDA does not verify the safety or effectiveness of compounded products distributed by outsourcing facilities; rather Section 503B of the FDCA establishes standards for manufacturing processes and controls to ensure drug quality applicable to outsourcing facilities. Drugs compounded by outsourcing facilities also lack an FDA finding of manufacturing quality before such drugs are marketed. Section 503B outsourcing facilities are subject to FDA inspection and are inspected by FDA on a risk-based schedule. Non-compliance with FDA requirements can result in FDA enforcement actions. FDA may send warning letters or untitled letters; make public announcements about illegal products; request recalls; or it may place the violative company and its products on Import Alert, thereby stopping all applicable incoming shipments. For more serious or repeat violations, FDA may seek more drastic remedies such as seizures, disgorgement, injunctions, or prosecution.

State Regulation. Outsourcing facilities are primarily regulated by the FDCA, however, certain states impose state licensing requirements on outsourcing facilities and may, where applicable, require that such facilities comply with applicable state statutes and regulations governing the preparation of drug products. Depending on the state, outsourcing facilities may be subject to further inspection by state regulatory authorities.

Controlled Substance Act. The CSA regulates the manufacture, importation, possession, use, and distribution of certain substances. These controlled substances are categorized into one of five schedules, and their placement is based upon the substance’s medical use, potential for abuse, and safety or dependence liability. Controlled substances are subject to extensive regulation by the DEA, as well as state and local regulatory agencies, regarding procurement, manufacture, storage, shipment, sale, and use. These regulations add additional complications and costs to the storage, use, sale and distribution of such products. All pharmacies, including outsourcing facilities, that handle controlled substances must register with DEA and ensure compliance with the CSA as it relates to the controlled substances in the pharmacy’s possession. All pharmacies, including outsourcing facilities, that are registered with DEA are subject to inspection by DEA. Failure to comply with the CSA may result in civil and criminal liabilities.

Regulation of Medical Devices

In the United States, FDA defines a medical device as an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related article, including any component part or accessory, which is (i) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (ii) intended to affect the structure or any function of the body of man or other animals and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes. Medical devices are subject to extensive regulation by the FDA under the FDCA and its implementing regulations, and other federal and state statutes and regulations. The laws and regulations govern, among other things, medical device design and development, pre-clinical and clinical testing, pre-market clearance, authorization or approval, establishment registration and product listing, product manufacturing, product packaging and labeling, product storage, advertising and promotion, product distribution, recalls and field actions, servicing and post-market clinical surveillance. A number of U.S. states also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.

Trocar Convenience Kits

The FDA classifies medical devices into three classes based on risk. The level of regulatory control increases from Class I (lowest risk), to Class II (moderate risk), to Class III (highest risk). Marketing of most Class II and III medical devices within the United States must be preceded either by (a) pre-market notification and FDA clearance pursuant to Section 510(k) of the FDCA or (b) the granting of pre-market approval (“PMA”). Both 510(k) notifications and PMA applications must be submitted to the FDA with significant user fees, although reduced fees for small businesses are available. Class I devices are generally exempt from pre-market review and notification, as are some moderate-risk Class II devices. Most Class II devices are subject to the requirement to submit a 510(k) notification and receive a clearance for marketing. Manufacturers of all classes of devices must comply with the FDA’s Quality System Regulation (“QSR”), establishment registration, medical device listing, labeling requirements, and medical device reporting (“MDR”) regulations, which are collectively referred to as medical device general controls. Class II devices may also be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling. Some Class I and Class II devices can be exempted by regulation from the requirement of compliance with substantially all of the QSR.

FDA regulations for medical devices include requirements to (a) register medical devices establishments and (b) list marketed medical devices in the FDA medical device database. We are registered with FDA for our facility as a repackager/relabeler and a specification developer and our Class I disposable and reusable trocars which are included in convenience kits for sale to our customers are listed on FDA’s device database. We currently market only disposable trocar convenience kits. The convenience kits include commercially available and sourced disposable trocar with obdurator and tip protector; a sterile tray; sterile, latex free, CSR wrap; a medicine cup; latex free gloves, a Syringe and needles; alcohol prep pad; chlorhexidine gluconate and isopropyl alcohol skin antiseptic swab stick; compound benzoin tincture vial; a fenestrated drape; gauze dressings; a plastic forceps; a scalpel, tape strips, and transparent dressing. These convenience kits are assembled by Medline Industries, LP, with the components, including the trocars, being manufactured by various other component suppliers.

A “convenience kit” is defined in 21 CFR 801.3 as “two or more different medical devices packaged together for the convenience of the user.” FDA interprets this to mean a convenience kit is a device that contains two or more different medical devices packaged together and intended to remain packaged together and not to be replaced, substituted, repackaged, sterilized, or otherwise processed or modified before being used by an end user.

Most medical devices, including the devices within a convenience kit, must undergo pre-market review by and receive clearance, authorization, or approval from the FDA prior to commercialization, unless the device is of a type exempted from such review by statute, regulation, or an FDA exercise of enforcement discretion. However, if a convenience kit falls under enforcement discretion such that it is not required to obtain a premarket clearance, the convenience kit must not modify the intended use(s) of the individual kit components. If the labeling of the kit suggests an intended use for components that differs from the approved uses, the FDA may require premarket review.

Under FDA’s Convenience Kits Interim Regulatory Guidance, FDA exercises enforcement discretion and thereby does not require premarket clearance for convenience kits, as it is FDA’s current thinking that such clearance may not be necessary to ensure protection of the public health. Accordingly, unless and until there is formal rulemaking on this issue, FDA intends to exercise its enforcement discretion, i.e. not require 510(k) clearance, for convenience kits if they are consistent with the “Types of Convenience Kits” list. To qualify for the enforcement discretion guidance and not be required to obtain premarket clearance, these kits must consist of components that do not alter the intended use of the individual kit components; only contain components that are legally marketed preamendments devices, exempt from premarket notification, or have been found to be substantially equivalent through premarket notification process; and where the assembler/manufacturer is able to reasonably conclude that any further processing of the kit and its components does not significantly affect the safety or effectiveness of any of its components.

State Oversight of Convenience Kits

The distribution of convenience kits is also regulated by certain states, some of which impose state licensure requirements as a resident or nonresident distributor. That is, even if a facility does not handle the physical distribution of the convenience kit, the facility could still be required to obtain a state distributor license if the facility causes the convenience kit to be distributed or furthers the marketing of the convenience kit. We cause the convenience kits to be distributed and further the marketing of the same, therefore, we hold a resident device distributor license with the Texas Department of State Health Services. We also cause the distribution of convenience kits into several other states, some of which require Biote, as a nonresident facility, to hold a nonresident device distributor license. Accordingly, we also hold all applicable and required nonresident distributor licenses.

Clinical Decision Support Software

As stated above, our proprietary CDS provides Biote-certified practitioners with information from published literature and clinical guidelines to assist practitioners in evaluating patient-specific treatment options.

FDA has become increasingly active in addressing the regulation of computer software functions intended for use in healthcare settings. FDA has the authority to regulate a software function as a medical device if it falls within the definition of a “device” under the FDCA. However, FDA has exercised enforcement discretion for software said to be “low risk.”

The 21st Century Cures Act clarified FDA’s authority to regulate software functions as medical devices by amending the definition of “device” in the FDCA to exclude certain software functions, including clinical decision support software that meet certain criteria. In December 2017, FDA issued a draft guidance document describing FDA’s proposed interpretation of the exemption under the 21st Century Cures Act for CDS software. FDA issued a revised draft of this CDS software guidance document in September 2019. Under the 21st Century Cures Act and FDA CDS guidance, certain software functions are excluded from FDA’s definition of “device” when they meet all the following criteria:

1.	not intended to acquire, process, or analyze a medical image or a signal from an in vitro diagnostic device or a pattern or signal from a signal acquisition system;

2.

intended for the purpose of displaying, analyzing, or printing medical information about a patient or other medical information (such as peer-reviewed clinical studies and clinical practice guidelines);

3.	intended for the purpose of supporting or providing recommendations to a healthcare professional about prevention, diagnosis, or treatment of a disease or condition; and

4.

intended for the purpose of enabling such healthcare professional to independently review the basis for such recommendations that such software presents so that it is not the intent that such healthcare professional rely primarily on any of such recommendations to make a clinical diagnosis or treatment decision regarding an individual patient.

Although we believe that our technologies and software are not subject to active FDA regulation, there is a risk that the FDA could disagree. There is also a risk that FDA could finalize its guidance for CDS software in such a way that it excludes our software and technologies from the scope of the CDS software exclusion under the 21st Century Cures Act. Additionally, on September 28, 2022, the FDA published a final guidance, Clinical Decision Support Software, Guidance for Industry and Food and Drug Administration Staff, that significantly narrows the CDS exception set forth under the 21st Century Cures Act. Further, since this final guidance, the FDA has begun to issue warnings for CDS products that are not exempt under the 21st Century Cures Act. For example, on September 19, 2023, the FDA issued a warning letter to Abiomed Inc., in which it explained that Abiomed’s software was an adulterated and misbranded medical device because the agency disagreed with Abiomed’s assessment that the software product was non-device CDS.

If the FDA determines that any of our current or future services, technologies or software applications, including our CDS software, are regulated by the FDA as medical devices, we would become subject to various statutes, regulations and policies enforced by the FDA and other governmental authorities, including both pre-market and post-market requirements, and we would need to bring the affected services, technologies, and/or software into compliance with such requirements.

Other Laws

Regulation of Advertising

The FTC regulates advertising pursuant to its authority to prevent “unfair or deceptive acts or practices in or affecting commerce” under the Federal Trade Commission Act (the “FTCA”). The FTC will find an advertisement to be deceptive if it contains a representation or omission of fact that is likely to mislead consumers acting reasonably under the circumstances, and the representation or omission is material and if the advertiser does not possess and rely upon a reasonable basis, such as competent and reliable evidence, substantiating the claim. The FTC may attack unfair or deceptive advertising practices through either an administrative adjudication or judicial enforcement action, including preliminary or permanent injunction. The FTC may also seek consumer redress from the advertiser in instances of dishonest or fraudulent conduct.

In addition, the FDA regulates the advertising of prescription drugs. Promotional materials for prescription compounded drugs may not be false or misleading. Failure to comply with FDA requirements can result in a prescription drug being deemed misbranded under the FDCA. This can result in administrative or judicial penalties, including civil penalties, injunctions, or in extreme instances, criminal prosecution.

Moreover, states have similar unfair and deceptive acts and practices statutes (sometimes called “little FTC Acts” or “UDAP” statutes). They vary, but often the state regulator can seek monetary relief along with an order of discontinuance. Under certain state UDAP laws, consumers can bring private claims against companies who disseminate false or deceptive advertising claims. Although those UDAP statutes often provide for statutory damages in the case of individual consumers, more often such cases take the form of class actions, which can lead to damages awards and awards of attorney’s fees.

Finally, federal and state laws also give causes of action to competitors to seek injunctive and monetary relief for false and misleading advertising statements. Any person who is or may be likely to be damaged by false or misleading advertising statements may bring an action in federal court pursuant to the Lanham Act, § 43(a). Proven damages may be trebled and attorney’s fees and costs may be awarded in appropriate cases. There are state analogs of this sort of unfair competition statute as well.

Corporate Practice of Medicine Laws; Fee Splitting

We contract with Biote-certified practitioners to provide them with access to our services. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of a healthcare profession by lay entities or persons that are intended to prevent unlicensed persons from interfering with or influencing a practitioner’s professional judgment, known as the corporate practice of medicine. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine prohibition of certain states, decisions and activities that may be performed by unlicensed individuals or entities and perceived as impacting the clinical decision-making of licensed professionals such as policy and procedure development, contracting, setting rates and the hiring and management of clinical personnel may implicate the restrictions on the corporate practice of medicine. Similarly, certain compensation arrangements between licensed professionals and unlicensed individuals and entities can implicate state fee-splitting prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties.

State corporate practice of medicine and fee-splitting laws and rules vary from state to state and are not always consistent across various healthcare professions within the same state. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to our business even if we do not have a physical presence in the state, based solely on our relationship with a practitioner licensed in the state. Thus, regulatory authorities or other parties, including Biote-certified practitioners, may assert that we are engaged in the corporate practice of medicine or that our contractual arrangements with Biote-certified practitioners or their practice groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or Biote-certified practitioners, civil, criminal or administrative penalties, receipt of cease-and-desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our Biote-certified practitioners that interfere with our business, and other materially adverse consequences.

Licenses and Accreditations

We, as well as the Biote-certified practitioners, may be subject to professional and private licensing, certification and accreditation requirements. These include, but are not limited to, requirements imposed by Medicare, Medicaid, state licensing authorities, voluntary accrediting organizations and third-party private payors. Receipt and renewal of such licenses, certifications and accreditations are often based on inspections, surveys, audits, investigations or other reviews, some of which may require affirmative compliance actions by us to ensure we are accurately representing our services that could be burdensome and expensive. The applicable standards may change in the future. There can be no assurance that we will be able to maintain all necessary licenses or certifications in good standing or that they will not be required to incur substantial costs in doing so. The failure to maintain all necessary licenses, certifications and accreditations in good standing, or the expenditure of substantial funds to maintain them, could have an adverse effect on our business.

U.S. State Healthcare Fraud and Abuse Laws

Many states, including certain states in which we conduct our business, prohibit any person from offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, for the referral of patients or other items or services to or with licensed healthcare providers, subject to limited exceptions. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, some apply only to state healthcare program payors, while other state laws apply regardless of payor, including funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration to induce the referral of a patient or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for by federal healthcare programs, including Medicare or Medicaid. A violation does not require proof that a person had actual knowledge of the statute or specific intent to violate the statute, and court decisions under the Anti-Kickback Statute have consistently held that the law is violated where one purpose of a payment is to induce or reward referrals. Violation of the federal Anti-Kickback Statute could result in felony conviction, administrative penalties, liability (including penalties) under the False Claims Act, 31 U.S.C. § 3729 (the “False Claims Act”) and/or exclusion from federal healthcare programs. A number of states have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs, but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than does the federal law. We consider the importance of anti-kickback laws when structuring company operations and relationships. That said, we cannot ensure that the applicable regulatory authorities will not determine that some of our arrangements with physicians violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other healthcare programs, any of which could have a material adverse effect on our business, financial condition or results of operations.

Under the Civil Monetary Penalties Law, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Penalties range from $20,000 to $100,000 per violation up to $20,000 per claim, treble damages, and exclusion from federal healthcare programs. The Civil Monetary Penalties Law also prohibits a person from transferring any remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services.

The federal False Claims Act imposes civil penalties for knowingly submitting or causing the submission of a false or fraudulent claim for payment to a government-sponsored program, such as Medicare and Medicaid. Violations of the False Claims Act present civil liability of treble damages plus a penalty of at least $21,563 per false claim. The False Claims Act has “whistleblower” or “qui tam” provisions that allow individuals to commence a civil action in the name of the government, and the whistleblower is entitled to share in any subsequent recovery (plus attorney’s fees). Many states also have enacted civil statutes that largely mirror the federal False Claims Act but allow states to impose penalties in a state court. The existence of the False Claims Act, under which so-called qui tam plaintiffs can allege liability for a wide range of regulatory noncompliance, increases the potential for such actions to be brought and has increased the potential financial exposure for such actions. These actions are costly and time-consuming to defend.

Additionally, in the United States and some foreign jurisdictions there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system in an effort to contain costs, improve quality, and expand access to care. These reform initiatives may, among other things, result in modifications to the aforementioned laws and/or the implementation of new laws affecting the healthcare industry.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal identifiable information (“PII”), including health information. HIPAA is a federal law that required the creation of national standards to protect sensitive patient health information from being disclosed without the patient’s consent or knowledge. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI in electronic form. Biote-certified practitioners and their clinics may be regulated as covered entities under HIPAA. We may be a business associate of our covered entity clients when we are working on behalf of our covered entity clients and providing services to those clients.

To the extent we qualify as a business associate, we will also be regulated by HIPAA and may be required to provide satisfactory written assurances to our covered entity clients through written business associate agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, contractual liability to our clients, and direct action by the U.S. Department of Health and Human Services (“HHS”) Office for Civil Rights, including monetary penalties. Violations of HIPAA may result in significant civil and criminal penalties. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate without unreasonable delay and no later than 60 days from the discovery of the breach.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

Many states where we operate and where patients treated by Biote-certified practitioners reside also have laws that protect the privacy and security of sensitive and personal information, including health information.

These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California that govern personal information and medical information such as the California Consumer Protection Act or the California Confidentiality of Medical Information Act, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there have been proposals for a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. FTC jurisdiction in data privacy and security cases is concurrent with the HHS Office for Civil Rights’ jurisdiction with respect to HIPAA.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we may enter into with Biote-certified practitioners or Biote-partnered clinics who are covered entities, we must report breaches of unsecured PHI to them following discovery of the breach within a set timeframe. Notification must also be made in certain circumstances to affected individuals, federal and state authorities, media, and other relevant parties.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us due to defense costs and possible settlement expenses, diversion of management resources and other factors.

Donovitz Litigation

The Company is currently involved in litigation described below with one of the Company’s stockholders, Dr. Gary S. Donovitz (“Donovitz”) (the “Donovitz Litigation”). The outcome of the Donovitz Litigation, regardless of the merits, is inherently uncertain. At this point in time, the Company cannot predict the length of the Donovitz Litigation or the ultimate liability, if any, which may arise therefrom. In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities. However, the Donovitz Litigation is not expected to have a material adverse effect on the consolidated results of operations or financial position of the Company.

On June 23, 2022, Donovitz sued Haymaker Sponsor, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the District Court of Dallas County, Texas (the “Donovitz Dallas Action”), generally alleging fraud, fraudulent inducement, negligent misrepresentation, a breach of the covenant of good faith and fair dealing, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “Donovitz Claims”). Donovitz subsequently dismissed without prejudice the Donovitz Claims brought in the Donovitz Dallas Action, and the Court entered an order of dismissal without prejudice on March 28, 2023.

On July 11, 2022, the Company sued Donovitz in the Delaware Court of Chancery, pursuing injunctive relief to prevent Donovitz from proceeding with the litigation in the Donovitz Dallas Action in Texas (the “First Delaware Action”). The Company seeks to enforce (a) the Company’s certificate of incorporation, which mandates that stockholders must bring certain actions, including some or all of the Donovitz Claims, exclusively in Delaware, and (b) the Business Combination Agreement, by which Donovitz consented to the exclusive jurisdiction of the Delaware Court of Chancery and agreed that Delaware law governs any related claims, including some or all of the Donovitz Claims. Pending a ruling from the Delaware Court of Chancery, Donovitz agreed to stay all answer dates in the Donovitz Dallas Action. Then, on March 23, 2023, Donovitz filed an amended answer and counterclaims in the First Delaware Action generally reasserting the Donovitz Claims he had previously brought in the Donovitz Dallas Action. On August 24, 2023, Donovitz filed amended counterclaims in the First Delaware Action, again generally reasserting the Donovitz Claims previously brought in the Donovitz Dallas Action but also asserting derivative claims against the Company’s directors. On October 23, 2023, the Company filed its response to Donovitz’s amended counterclaims.

On August 24, 2022, Donovitz sued the Company, including certain executive officers and directors of the Company, in the Delaware Court of Chancery, seeking (a) a status quo order preventing the defendants from diluting any stockholder’s equity or voting power, (b) an injunction requiring the defendants to convene a special meeting of the stockholders, and (c) a request to either void a portion of the Company’s Certificate of Incorporation or allow stockholders to elect directors to a vacancy on the board in accordance with Delaware General Corporate Law (the “Second Delaware Action”). On September 8, 2022, the Delaware Court of Chancery denied Donovitz’s request for injunctive relief, determining that expedited proceedings and a status quo order were both unwarranted and rejecting a mandated meeting of the stockholders.

On August 2, 2022, the Company sued Donovitz, Lani Hammonds Donovitz, and Lani D. Consulting in the District Court of Dallas County, Texas, seeking injunctive relief to enforce non-disparagement obligations of that certain founder advisory agreement with Donovitz and the independent contractor agreement with Lani Hammonds Donovitz, both of which were entered into by the subject parties in connection with the Business Combination (the “Biote Dallas Action”). The Company successfully obtained a temporary restraining order to enforce the non-disparagement obligations of Donovitz and Lani Hammonds Donovitz. The parties subsequently entered into an agreed order that the temporary restraining order will stay in effect until the entry of a final judgment. On August 23, 2022, the defendants filed an answer in the Biote Dallas Action, which included affirmative defenses to the Company’s claims and certain counterclaims and third-party claims against certain executive officers of the Company. On April 12, 2023, Lani Hammonds Donovitz, individually and on behalf of Lani D Consulting, dismissed with prejudice all of her counterclaims and third-party claims in the Biote Dallas Action, and subsequently agreed to a permanent injunction in favor of the Company, which was entered by the Court on April 17, 2023.

After the filing of the Biote Dallas Action, the Company amended its claim in the Delaware Court of Chancery to also seek an injunction to prevent Donovitz from proceeding with certain of the affirmative defenses, counterclaims, and third-party claims filed by the defendants on August 23, 2022. On November 4, 2022, the Delaware Court of Chancery denied that request for injunctive relief, permitting the Biote Dallas Action and all defenses and claims asserted therein to proceed in Texas.

A jury trial in the Biote Dallas Action was to commence on September 11, 2023, to address the Company’s affirmative claim for breach of contract, request for a permanent injunction, as well as the counterclaims and third-party claims asserted by Donovitz. On August 17, 2023, Donovitz nonsuited without prejudice all of his counterclaims and third-party claims in the Biote Dallas Action, leaving only the Company’s affirmative claim against Donovitz to be tried on September 11, 2023. On September 8, 2023, three days before the scheduled trial in the Biote Dallas Action, Donovitz agreed to stipulate that he breached his contract, and Donovitz agreed to a partial judgment and the entry of a permanent injunction against him, which was signed by the Court on September 9, 2023.

The Company sought recovery of its attorneys’ fees against Donovitz in a jury trial that began on October 30, 2023. On November 2, 2023, the jury returned a verdict awarding the Company $4.7 million plus the potential for an additional $0.2 million for future fees, which constituted all of the attorneys’ fees that the Company had sought against Donovitz in the Biote Dallas Action.

On November 16, 2023, Donovitz, as trustee for the Gary S. Donovitz 2012 Irrevocable Trust, together with Biote Management, LLC, sued Biote Holdings, LLC and BioTE Medical, LLC in the Delaware Court of Chancery. Donovitz sought inspection of the books and records of Biote Holdings, LLC. The parties stipulated to dismissal of BioTE Medical, LLC and agreed to stay the case pending completion of the parties’ scheduled mediation.

On February 13, 2024, the Company and Donovitz, through mediation, executed a binding settlement term sheet to resolve all remaining outstanding litigation with Donovitz. Pursuant to the settlement term sheet, the Company and other parties thereto have agreed to prepare and enter into a definitive settlement agreement, which will supersede the settlement term sheet and substantially incorporate the terms thereof. Pursuant to the settlement term sheet, the Company will repurchase all of the Class A common units of Biote Holdings, LLC, the Class V common stock of Biote and the Class A common stock of the Company, currently beneficially owned by Donovitz for approximately $76.9 million in the aggregate. The Company will repurchase the shares over a three-year period commencing on the date the definitive settlement agreement is signed. In addition, the Company and Donovitz have agreed to, among other things, (i) a customary mutual release of all claims arising out of or relating to the Donovitz Litigation, (ii) the termination of the founder advisory agreement, dated as of May 18, 2022, by and between Donovitz and BioTE Medical, LLC, (iii) two year non-compete and non-solicitation agreements for Donovitz and (iv) the negotiation of and entry into a voting agreement with customary terms acceptable to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Biote,” “we,” “us,” or “our” refer to the business of the “BioTE Companies” prior to the business combination and to biote Corp. and its subsidiaries from and following the Business Combination in the present tense. Throughout this section, unless otherwise noted, “Holdings” refers to BioTE Holdings, LLC and its consolidated subsidiaries.

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read this discussion and analysis in conjunction with the accompanying consolidated financial statements and notes thereto included elsewhere in this registration statement. Certain amounts may not foot due to rounding. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this registration statement. We assume no obligation to update any of these forward-looking statements except as required by law. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We operate a high growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their aging patient populations. The Biote Method is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available HRT products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. By virtue of our historical performance over the past 12 years, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

Our go-to-market strategy focuses on:

•

Increase the number of Biote-certified practitioners. Our primary objective in marketing to healthcare providers is to inform them of the value in joining the Biote network. We accomplish this through provider referrals, a dedicated sales force, and through digital and traditional marketing channels. We target specific physicians based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint.

•

Grow the practice of our Biote-certified practitioners and Biote-partnered clinics. When the practices of our Biote-certified practitioners and Biote-partnered clinics grow, we grow. We help our Biote-certified practitioners and Biote-partnered clinics grow by, among other things:

•	providing mentorship, practice management and marketing capability necessary to operate an efficient hormone optimization practice;

•	providing high-quality Biote-branded dietary supplement products;

•	providing Biote-certified practitioners and Biote-partnered clinics a full array of wellness education and marketing materials;

•	directing consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website; and

•	utilizing our growing digital outreach capabilities to connect with consumers seeking general information.

•

Increasing sales of Biote-branded dietary supplements. Our Biote-branded dietary supplement line currently includes 19 dietary supplements that we offer to our Biote-certified practitioners through our eCommerce site, efficiently leveraging our core Biote provider platform. Practitioners then re-sell Biote-branded dietary supplements to their patients, enabling patients to receive physician-guided therapies to manage the related effects of aging. In August 2021, we launched a direct-to-patient eCommerce platform whereby practitioners can invite their patients to buy Biote-branded dietary supplements online via our online store.

The hormone pellet products used by Biote-certified practitioners are manufactured by third-party compounding pharmacies and shipped directly to Biote-certified practitioners. Custody of the pellets is with Biote-certified practitioners. However, the pellets are recorded as inventory on our financial statements from the date of shipment until such time as they are administered in a patient treatment as monitored and recorded in our BioTracker system as an additional service for administrative convenience of Biote-certified practitioners and Biote-partnered clinics.

These products have a finite life ranging from six to twelve months. We assume the risk of loss due to expiration, damage or otherwise. Additionally, the products offered in our Biote-branded dietary supplement portfolio are produced by third-party manufacturers located in the United States. Biote contracts with a third-party to provide warehousing, co-packing and logistics services for our Biote-branded dietary supplements. As such our consolidated balance sheets as of December 31, 2023 and December 31, 2022 reflect inventories relating to these items.

Our revenue was $185.4 million and $165.0 million, our net loss was $2.8 million and our net income was $1.3 million, and our Adjusted EBITDA was $55.3 million and $50.1 million, for the years ended December 31, 2023 and 2022, respectively.

Recent Developments

Impact of Global Economic Trends

Global economic conditions have been challenging, with disruptions to, and volatility in, the credit and financial markets in the U.S. and worldwide resulting from the effects of public health crises and otherwise. If these conditions persist and deepen, we could experience an inability to access additional capital or our liquidity could otherwise be impacted. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs and/or other efforts. A recession or additional market corrections resulting from the impact of the effects of global health crises, such as the COVID-19 pandemic, could materially affect our business and the value of our securities. The impact of global health crises and the related disruptions caused to the global economy did not have a material impact on our business during the years ended December 31, 2023 and 2022.

Additionally, the recent trends of rising inflation may also materially adversely affect our business and corresponding financial position and cash flows. Inflationary factors, such as increases in the cost of our clinical trial materials and supplies, interest rates and overhead costs may adversely affect our operating results. Rising interest and inflation rates also present a recent challenge impacting the U.S. economy and could make it more difficult for us to obtain traditional financing on acceptable terms, if at all, in the future. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience increases in the near future (especially if inflation rates continue to rise) on our operating costs, including our labor costs and research and development costs, due to supply chain constraints, consequences associated with global health crises and ongoing international conflicts such as the conflict between Russia and Ukraine and the Israel-Hamas war, and employee availability and wage increases, which may result in additional stress on our working capital resources.

Chief Financial Officer Transition

On January 8, 2024, the Company appointed Robert C. Peterson as Chief Financial Officer (principal accounting and principal financial officer) of the Company. In connection with his appointment, the Company entered into an employment agreement with Mr. Peterson, dated as of January 8, 2024, which provides for Mr. Peterson’s at-will employment as the Chief Financial Officer for a term commencing on January 8, 2024 and continuing until terminated by either the Company or Mr. Peterson.

Samar Kamdar, the Company’s prior Chief Financial Officer, transitioned out of his role, effective immediately. On January 11, 2024, Mr. Kamdar entered into an executive transition agreement with the Company, which provided that Mr. Kamdar would remain employed by the Company through February 29, 2024, to assist with the transition and work on special projects.

Business Combination

On May 26, 2022 (the “Closing Date”), BioTE Holdings, LLC (“Holdings,” inclusive of its direct and indirect subsidiaries, the “BioTE Companies,” and as to its members, the “Members”) completed a series of transactions (the “Business Combination”) with Haymaker Acquisition Corp. III (“Haymaker”), Haymaker Sponsor III LLC (the “Sponsor”), BioTE Management, LLC, Dr. Gary S. Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ representative (in such capacity, the “Members’ Representative”) pursuant to the business combination agreement (the “Business Combination Agreement”) dated December 13, 2021. The Business Combination was accounted for as a common control transaction, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, Haymaker’s acquisition of the BioTE Companies was accounted for at their historical carrying values, and the BioTE Companies were deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination was treated as the equivalent of the BioTE Companies issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the BioTE Companies.

Following the Closing of the Business Combination, the Company was organized in an umbrella partnership-C corporation (“Up-C”) structure in which the business of the Company is operated by Holdings and its subsidiaries, and Biote’s only material direct asset consists of membership interests in Holdings.

In connection with the Business Combination, on the Closing Date, BioTE Medical entered into a credit agreement with Truist Bank and Truist Securities, Inc. providing for (i) the Revolving Loans, a $50.0 million senior secured revolving credit facility in favor of BioTE Medical and (ii) the Term Loan, a $125.0 million senior secured term loan facility in favor of BioTE Medical, which was borrowed in full at the Closing Date.

Components of Results of Operations

Revenue

We generate revenue by charging the Biote-partnered clinics fees associated with the Biote Method and from the sale of Biote-branded dietary supplements. Revenue generated from individual Biote-partnered clinics varies significantly due to many factors. including but not limited to, the tenure of practitioners as Biote-certified practitioners; the number of certified practitioners in an individual clinic; the number of patients served by a clinic; the clinic’s patient demographics; and the clinic’s geographic location and population density. The master services agreements (“MSAs”) we enter into with Biote-partnered clinics contain tiered pricing provisions for the management fees. These provisions provide for decreasing management fees owed to us based on the number of new patients treated. This can result in declines in revenue we realize from management fees from existing Biote-partnered clinics unless these are offset by revenue generated from newly acquired Biote-partnered clinics which begin at higher fee levels under the MSA.

Our revenue fluctuates in response to a combination of factors, including the following:

•	sales volumes;

•	the mix of male and female patients treated by Biote-certified practitioners, as treatment for males generates more revenue per patient than treatment for females;

•	our overall product mix of dietary supplements sold;

•	the effects of competition on market share;

•	new Biote-partnered clinics acquired as customers, less any existing clinics lost as customers (“net new clinics”);

•	number of procedures performed by practitioners;

•	medical industry acceptance of hormone optimization generally as a solution to unmet medical needs;

•	the number of business days in a particular reporting period, including as a result of holidays;

•	weather disruptions impacting medical offices’ ability to maintain regular operating schedules;

•	the effects of competition and competitive pricing strategies;

•	governmental regulations influencing our markets; and

•	global and regional economic cycles.

Generally, our MSAs require us to provide (1) initial training to practitioners on the Biote Method, (2) inventory management services and (3) other contract-term marketing and practice development services (including recurring training and licenses of Biote IP). Historically, we have provided the optional free lease of reusable trocars by Biote-certified practitioners.

Substantially all of our revenue originates from sales to clinic locations in the United States.

Product Revenue

Product revenue includes both pellets, in connection with the service described above, and the related inventory management services provided to clinics. Product revenue is recognized at the point in time when the clinic obtains ownership of the pellet, which we determined to be when the Biote-certified practitioner performs the procedure to implant the pellet into their patient. The consideration allocated to this performance obligation is a procedure-based service fee which we refer to as procedure revenue. Our product revenue also includes revenue earned from sales of pellet insertion kits and Biote-branded dietary supplements. Revenue from the sale of pellet insertion kits and Biote-branded dietary supplements is recognized when the clinic or clinic’s patient (supplements only) obtains control of the product and is generally at the time of shipment from our distribution facility. Any shipping or handling fees paid by clinics are also recorded within product revenue.

Service Revenue

Service revenue is revenue earned from fees paid by Biote-partnered clinics for training services and other contract term services pursuant to our MSAs. While the option to receive and right to use the reusable trocars through the term of the contract represents an embedded lease, we have adopted the practical expedient within ASC 842 to combine the lease and non-lease components and account for the combined component under ASC 606.

For Biote Method arrangements, we recognize revenue for training and for management services over time. For initial training, progress is measured by the number of training sessions completed, and for contract-term services, progress is measured on a time-elapsed basis.

The training completion and time-elapsed bases represent the most reliable measure of transfer of control to the clinic for trainings and contract-term services, respectively. Revenue is deferred for amounts billed or received prior to delivery of the services.

Cost of Revenue

Cost of service revenue consists primarily of costs incurred to deliver training to Biote-partnered clinics. Cost of product revenues include the pass-through cost of pellets purchased from outsourcing facilities, the cost of pellet insertion kits and Biote-branded dietary supplements purchased from manufacturing facilities, and the shipping and handling costs incurred to deliver these products to Biote-partnered clinics.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Also included are rent occupancy costs, office expenses, recruiting expenses, marketing and advertising expenses, entertainment allocations, depreciation and amortization, share-based compensation, transaction related expenses, other general overhead costs, insurance premiums, professional service fees, research and development and costs related to regulatory and legal matters.

Interest Expense, Net

Interest expense, net consists primarily of cash and non-cash interest under our Term Loan, commitment fees for our unused Revolving Loans and interest income earned on our money market account and now matured short-term investment.

Gain (Loss) from Change in Fair Value of Warrant Liability

Gain (loss) from change in fair value of warrant liability consists of the change in fair value of the warrant liability during the period.

Gain (Loss) from Change in Fair Value of Earnout Liability

Gain (loss) from change in fair value of earnout liability consists of the change in fair value of the Member and Sponsor earnouts during the period.

Loss from extinguishment of debt

Loss from extinguishment of debt consists of the remaining unamortized portion of the debt issuance costs related to the Bank of America Credit Agreement (as defined below) written off upon repayment in connection with the Business Combination.

Other Income / Expense

Other income and other expense consist of the foreign currency exchange gains and losses for sales denominated in foreign currencies and other income or payments not appropriately classified as operating expenses.

Income Taxes

We are subject to federal and state income taxes in the United States and taxes in foreign jurisdictions in which we operate. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Results of Operations

Comparison of the years ended December 31, 2023 and 2022

The table and discussion below present our results for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
(in thousands)	2023	2022
Revenue:
Product revenue	$182,573	$163,133
Service revenue	2,787	1,824

Total revenue	185,360	164,957
Cost of revenue
Cost of products	54,246	51,990
Cost of services	3,631	2,585

Cost of revenue	57,877	54,575
Selling, general and administrative	98,826	171,104

Income (loss) from operations	28,657	(60,722)
Other income (expense), net:
Interest expense, net	(6,363)	(4,047)
Gain (loss) from change in fair value of warrant liability	(13,411)	5,127
Gain (loss) from change in fair value of earnout liability	(8,990)	61,770
Loss from extinguishment of debt	—	(445)
Other income (expense)	(16)	29

Total other income (expense), net	(28,780)	62,434

Income (loss) before provision for income taxes	(123)	1,712
Income tax expense	2,682	388

Net income (loss)	$(2,805)	$1,324

Revenue

Revenue for the year ended December 31, 2023 increased $20.4 million to $185.4 million, or 12.4% compared to the year ended December 31, 2022. The increase was primarily driven by a $17.7 million increase of procedure and Biote-branded dietary supplement revenue. Procedures performed increased 9.3% versus the prior year resulting in a $12.0 million increase in procedure revenue. During the year ended December 31, 2023, the number of active clinics billed increased 14.1% over the year ended December 31, 2022. Biote-branded dietary supplement sales increased 17.5% or $5.7 million over the same period in the prior year. Service revenue increased 52.8% over the same period in the prior year resulting from an increase in the number of training sessions during the year ended December 31, 2023 compared to the year ended December 31, 2022.

Cost of revenue

Cost of revenue for the year ended December 31, 2023 increased $3.3 million, to $57.9 million, or 6.1% compared to the year ended December 31, 2022. The increase was primarily due to the net impact of higher volumes at sustained unit costs. Cost of procedures increased $1.3 million for the period, consisting of $1.4 million attributable to volume increases in pellets dispensed which was offset by a reduction of $0.1 million related to broken, damaged, or expired pellets. Biote branded dietary supplement costs increased $0.4 million or

3%, due to higher sales volume. Additionally, there was an increase in both trocar and shipping and freight costs of $0.7 million and $0.2 million, respectively.

Selling, General and Administrative

Selling, general and administrative expense for the year ended December 31, 2023 decreased $72.3 million to $98.8 million, or (42.2%), compared to the year ended December 31, 2022. This decrease was primarily driven by a $73.1 million decline in stock compensation expense compared to the year ended December 31, 2022, as the Closing of the Business Combination triggered the accelerated vesting of incentive units and phantom equity rights and resulted in the recognition of $78.0 million of stock compensation expense. Additionally, during the year ended December 31, 2022, the Company incurred transaction-related expenses of $21.6 million related to the Business Combination and other associated capital structure transactions that did not recur during the year ended December 31, 2023. The transaction-related expenses consisted of the excess closing costs of the Business Combination over the Business Combination proceeds received, costs associated with sponsor share transfers and certain compensation paid resulting from the transaction. These decreases were partially offset by a $5.3 million increase in employee-related expenses due to an overall increase in headcount, an increase in sales incentives consistent with sales growth for the year and an increase in severance expense. Additionally, outsourced professional services fees increased $6.0 million, primarily due to an increase in legal expenses related to litigation costs incurred to defend the Company against claims asserted by the Company’s former owner (see “Business—Legal Proceedings—Donovitz Litigation” in this prospectus and Note 18 to our consolidated financial statements for additional information). Furthermore, during the year ended December 31, 2023, the Company entered into a $1.2 million legal settlement with a former employee. Marketing expenses increased $1.9 million due to an increase in web-based marketing and the production of informational materials in an ongoing effort to increase awareness of the products and services offered by Biote-certified practitioners.

Interest Expense, Net

Interest expense, net for the year ended December 31, 2023 increased $2.3 million to $6.4 million, or 57.2%, compared to the year ended December 31, 2022. The increase was primarily a result of higher interest rates incurred during the period, partially offset by interest income earned on our money market account and no matured short-term investment.

Gain (Loss) from Change in Fair Value of Warrant Liability

The change in the gain (loss) from change in fair value of warrant liability was primarily due to the Company’s offer to exchange its outstanding warrants for common stock. On May 9, 2023, the Company announced the commencement of its offer to each holder of its outstanding warrants, the opportunity to receive shares of common stock in exchange for each warrant tendered by the holder. During the year ended December 31, 2023, the Company issued common stock valued at $17.5 million in exchange for all outstanding warrants. The warrants were remeasured to fair value prior to each exchange, and in doing so, we recognized a net loss from the change in fair value of our warrant liability of $13.4 million for the year ended December 31, 2023.

Gain (Loss) from Change in Fair Value of Earnout Liability

The change in the gain (loss) from change in fair value of the earnout liability was primarily due to the change in the closing price of our Class A common stock during the years ended December 31, 2023 and 2022. For the year ended December 31, 2023, the closing price of the Company’s class A common stock increased 32.4%, compared with a decrease of 58.6% in the corresponding period of 2022. The increase in the closing price of our Class A common stock increased the fair value of the earnout liability; therefore, the Company recognized a corresponding loss of $9.0 million for the year ended December 31, 2023. In comparison, the decrease in the closing price of our Class A common stock decreased the fair value of the earnout liability, resulting in a gain of $61.8 million for the year ended December 31, 2022.

In connection with the Business Combination, the Company entered into a new loan agreement with Truist Bank and used a portion of the proceeds to refinance and replace its existing credit facility with Bank of America, N.A. As a result of this refinancing, the Company recorded a $0.5 million charge to loss from extinguishment of debt during the year ended December 31, 2022.

Other Income (Expense)

The change in other income (expense) for the year ended December 31, 2023 compared to the year ended December 31, 2022. primarily resulted from currency fluctuations during the period.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2023 increased $2.3 million compared to the year ended December 31, 2022. This increase reflects the taxability of the income attributable to Biote that prior to the Business Combination was taxable to the Company’s Members offset by a tax benefit from certain one-time expenses related to the Business Combination that will be attributed to Biote.

Comparison of the years ended December 31, 2022 and 2021

The table and discussion below present our results for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2022	2021	$	%
Revenue:
Product revenue	$163,133	$137,598	$25,535	18.6%
Service revenue	1,824	1,798	26	1.4%

Total revenue	164,957	139,396	25,561	18.3%
Cost of revenue (excluding depreciation and amortization included in selling, general and administrative, below)
Cost of products	51,990	46,298	5,692	12.3%
Cost of services	2,585	2,519	66	2.6%

Cost of revenue	54,575	48,817	5,758	11.8%
Commissions	974	2,056	(1,082)	(52.6%)
Marketing	4,628	4,908	(280)	(5.7%)
Selling, general and administrative	165,502	49,054	116,448	237.4%

Income (loss) from operations	(60,722)	34,561	(95,283)	(275.7%)
Other income (expense), net:
Interest expense	(5,091)	(1,673)	(3,418)	204.3%
Gain from change in fair value of warrant liability	5,127	—	5,127	0.0%
Gain from change in fair value of earnout liability	61,770	—	61,770	0.0%
Loss from extinguishment of debt	(445)	—	(445)	0.0%
Other income	1,073	17	1,056 *

Total other income (expense), net	62,434	(1,656)	64,090 *

Income before provision for income taxes	1,712	32,905	(31,193)	(94.8%)
Income tax expense (benefit)	388	286	102	35.7%

Net income	$1,324	$32,619	$(31,295)	(95.9%)

*	Not a meaningful change

Revenue

Revenue for the year ended December 31, 2022 increased by $25.6 million to $165.0 million, or 18.3% as compared to the year ended December 31, 2021. The increase was primarily driven by a $24.7 million increase of procedure and Biote-branded dietary supplement revenue. Procedures performed increased by 17.8% versus the prior year resulting in a $19.5 million increase in procedure revenue. During the year ended December 31, 2022, the number of active clinics billed increased by 13% over the year ended December 31, 2021. Biote-branded dietary supplement sales increased by 19.0% or $5.2 million over the same period in the prior year. Service revenue increased by 1.4% over the same period in the prior year resulting from an increase in the number of training sessions during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Cost of revenue

Cost of revenue for the year ended December 31, 2022 increased by $5.8 million, to $54.6 million, or 11.8% as compared to the year ended December 31, 2021. The increase was primarily due to the net impact of higher volumes at sustained unit costs. Cost of procedures increased by $4.6 million for the period, consisting of $4.8 million attributable to volume increases in pellets dispensed which was offset by a reduction of $0.2 million related to broken, damaged, or expired pellets. Biote branded dietary supplement costs increased $0.5 million or 3.5%, due to higher sales volume.

Commissions

Commissions expense for the year ended December 31, 2022 decreased by $1.1 million to $1.0 million, or 52.6%, as compared to the year ended December 31, 2021. The decrease is primarily driven by our shift to an internal sales force to generate product demand.

Marketing

Marketing expense for the year ended December 31, 2022 decreased by $0.3 million to $4.6 million, or 5.7%, as compared to the year ended December 31, 2021.

Selling, General and Administrative

Selling, general and administrative expense for the year ended December 31, 2022 increased by $116.4 million to $165.5 million, or 237.4%, as compared to the year ended December 31, 2021. This increase was primarily driven by stock compensation expense of $82.2 million. This expense represented the cumulative impact of unrecognized compensation expense for stockholders upon completion of the Business Combination as well as subsequent vesting of certain shares awarded. An additional component of the increase was $21.6 million of transaction-related expenses related to the Business Combination and other associated capital structure transactions recognized during the period. These consisted of the excess closing costs of the Business Combination over the Business Combination proceeds received; costs associated with sponsor share transfers and certain compensation paid resulting from the transaction. The increase also included a $7.2 million increase in payroll and related expenses due to increases in sales incentives consistent with sales growth for the period and additional sales and management hiring; $0.7 million of travel and entertainment expenses due to increases in sales force headcount. Depreciation and amortization expenses increased by $0.8 million attributable to assets placed in service at the beginning of the year. Additionally, professional fees and insurance costs increased during the period by $6.2 million mainly attributable to increases in costs associated with being a public company.

Interest Expense

Interest expense for the year ended December 31, 2022 increased by $3.4 million to $5.1 million, or 204.3%, as compared to the year ended December 31, 2021. The increase is primarily a result of the higher debt balance outstanding from the new debt issued as part of closing the Business Combination as well as higher interest rates incurred during the period. Interest expense relates primarily to interest on an outstanding note payable and amortization of origination fees.

Gain from Change in Fair Value of Warrant Liability

The gain from the change in fair value of our warrant liability of $5.1 million was primarily a result of the decrease in the trading price of our Public Warrants listed on Nasdaq to $0.30 per share on December 31, 2022 from $0.68 per share on the closing of the Business Combination, May 26, 2022.

Gain from Change in Fair Value of Earnout Liability

Upon the closing of the Business Combination on the Closing Date, we recognized an earnout liability of $93.9 million and subsequently remeasured the earnout liability to its fair value of $32.1 million as of December 31, 2022. The gain from the change in fair value of our earnout liability of $61.8 million was primarily a result of the decrease in the closing price of our Class A Common Stock listed on Nasdaq to $3.73 per share on December 31, 2022 from $9.02 per share on the Closing Date.

Other Income

Other income for the year ended December 31, 2022 increased by $1.1 million to $1.1 million as compared to the year ended December 31, 2021. The increase was primarily due to interest income earned on higher on hand cash balances and currency fluctuations during the period.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2022 decreased by $0.1 million as compared to the year ended December 31, 2021. This increase reflects the taxability of the income attributable to Biote that prior to the Business Combination was taxable to the Company’s Members offset by a tax benefit from certain one-time expenses related to the Business Combination that will be attributed to Biote.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP performance measure that provides supplemental information that we believe is useful to analysts and investors to evaluate the Company’s ongoing results of operations when considered alongside net income (the most directly comparable U.S. GAAP measure).

We use Adjusted EBITDA as alternative measures to evaluate our operational performance. We calculate Adjusted EBITDA by excluding from net income: interest expense; depreciation and amortization expenses; and income taxes. Additionally, we exclude certain expenses we believe are not indicative of our ongoing operations or operational performance. We present Adjusted EBITDA because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determining payments under compensation programs. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of these limitations are as follows:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison. Investors are encouraged to review the reconciliation, and not to rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2023	2022
Net income (loss)	$(2,805)	$1,324
Interest expense, net	6,363	4,047
Income tax expense	2,682	388
Depreciation and amortization	2,994	2,199
Loss from extinguishment of debt(1)	—	445
Share-based compensation expense(2)	9,057	82,180
Litigation expenses-former owner(3)	6,770	3,603
Litigation-other(4)	633	477
Legal settlement (gain) loss(5)	1,048	88
Transaction-related expenses(6)	2,118	21,627
Other expenses(7)	1,174	646
Merger and acquisition expenses(8)	2,821	—
(Gain) loss from change in fair value of warrant liability	13,411	(5,127)
(Gain) loss from change in fair value of earnout liability	8,990	(61,770)

Adjusted EBITDA	$55,256	$50,127

(1)	Represents unamortized debt issuance costs of $0.4 million charged to extinguishment of debt upon full repayment of the Company’s credit agreement with Bank of America.
(2)

Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.

(3)

Represents legal expenses to defend the Company against claims asserted by the Company’s former owner. See “Business—Legal Proceedings—Donovitz Litigation” in this prospectus and Note 18 to our consolidated financial statements for additional information.

(4)	Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(5)	Represents settlements of legal matters.
(6)

Represents transaction costs including legal fees of $0.9 million, filing fees of $0.2 million and professional services fees of $1.0 million, each of which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings. For the year ended December 31, 2022, this amount represents transaction costs including professional services fees of $4.0 million, legal fees of $4.8 million, consulting fees of $0.2 million, filing fees of $0.4 million, share redemption costs of $7.2 million and transaction bonuses of $4.2 million, each of which were incurred in connection with the Business Combination that occurred during the year ended December 31, 2022.

(7)

Represents executive severance costs of $0.8 million, costs related to recruiting executive level management, including the Chief Commercial Officer of $0.2 million, legal fees of $0.1 million and professional services fees of $0.1 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022 and a realized foreign currency loss of less than $0.02 million. For the year ended December 31, 2022, this amount represents executive severance costs of $0.4 million, private air transportation expense incurred by the Company’s previous controlling stockholder of $0.2 million, expenses related to the transition of the CEO and CFO of $0.07 million and a realized foreign currency gain of $0.03 million.
(8)	Represents professional fees of $0.6 million, consulting fees of $0.4 million and legal fees of $1.8 million all of which were associated with strategic opportunities to expand the business.

Liquidity and Capital Resources

Our liquidity is derived primarily from available cash and cash equivalents, cash generated from operations, capacity under our revolving loans and, when necessary, debt and equity financing activities. We believe that for at least the next 12 months, our current cash position, coupled with anticipated cash generated from operations and the capacity under our revolving loans, is sufficient to fund our operations and our debt service obligations. As of December 31, 2023 and 2022, we had cash and cash equivalents of $89.0 million and $79.2 million, respectively. Additionally, as of both December 31, 2023 and 2022, we had $50.0 million of revolving loans available under our Truist credit agreement.

Since our inception, we have financed our operations and capital expenditures primarily through capital investment from our founder and other members, debt financing in the form of short-term lines of credit and long-term notes payable, and net cash inflows from operations.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our clinic base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of Class A common stock by selling securityholders pursuant to the registration statement on Form S-1 filed with the SEC on June 17, 2022, which could result in a significant decline in the trading price of our Class A common stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this prospectus.

Cash Flows

The following table summarizes our consolidated cash flows for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
(in thousands)	2023	2022
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$26,883	$(9,157)
Net cash used in investing activities	(2,713)	(1,838)
Net cash provided by (used in) financing activities	(14,380)	63,460

The following table summarizes our consolidated cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Increase/(Decrease)
	2022	2021	$	%
Consolidated Statements of Cash Flows Data:
Net cash (used in) provided by operating activities	$(9,157)	$33,720	$(42,877)	(127.2%)
Net cash used in investing activities	(1,838)	(3,807)	1,969	51.7%
Net cash provided by (used in) financing activities	63,460	(20,343)	83,803	412.0%

Operating Activities

Comparison of the years ended December 31, 2023 and 2022

Cash flows from operating activities result primarily from fees associated with the Biote Method and from the sale of Biote-branded dietary supplements. Cash flows from operating activities are affected by earnings levels and changes in working capital related to our business. Working capital varies from period to period and can be affected by changes in our inventory levels due to varying demand for our products. Net cash provided by operating activities increased $36.0 million to $26.9 million for the year ended December 31, 2023 compared to cash used by operating activities of $9.2 million for the year ended December 31, 2022. Our cash flow from working capital for the year ended December 31, 2023 was positively impacted by the cash settlement of liabilities incurred related to the Business Combination during the year ended December 31, 2022 and negatively impacted by increases in inventory levels and advances and prepayments made to certain vendors during the year ended December 31, 2023.

Comparison of the years ended December 31, 2022 and 2021

Cash flows from operating activities for the year ended December 31, 2022 decreased $42.9 million as compared to the year ended December 31, 2021. Net income, adjusted for non-cash expenses such as depreciation and amortization, provisions for bad debts, stock compensation, change in fair value of warrants and earnout liabilities, and provisions for obsolete inventories, among others, resulted in a net decrease of $15.9 million as compared to the prior period. Additionally, our working capital investment in our Biote-branded supplement inventory increased by $4.1 million as compared to the prior period. This resulted from the initial investment in our third-party fulfillment centers during the year ended December 31, 2021. These net changes were offset by a $2.3 million increase in working capital from advances and prepayments made to certain vendors and increases in accounts receivable of $0.8 million. Additionally, $31.1 million of transaction closing costs were assumed as accrued expenses and subsequently paid upon completion of the reverse-merger with Haymaker which reduced cash flow from operating activities.

Investing Activities

Comparison of the years ended December 31, 2023 and 2022

Net cash used in investing activities increased $0.9 million to $2.7 million for the year ended December 31, 2023 compared to $1.8 million for the year ended December 31, 2022, principally related to expenditures for capitalized software development costs.

Comparison of the years ended December 31, 2022 and 2021

Net cash used in investing activities for the year ended December 31, 2022 decreased by $2.0 million as compared to the year ended December 31, 2021. This decrease was primarily driven by a reduction in purchases of property and equipment of $1.1 million, primarily reusable trocars. Additionally capitalized software development costs decreased by $0.9 million.

Financing Activities

Comparison of the years ended December 31, 2023 and 2022

Net cash used in financing activities during the year ended December 31, 2023 consisted of quarterly interest payments on our term loan with Truist and $8.7 million in distributions to our partners, which decreased $4.2 million from the year ended December 31, 2022.

In May 2022, the Company received proceeds of $12.3 million in relation to the Business Combination with Haymaker and executed a Term Loan with Truist Bank that included borrowings of $125.0 million as of the Closing Date. Additionally, during the year ended December 31, 2022, we incurred debt issuance costs of $4.0 million, recorded a $36.3 million charge related to the extinguishment of our term loan with Bank of America, incurred capitalized transaction costs of $8.3 million and settled an aggregate of $7.3 million in phantom equity rights, each of which were incurred in relation to the Business Combination.

Comparison of the years ended December 31, 2022 and 2021

Net cash provided by financing activities for the year ended December 31, 2022 increased $83.8 million as compared to the year ended December 31, 2021. The increase is primarily due to the completion of the Business Combination with Haymaker. This included $12.3 million of cash proceeds from the Business Combination and $125.0 million of debt issue proceeds. These were offset by payments to retire existing debt of $37.5 million, principal payment of $3.1 million on the Truist debt, and $12.4 million of transaction and debt issuance costs. Other items included a decrease in distributions to Members of $1.5 million.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere in this registration statement.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Our most critical accounting estimates include revenue recognition, the valuation of inventory, the valuation of stock compensation and the valuation of earnout liability.

Our significant accounting policies are described in Note 2 to our consolidated financial statements. We believe that the accounting policies described reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.

Revenue Recognition

To determine revenue recognition for arrangements within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and subsequent amendments (collectively, “ASC 606”), we perform the following five steps: (1) identify the contract(s) with a clinic; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to Biote-partnered clinics in an amount that reflects the consideration we expect to receive in exchange for such goods or services.

The majority of our revenue is derived from our long-term service agreements for Biote-partnered clinics of the Biote Method. In determining the transaction price, we evaluate whether the price is subject to discounts or adjustments to determine the net consideration to which we expect to be entitled.

Revenue is recognized when control of the product or service is transferred to the clinic (i.e., when our performance obligation is satisfied), which varies between the different performance obligations within the contract. In determining whether control has transferred for a product, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the clinic. For services, we consider whether we have an enforceable right to payment and when the clinic receives the benefits of our performance. Refer to Note 2 to our consolidated financial statements for additional discussion of our revenue recognition policy.

Inventories

Our inventories consist of physician-prescribed pellets used by Biote-certified practitioners in partnered clinics and Biote-branded dietary supplements which are sold and distributed to the Biote-partnered clinics and their patients. Custody of the pellets remains with Biote-certified practitioners. The pellets are presented as inventory on our financial statements from the date of shipment until such time as they are administered in a treatment by a Biote-certified practitioner on their patient for the convenience of Biote-certified practitioners and Biote-partnered clinics. Biote-partnered clinics directly purchase Biote-branded dietary supplements from us, and our 3PL suppliers fill and ship directly to the ordering practice. The Biote-partnered clinic then sets their own pricing in compliance with our applicable policies and sells Biote-branded dietary supplements directly to patients.

Inventories are valued at the lower of cost or net realizable value. We regularly review our inventories and write down our inventories for estimated losses due to obsolescence or expiration. The allowance for pellets is determined based on the age of the specific manufacturing lots of the product and its remaining life until expiration. Dietary supplements are evaluated at the product level based on sales of our products in the recent past and/or expected future demand. Future demand is affected by market conditions, new products and strategic plans, each of which is subject to change with little or no forewarning. In estimating obsolescence, we utilize information that includes projecting future demand.

The need for strategic inventory levels to ensure competitive delivery performance to our Biote-partnered clinics are balanced against the risk of inventory obsolescence due to clinic requirements.

Share-Based Compensation

Share-based compensation awards previously granted by Holdings were valued using a Monte-Carlo simulation as of the grant date because the value of the awards was dependent on future distributions to be received from a change in control or qualifying liquidity event. The significant assumptions used in the valuation include the constant risk-free rate, constant volatility factor and the Geometric Brownian Motion.

Earnout Liability

Our earnout liability was valued using a Monte-Carlo simulation in order to simulate the future path of our stock price over the earnout period. The carrying amount of the liability may fluctuate significantly and actual amounts paid may be materially different from the liability’s estimate value. The significant assumptions used in the valuation include the Company’s stock price, volatility and the drift rate.

Off-Balance Sheet Commitments and Arrangements

As of December 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

Our principal contractual obligations and commitments consist of obligations to pay loan principal and interest under our long-term debt agreement and obligations under our operating lease agreement.

Refer to Note 8 and Note 10 to our consolidated financial statements for a discussion of the nature and timing of our obligations under these agreements. The future amount and timing of interest payments under our long-term debt agreement are expected to vary with the amount and then-prevailing contractual interest rates of our debt, which are discussed in Note 8 to our consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) March 4, 2026, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Fluctuation Risk

The primary objective of our investment activities is to maintain cash reserves to meet the capital requirements of our operations and our contractual obligations. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

We are exposed to interest rate risk in relation to our long-term debt outstanding. As is more fully described in Note 8 to the consolidated financial statements elsewhere in this registration statement, our outstanding long-term debt has a variable rate of interest, which is primarily based on the Standard Overnight Financing Rate. We estimate that an increase of 100 basis points in the interest rates related to our long-term debt would increase our annualized interest expense by approximately $1.2 million.

We do not engage in any strategies to limit our exposure to this interest rate risk. In addition to the interest rate risk related to our current borrowings, changes in interest rates could affect the interest we pay under any future borrowings on the line of credit available to us under our long-term debt agreement.

The variable interest rate on our long-term debt has increased since our last fiscal year, to a rate of 8.0% as of December 31, 2023 from a rate of 6.9% as of December 31, 2022.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

MANAGEMENT

Management and Board of Directors

The following table sets forth certain information, including ages as of March 11, 2024, of our executive officers and members of the Board.

Name	Age	Position(s)
Marc D. Beer	59	Executive Chairman (Class III Director)
Dana Jacoby	49	Class I Director
Mark Cone	61	Class II Director
Steven J. Heyer	71	Class II Director
Andrew R. Heyer	66	Class I Director
Debra L. Morris	65	Class II Director
Teresa S. Weber	70	Chief Executive Officer, Class III Director
Robert Peterson	47	Chief Financial Officer
Mary Elizabeth Conlon	44	Vice President, Business Development & General Counsel
Mary J. Puncochar	60	Head of Strategic Sales & Business Analytics

Executive Officers

The following is a brief biography of each of Biote’s executive officers and key employees.

Teresa S. Weber, Chief Executive Officer, Director. Ms. Teresa S. Weber has served as the Chief Executive Officer of Biote since March 2019, on the Board since May 2022 and on the board of managers of Holdings since June 2018. Prior to joining Biote, Ms. Weber served as the chief executive officer of Amen Clinics, Inc., an outpatient healthcare clinic company, from January 2015 to March 2019. Ms. Weber has also been a partner and consultant at Mattioli Weber Consulting, a marketing, service and retain consulting firm, since June 2013. She holds an M.S. in Management from Purdue University and a B.S. in Economics from New College Florida. Ms. Weber is qualified to serve as a director due to her significant leadership experience.

Robert C. Peterson, Chief Financial Officer. Mr. Robert C. Peterson has served as the Chief Financial Officer of Biote since January 2024. Prior to joining Biote, Mr. Peterson served as the executive vice president and chief financial officer at Virbac Corp., a subsidiary of Virbac S.A., a global veterinary pharmaceutical and wellness company, from September 2017 to January 2024. Mr. Peterson is a Certified Public Accountant and holds a B.B.A and an M.B.A. from the Texas Christian University.

Mary Elizabeth Conlon, Vice President, Business Development & General Counsel. Ms. Mary Elizabeth Conlon has served as the Vice President, Business Development and General Counsel of Biote since June 2021. Prior to joining Biote, Ms. Conlon founded The Conlon Law Firm, P.C., where she practiced law from January 2012 to June 2021. Prior to that, Ms. Conlon was named partner at Travis, Calhoun & Conlon, P.C., where she practiced law from September 2004. Ms. Conlon holds a J.D. from Baylor Law School and a B.A. in Communications from Baylor University.

Mary J. Puncochar, Head of Strategic Sales and Business Analytics. Ms. Mary J. Puncochar has served as the Head of Strategic Sales & Business Analytics of Biote since March 2024 and was previously Biote’s Chief Commercial Officer from May 2023 to March 2024, bringing more than 30 years of experience in sales, tech-enabled marketing and management roles at leading healthcare, pharmaceutical and medical device companies. Prior to joining Biote, from April 2019 to April 2022, Ms. Puncochar served as Head of the U.S. Region at Ascensia Diabetes Care, a global diabetes care company, and as the U.S. Commercial Head from January 2018 to April 2019, where she achieved commercial success through the development and launch of innovative solutions and precision tools aimed at helping consumers more effectively manage their health. Ms. Puncochar holds a B.S. in Nursing from the University of Minnesota and an A.A. from the North Dakota State University, and is a member of the Women Business Leaders of the U.S. Health Care Industry Foundation (WBL)..

Directors

Marc D. Beer, Executive Chairman. Mr. Marc D. Beer has served as the Chairman of the Board since May 2022 and as chairman of the board of managers of Holdings since January 2021. Mr. Beer has also served as the chairman of the board of Papyrus Therapeutics Inc. since August 2021, chairman of the board of Origami Surgical LLC since April 2020 and as the chairman of the board of LumeNXT LLC since August 2018. Prior to that, Mr. Beer co-founded Renovia Inc. in August 2016, where he previously held the positions of chairman of the board and chief executive officer and continues to serve as a strategic advisor. Before starting Renovia Inc., Mr. Beer was the chairman of the board of Minerva Neurosciences, Inc. (Nasdaq: NERV) from December 2013 to January 2018. Mr. Beer holds a BS from Miami University. Mr. Beer is qualified to serve as a director due to his significant leadership background and industry experience.

Dana Jacoby, Director. Ms. Dana Jacoby has served as a member of the Board since May 2022 and as a member of the board of managers of Holdings since August 2021. Prior to Biote, Ms. Jacoby served as the chief executive officer of Specialty Networks Consulting from November 2015 to December 2020. In October 2017, Ms. Jacoby founded Vector Medical Group, where she continues to serve as chief executive officer. Ms. Jacoby holds an M.S. in Business and Healthcare, Master of Health Systems from the Robert Wood Johnson Medical School at the University of Medicine and Dentistry of New Jersey and a B.S. in Political Science and Public Relations from Louisiana State University. Ms. Jacoby is qualified to serve as a director due to her extensive leadership experience and background in the industry.

S. Mark Cone, Director. Dr. Mark Cone has served as a member of the Board since May 2022 and as a member of the board of managers of Holdings since August 2021. Dr. Cone has also served as the market president of Privia Health’s South Texas market (Nasdaq: PRVA) since October 2015 and as the president of Privia Medical Group Gulf Coast since October 2015. Additionally, since December 2013, Dr. Cone has served as vice president of the board of directors of the U.S. Women’s Health Alliance and as chairman of the board of Global Women’s Health Providers, a Cedar Gate Technologies company, since October 2020. Dr. Cone currently serves as chairman of the advisory board for Fannin Surgicare, an outpatient ASC. Prior to these positions, Dr. Cone was the chief executive officer of Complete MD Solutions, a physician management company from December 2014 to October 2015. He holds an M.D. from Baylor College of Medicine and a Bachelor of Science in Biology and Medicine from Texas A&M University. Dr. Cone is qualified to serve as a director due to his extensive industry and leadership experience.

Andrew R. Heyer, Director. Mr. Andrew R. Heyer has served as a member of the Board since May 2022. Mr. Heyer previously served as the president and director of HYAC from July 2020 until HYAC completed its business combination in May 2022, and is a finance professional with over 40 years of experience investing in the consumer and consumer-related products and services industries, as well as a senior banker in leveraged finance during which time his clients included many large private equity firms. Mr. Heyer served as president and director of Haymaker Acquisition Corp. II (“Haymaker II”) until it completed its business combination in December 2020 with GPM and ARKO Holdings Ltd. (“ARKO Holdings”), which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on the board since such time. Mr. Heyer was president and director of Haymaker Acquisition Corp. I (“Haymaker I”) until it completed its business combination with OneSpaWorld Holdings in March 2019, and has since remained on its board since such time. Currently, Mr. Heyer is the Chief Executive Officer and founder of Mistral Equity Partners (“Mistral”), a private equity fund manager founded in 2007 that invests in the consumer industry. Prior to founding Mistral in 2007, from 2000 to 2007, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, a $1.3 billion private equity fund. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp. and a co-head of the CIBC Argosy Merchant Banking Funds from 1995 to 2001. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. from 1985 to 1995. Before Argosy, from 1984 to 1985, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, previous to that, he worked at Shearson/American Express. Mr. Heyer also currently serves as president and a director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering. From 1993 through 2009, Mr. Heyer also served on the board of The Hain Celestial Group, Inc. (Nasdaq: HAIN), a natural and organic food and products company, rejoining the board from 2012 to April 2019. Mr. Heyer also serves on the board of several private companies owned in whole or in part by Mistral, including Worldwise, Inc., a pet accessories business from 2011 to the present, and The Lovesac Company, Inc. (Nasdaq: LOVE), a branded omni-channel retailer of technology-forward furniture, from 2010 to the present. Mr. Heyer has also served on the board of Insomnia Cookies, a retailer of desserts open primarily in the evening and nighttime, and on the investment committee of AF Ventures, an investor in high-growth consumer product companies. In the past, Mr. Heyer has served as a director of XpresSpa Group, Inc. from 2016 to 2019, Las Vegas Sands Corp., a casino company, from 2006 to 2008, El Pollo Loco Holdings, Inc., a casual Mexican restaurant, from 2005 to 2008, and Reddy Ice Holdings, Inc., a manufacturer of packaged ice products, from 2003 to 2006. Mr. Heyer received his B.Sc. and M.B.A. from the Wharton School of the University of Pennsylvania, graduating magna cum laude. Mr. Heyer is the brother of Mr. Steven Heyer, our Chief Executive Officer. Mr. Heyer is qualified to serve as a director due to his extensive finance, investment and operations experience, particularly in the consumer and consumer-related products and services industries.

Steven J. Heyer, Director. Mr. Steven J. Heyer has served as a member of the Board since May 2022. Mr. Heyer previously served as HYAC’s chief executive officer and executive chairman from July 2020 until HYAC completed its business combination in May 2022, and has over 40 years of experience in the consumer and consumer-related products and services industries, leading a range of companies and brands. Mr. Heyer has applied his experience and analytical skills in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies. Over the past ten years, he has been acting as an advisor and director to, and investor in, several private companies across the consumer subsectors of health and wellness, restaurants, technology, marketing services and technology and furniture. Mr. Heyer currently serves as Chief Executive Officer and a Director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering. Mr. Heyer served as the Chief Executive Officer and Chairman of Haymaker II until it completed its business combination in December 2020 with GPM Investments, LLC (“GPM”) and ARKO Holdings, which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on its board since such time as a director. Mr. Heyer was Chief Executive Officer and Chairman of Haymaker I from its formation until it completed its business combination with OneSpaWorld Holdings (Nasdaq: OSW) in March 2019. Since its business combination, he has served as Vice Chairman on the board of directors of OneSpaWorld Holdings. Mr. Heyer’s operating experiences include: leading the turnaround of Outback Steakhouse as an advisor (from 2010 to 2012); as Chief Executive Officer of Starwood Hotels & Resorts Worldwide (from 2004 until 2007); as President and Chief Operating Officer of The Coca-Cola Company (from 2001 to 2004); as a member of the boards of Coca-Cola FEMSA, and Coca-Cola Enterprises (all from 2001 to 2004); as President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee (from 1994 to 2001); as President and Chief Operating Officer of Young & Rubicam Advertising Worldwide (from 1992 to 1994); and before that spending 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. For the last five years, Mr. Heyer has served on the boards of Lazard Ltd, Lazard Group, and Atkins Nutritionals Inc. (each as further described below) as well as investing in a private capacity in early stage and venture consumer and consumer media companies. Mr. Heyer has extensive board experience, including: the board of Atkins Nutritionals Inc. until 2017, when it was acquired by Conyers Park Acquisition Corp, a publicly traded special purpose acquisition company; Lazard Ltd and Lazard Group (2005 to present); the board of WPP Group, a publicly traded digital, internet, and traditional advertising company (2000 to 2004); the board of Equifax, the publicly traded consumer credit reporting and insights company (2002 through 2003); the board of Omnicare, Inc., a supplier of pharmaceutical care to the elderly (2008 through 2015); the board of Vitrue, Inc., a provider of social marketing publishing technologies (2007 through 2012); and the board of Internet Security Systems, Inc. a provider of internet security software, appliance, and services (2004 through 2005). In March 2011, Harry & David Holdings, Inc. (“Harry & David”), a company where Mr. Heyer had been Chief Executive Officer from 2010 until February 2011, filed a prearranged Chapter 11 plan under the U.S. Bankruptcy Code. Subsequently, Harry & David filed a reorganization plan in bankruptcy court in May 2011 and emerged from bankruptcy in September 2011.

Mr. Heyer received his B.S. from Cornell University and an M.B.A. from New York University. Mr. Heyer is the brother of Mr. Andrew Heyer, our President. Mr. Heyer is qualified to serve as a director due to his extensive operations, management and business background, particularly in the consumer and consumer-related products and services industries.

Debra L. Morris, Director. Ms. Debra L. Morris has served as a member of the Board since November 2022. Ms. Morris served as the executive vice president and chief financial officer of Apria, Inc. (Nasdaq: APR) from March 2013 through October 2022. Prior to that, Ms. Morris served as Chief Financial Officer of Americas for Sitel Worldwide Corporation from February 2010 to February 2013. Prior to that she served as a Partner of Tatum LLC from 2004 to 2010 and as a Director from 2008 to 2010 and provided interim and permanent Chief Financial Officer services for companies contracted with Tatum LLC including LifeMasters Supported SelfCare and RelaDyne. Effective May 15, 2020, Ms. Morris serves as a Director for Alternative Logistics Technologies, Holdco, LLC (a.k.a EverDriven) where she serves as the chair of the audit committee. Effective December 31, 2020, Ms. Morris serves as a director of Rexford Industrial (NYSE: REXR) and serves on the audit, compensation and nomination and governance committees. Ms. Morris holds a B.S. in Business Administration from Colby Sawyer College in New London, New Hampshire. Ms. Morris is qualified to serve as a director due to her extensive experience serving on public company boards.

Family Relationships

There are no family relationships among any of our executive officers or directors with the exception of Mr. Steven Heyer and Mr. Andrew Heyer, who are brothers.

Classified Board of Directors

Our business affairs are managed under the direction of the Board. The Board consists of six directors and is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death:

•	the Class II directors, whose terms will expire in 2024, are Steven J. Heyer, S. Mark Cone, and Debra L. Morris;

•	the Class III directors, whose terms will expire in 2025, are, Marc Beer and Terry Weber; and

•	the Class I directors, whose terms will expire in 2026, are Andrew R. Heyer and Dana Jacoby.

Director Independence

Our Corporate Governance Guidelines require a majority of Board members to be independent. Our Board has determined that all Board members, other than Mr. Beer and Ms. Weber, are independent under applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). Mr. Beer is not deemed to be independent under Nasdaq rules by virtue of his role as our Executive Chairman. Ms. Weber is not deemed to be independent under Nasdaq rules by virtue of her role as our Chief Executive Officer.

Committees of the Board of Directors

The standing committees of our Board currently include an audit committee, a compensation committee and nominating and corporate governance committee. Each of the committees report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee consists of Messrs. Andrew Heyer and Steven Heyer and Mses. Jacoby and Morris, with Mr. Andrew Heyer serving as chairperson. Our Board has determined that Mr. Andrew Heyer qualifies as our “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. The principal functions of the Audit Committee include, among other things:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K prior to us entering into such transaction; and

•

reviewing with management, the independent auditor, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Compensation Committee consists of Ms. Jacoby and Messrs. Cone and Andrew Heyer, with Ms. Jacoby serving as the chairperson. The principal functions of the Compensation Committee include, among other things:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to Board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Steven Heyer and Beer and Dr. Cone, with Mr. Steven Heyer serving as the chairperson. The principal functions of the Nominating and Corporate Governance Committee include, among other things:

•

screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending to our Board of Director candidates for nomination for election at annual meetings of stockholders or to fill vacancies on our Board;

•	developing and recommending to our Board and overseeing implementation of our Corporate Governance Guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the Company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Board Leadership Structure

Our Bylaws provide our Board with the flexibility to combine or separate the positions of chairperson of the Board and Chief Executive Officer to reflect our evolving needs and strategy, changes in our Board’s composition and leadership needs, as well as other factors, including the views of our stockholders and other stakeholders. Our Corporate Governance Guidelines specify that our Board will select our Chief Executive Officer and chairperson of our Board in the manner that it determines to be in the best interests of our stockholders. We do not believe there should be a fixed rule regarding the positions of Chief Executive Officer and chairperson being held by different individuals, or whether the chairperson should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to assume these roles may require different outcomes at different times, and our Board believes that retaining flexibility in these decisions is in the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee periodically reviews this matter and make recommendations to our Board. The Nominating and Corporate Governance Committee has recommended, and our Board of directors has determined, that the roles of Chief Executive Officer and chairperson of our Board of directors should be separate. The role of chairperson is currently held by Mr. Beer.

Role of the Board in Risk Oversight

A key function of our Board is informed oversight of our risk management process. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. Our Board and its committees consider specific risk topics, including risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cyber security. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to our Board as quickly as possible.

Our Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management and financial risk assessment, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Areas of focus for our Audit Committee include our policies and other matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our information security policies and practices and the internal controls regarding information security, and the steps taken by management to monitor and mitigate or otherwise control these exposures and to identify future risks. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures.

In connection with its reviews of our business operations and corporate functions, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While our Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to our Board and its committees on such matters.

Code of Conduct and Ethics

We have adopted a code of ethics (the “Code of Ethics”) applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq, which is available on the Governance section of our investor relations website at ir.biote.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this registration statement. We also intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. You may review these documents by accessing public filings at the SEC’s web site at www.sec.gov.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our named executive officers who are identified in the 2023 Summary Compensation Table below, who are also the named executive officers of Biote.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company is an emerging growth company. The scaled down disclosure rules require compensation disclosure for our principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2023 exceeded $100,000 and who were serving as executive officers as of December 31, 2023. We refer to these individuals as “named executive officers.” For 2023, our named executive officers were:

•	Teresa S. Weber, Biote’s Chief Executive Officer;

•	Mary Elizabeth Conlon, Vice President, Business Development & General Counsel; and

•	Mary Puncochar, Chief Commercial Officer.

2023 Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by our Chief Executive Officer and the two other most highly compensated executive officers, or collectively, the named executive officers, during the fiscal years indicated:

Name and Principal Position	Year	Salary(1)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(5) ($)		All Other Compensation(3) ($)	Total ($)
Teresa S. Weber	2023	600,875	—	—	2,758,739	457,125		—	3,816,739
Chief Executive Officer	2022	541,392	335,416	340,160	2,689,432	2,823,435	(4)	—	6,729,835
Mary Puncochar(6)	2023	201,923	—	—	773,055	72,479		46,896	1,094,353
Chief Commercial Officer	2022	—	—	—	—	—		—	—
Mary Elizabeth Conlon	2023	395,400	—	—	493,186	146,298		10,662	1,045,546
Vice President, Business Development & General Counsel	2022	355,038	—	—	291,212	110,811		9,150	766,211

(1)	Salary amounts represent actual amounts earned during the applicable year. See “—Narrative to the Summary Compensation Table—Annual Base Salary” below.
(2)

Amounts represent the aggregate grant date fair value of stock and option awards granted to our named executive officers during 2023, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)

The amounts in this column represent Biote’s matching contributions to the named executive officer’s 401(k) plan as well as the following in 2023: (i) a gross-up of taxable gift of $340 and $267 for Ms. Puncochar and Ms. Conlon, respectively, and (ii) cell phone expenses and housing allowances of $42,775 for Ms. Puncochar.

(4)	Amount reflects performance-based cash bonuses awarded to Ms. Weber during the fiscal year ended December 31, 2022 in connection with the Closing of the Business Combination.
(5)

Amounts reflect target performance-based cash bonuses awarded to our named executive officers. See “—Employment and Other Arrangements” below for a description of the material terms of the program pursuant to which this compensation will be awarded. The 2023 performance-based cash bonus for Ms. Weber is $457,125, reflecting a 75% achievement of the Company’s 2023 Corporate Goals, and for Ms. Puncochar and Ms. Conlon is $72,479 and $145,298, respectively, reflecting an 85% achievement of the Company’s 2023 Corporate Goals.

(6)	Ms. Puncochar was appointed as the Company’s Chief Commercial Officer in May 2023. Amounts in the table reflect actual compensation awarded to Ms. Puncochar and are not annualized.

Narrative to the Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. See “—Employment Arrangements” for additional information.

The following table sets forth the annual base salaries for our named executive officers for 2022 and 2023.

Name	2022 Base Salary ($)	2023 Base Salary ($)
Teresa S. Weber	575,000	610,000
Mary Puncochar(1)	—	350,000
Mary Elizabeth Conlon	395,400	395,400

(1)	Ms. Puncochar was appointed as the Company’s Chief Commercial Officer in May 2023. Amounts in the table reflect actual compensation awarded to Ms. Puncochar and are not annualized.

Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. In accordance with the terms of their respective employment agreements, our named executive officers are eligible to receive discretionary annual bonuses of up to a percentage of each executive’s gross base salary based on individual performance, company performance or as otherwise determined appropriate, as determined by the Compensation Committee of the Board.

The Board previously approved specified company and individual performance metrics for annual bonuses for our executives for fiscal 2023 as well as target bonuses for certain executives of the Company. The Compensation Committee has reviewed the Company’s fiscal year 2023 corporate performance, reflecting an 85% achievement of the 2023 Corporate Goals, and deemed it advisable to approve a bonus pool in the amount of $1,131,945 for non-executive employees, based on the 2023 Corporate Goals Achievement, for the payment of 2023 cash performance bonuses to non-executive employees of the Company.

The following table sets forth the bonus amounts for our named executive officers for 2023.

Name	2023 Bonus Amount
Teresa S. Weber	$457,125
Mary Puncochar(1)	$72,479
Mary Elizabeth Conlon	$146,298

(1)	Ms. Puncochar was appointed as the Company’s Chief Commercial Officer in May 2023. Amounts in the table reflect actual compensation awarded to Ms. Puncochar and are not annualized.

Equity-Based Incentive Awards

Our equity-based incentive awards granted to our named executive officers are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. As of the date of this prospectus, stock awards and stock option awards were the only form of equity awards we have granted to any of our executive officers.

We use stock options as an incentive for long-term compensation to our executive officers because the stock options allow our executive officers to profit from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our Common Stock on the date of grant. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. We may grant equity awards at such times as the Board or Compensation Committee determines appropriate. Our executives generally are awarded an initial grant in the form of a stock option award in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

As of the date of this prospectus, we have granted all stock options pursuant to our 2022 Equity Incentive Plan.

All options are granted with an exercise price per share that is no less than the fair market value of our Common Stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2023. All awards were granted pursuant to the Incentive Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Teresa S. Weber	—	1,137,430	(3)	$4.00	9/14/2032	85,040	421,876
	—	755,150	(4)	$5.80	4/2/2033	—	—
Mary Puncochar(5)	—	251,500	(6)	$5.39	5/31/2033	—	—
Mary Elizabeth Conlon	—	123,161	(3)	$4.00	9/14/2032	63,606	237,250
	—	135,000	(4)	$5.80	4/2/2033

(1)

All of the option awards listed in the table were granted with an exercise price per share that is no less than the fair market value of our Class A Common Stock on the date of grant of such award, as determined in good faith by the Board.

(2)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our Class A Common Stock on Nasdaq on December 31, 2023, the last trading day of the year, which was $4.94 per share.

(3)

50% of the shares vest on the second-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 24 equal monthly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.

(4)

25% of the shares vest on the first-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 36 equal monthly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.

(5)	Ms. Puncochar was appointed as the Company’s Chief Commercial Officer in May 2023.
(6)

Pursuant to a change in employment status, Ms. Puncochar’s option awards were modified to allow for immediate vesting of twenty five percent (25%) of the unvested total, a quantity of 55,375 options. The remaining balance of 166,125 options will vest in 36 equal monthly increments, approximately two point seven eight percent (2.78%) per month, thereafter subject to continuous service and all other terms within the Award Agreement.

See “—Potential Payments and Benefits upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by our named executive officers.

We may in the future, on an annual basis or otherwise, grant additional equity awards to our executive officers pursuant to our Incentive Plans.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; employee assistance program; life planning, financial and legal resources; and worldwide emergency travel assistance. We do not maintain any executive-specific benefit or executive perquisite programs other than as provided in the agreements described in the section immediately below.

Other than the director and officer insurance coverage we maintain for our directors and officers, we do not maintain any executive-specific health and welfare benefit or perquisites.

Health and Welfare Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including: health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; life planning financial and legal resources; and worldwide emergency travel assistance.

401(k) Plan

Biote’s named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may contribute a portion of their annual compensation to the 401(k) Plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a safe harbor, non-elective contribution to the 401(k) Plan equal to 3% of each participant’s eligible employee compensation. Safe harbor contributions vest immediately for each participant.

Employment Arrangements

Below are descriptions of our employment agreements and arrangements with our named executive officers. The agreements generally provide for at-will employment without any specific term and set forth the named executive officer’s initial base salary and annual target bonus. Each named executive officer is also eligible to participate in all employee benefit plans that are generally available to our employees. Furthermore, each of our named executive officers has executed our standard employee confidential information and invention assignment agreement, which includes, among other things, non-solicitation and non-competition provisions.

Teresa S. Weber

Biote Medical entered into a services agreement with Ms. Weber effective as of May 26, 2022. Ms. Weber’s services agreement provides that she will serve as the Chief Executive Officer of Biote and BioTE Management, LLC, and as a member of the Board, receive an annual base salary of $575,000 and be eligible for a discretionary annual cash bonus, with a target of 100% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.

In addition, Ms. Weber’s services agreement provides for severance benefits upon an involuntary termination. Ms. Weber’s amended and restated employment agreement provides that if Ms. Weber’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-

current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 18 months if such termination is in connection with a change in control event, or 12 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Weber shall also receive a monthly payment in an amount equal to 1/12th of her then-current target bonus for a period of 18 months. Such payments are contingent on Ms. Weber’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Weber (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage.

Mary Puncochar

On May 12, 2023, Biote Medical entered into an employment agreement with Mary Puncochar, effective as of May 30, 2023. Ms. Puncochar’s employment agreement provides that she will serve as Biote’s Chief Commercial Officer, receive an annual base salary of $350,000 and be eligible for a discretionary annual cash bonus, with a target of 40% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.

In addition, Ms. Puncochar’s employment agreement provides that if Ms. Puncochar’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Puncochar shall also receive a monthly payment an amount equal to 1/12th of her then-current target bonus for a period of 12 months. Such payments are contingent on Ms. Puncochar’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Puncochar (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage. Biote has also entered into an indemnification agreement with Ms. Puncochar on the same terms as it has with its other directors and executive officers.

On March 3, 2024, Biote Medical entered into a change in employment status agreement with Ms. Puncochar, effective as of March 10, 2024. Ms. Puncochar’s change in employment status provides that she will serve as the Company’s Head of Strategic Sales & Business Analytics, receive an annual base salary of $270,375 and be eligible for a discretionary annual cash bonus, with a target of 40% of the adjusted base salary based on annual performance standards. Further, Ms. Puncochar’s outstanding option awards will be modified to allow for immediate vesting of twenty five percent (25%) of the unvested total, a quantity of 55,375 options. The remaining balance of 166,125 options will vest in 36 equal monthly increments, approximately two point seven eight percent (2.78%) per month, thereafter subject to continuous service and all other terms within the applicable award agreement.

Mary Elizabeth Conlon

On May 31, 2022, Biote Medical entered into an employment agreement with Mary Elizabeth Conlon, effective as of May 26, 2022. Ms. Conlon’s employment agreement provides that she will serve as Biote’s Vice President, Business Development & General Counsel, receive an annual base salary of $395,400 and be eligible for a discretionary annual cash bonus, with a target of 40% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.

In addition, Ms. Conlon’s employment agreement provides that if Ms. Conlon’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-current base salary plus

(b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Conlon shall also receive a monthly payment an amount equal to 1/12th of her then-current target bonus for a period of 12 months. Such payments are contingent on Ms. Conlon’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Conlon (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage. Biote has also entered into an indemnification agreement with Ms. Conlon on the same terms as it has with its other directors and executive officers.

Potential Payments Upon Termination or Change in Control

The employment agreements for our named executive officers provide for severance and change in control benefits as described above under “—Employment Arrangements.”

Equity Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Biote believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Biote believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

DIRECTOR COMPENSATION

Cash and Equity Compensation

The Company’s amended non-employee director compensation policy, effective as of March 29, 2024, is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under this policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. Any non-executive chair and any lead director of the Board will each receive a higher retainer for such services. The chairperson of each committee will also receive a higher retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board or the applicable committee.

The retainers to be paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member is as follows:

Name	Annual Service Retainer ($)		Chairperson Additional Retainer ($)
Board of Directors(1)	$50,000	(2)	$35,000
Audit Committee	$10,000		$20,000
Compensation Committee	$7,500		$15,000
Nominating and Corporate Governance Committee	$5,000		$10,000

(1)	The lead director will receive a retainer of $20,000, in addition to the annual service retainer.
(2)	An increase of $5,000.

Instead of receiving the foregoing retainers as a cash fee, non-employee directors may elect to receive an award of fully vested deferred settlement RSUs in lieu of all, but no less than all, of such fees. Such RSUs will be granted on the same day as the annual grants (described below) are made and will be fully vested upon grant, but settlement of such RSUs will be deferred until the earlier of (i) the date such director ceases to continue to serve as a director and (ii) such date as specified by the director in the election for such grant.

In addition, on the date of each annual meeting of stockholders, each non-employee director that continues to serve as a non-employee director will receive an option to purchase shares of our Class A common stock with a grant value of $216,000. The shares subject to each annual option grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service as a director. The exercise price per share of these options will equal the fair market value of our Class A common stock on the date of grant. All options granted under this policy will vest in full upon the occurrence of a change in control prior to the termination of the director’s continuous service.

Each non-employee director may elect to convert his or her cash compensation into an award of restricted stock units, which we refer to as the retainer grant. If a non-employee director timely makes this election, each such retainer grant will be automatically granted on the first business day following the date the corresponding cash compensation otherwise would be paid under the policy and will cover a number of shares of our Common Stock equal to (A) the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director divided by (B) the closing sales price per share of our Common Stock on the date the corresponding cash compensation otherwise would be paid (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. In addition, each retainer grant will be fully vested on the grant date.

Notwithstanding the foregoing, any member of the Board that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the Company.

Director Compensation for 2023

The following table sets forth information regarding the compensation earned for service on the Board by our non-employee directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Marc D. Beer	252,500	—	1,181,614	217,600	(2)	1,651,794
Dana Jacoby	—	67,559	168,996	—		236,595
S. Mark Cone	—	55,525	168,996	—		224,521
Steven J. Heyer	85,000	—	168,996	—		253,996
Andrew R. Heyer	—	70,012	168,996	—		239,008
Debra L. Morris	—	53,111	90,283	—		143,395

(1)

The amounts reported in this column reflect the aggregate grant date fair value of the stock and option awards granted to our directors as computed in accordance with ASC Topic 718. Note that the amounts reported in this column reflect the accounting cost for these awards and do not reflect the actual economic value that may be realized by the directors.

(2)

Reflects performance-based cash bonus awarded to Mr. Beer. See “—Employment and Other Arrangements—Marc Beer” above for a description of the material terms of the program pursuant to which this compensation will be awarded. The 2023 performance-based cash bonus for Mr. Beer is $217,600, reflecting an 85% achievement of the Company’s 2023 Corporate Goals.

(3)	The table below shows each non-employee director who was serving, and held outstanding equity awards, as of December 31, 2023:

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End	Vested Stock Awards at Fiscal Year End	Unvested Stock Awards at Fiscal Year End
Marc D. Beer	—	477,721	—	—
Dana Jacoby	31,696	46,809	11,595	—
S. Mark Cone	31,696	46,809	9,524	—
Steven J. Heyer	33,456	76,745	—	—
Andrew R. Heyer	33,456	76,745	12,009	—
Debra L. Morris	22,891	65,508	9,110	—

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options1)	Weighted-average exercise price of outstanding options, ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	—	—	—
2022 Equity Incentive Plan	8,556,282	4.66	8,090,746
2022 Employee Stock Purchase Plan	—	—	1,561,744
Equity compensation plans not approved by stockholders	—	—	—
Total	8,556,282	4.66	9,652,490

(1)

Includes shares subject to outstanding awards under our 2022 Equity Incentive Plan as of December 31, 2023, of which 8,141,716 shares are subject to outstanding options and 414,566 shares are subject to outstanding RSUs.

(2)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)

Includes 8,090,746 shares available for future issuance under our 2022 Equity Incentive Plan and 1,561,744 shares available for future issuance under our 2022 Employee Stock Purchase Plan. The number of shares available for future issuance under our 2022 Equity Incentive Plan will automatically increase on January 1 of each year for a period of ten years, from January 1, 2023 through January 1, 2032, in an amount equal to five percent (5%) of the total number of shares of the Company’s capital stock outstanding on a fully diluted basis and securities convertible into or exchangeable for the Company’s capital stock on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. The number of shares available for future issuance under our 2022 Employee Stock Purchase Plan will automatically increase on January 1 of each year, from January 1, 2023 through January 1, 2032, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding and securities convertible into or exchangeable for the Company’s capital stock on December 31st of the preceding calendar year, and (ii) 797,724 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this registration statement, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•	HYAC or Biote has been or is to be a participant;

•	the amounts involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets on a consolidated basis at year end for the past two fiscal years; and

•

any of our directors, executive officers or holders of more than five percent of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Biote’s Related Party Transactions

Employment Relationships

Mandy Cotten, the daughter of Dr. Gary S. Donovitz, Biote’s founder, former chairman and one of our five percent or greater stockholders, was employed by BioTE Medical as a Clinic Director from September 1, 2015 to June 14, 2022. Mandy Cotten also provided services as a proctor and, from January 1, 2021 to June 14, 2022, Mandy Cotten also managed Biote’s therapy hotline. Mandy Cotten’s compensation included an annual salary of $137,000 in addition to a potential bonus based on services performed for Biote.

BioTE Medical granted Mandy Cotten phantom equity for her contributions as key personnel pursuant to that certain Phantom Equity Rights Grant Notice and Award Agreement, dated January 1, 2021, by and between BioTE Medical and Mandy Cotten (the “Cotten Phantom Equity Award”), which were forfeited as a result of her departure on June 9, 2022. Pursuant to the Cotten Phantom Equity Award, Mandy Cotten was entitled to receive a stated percentage of the net sales proceeds of a change in control paid or payable to Biote or Biote’s Members. BioTE Medical’s board of managers determined that the net sale proceeds from the Business Combination was $555,000,000, and that such amount would be satisfied through the issuance of, in the aggregate, approximately 138,750 shares of the Company’s Class A Common Stock to Mandy Cotten, to be issued in eight equal quarterly installments following the Closing of the Business Combination; however, the Cotten Phantom Equity Award was forfeited as a result of her departure on June 9, 2022.

Lani Hammonds-Donovitz, the wife of Dr. Gary S. Donovitz, Biote’s founder, former chairman and one of our five percent or greater stockholders, was employed by BioTE Medical from January 1, 2021 through April 30, 2021 as Director, Business Development – Research. Effective May 1, 2021, Ms. Donovitz became an independent contractor of BioTE Medical pursuant to that certain Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Ms. Hammonds-Donovitz, which was terminated immediately prior to the Closing. Total compensation received by Ms. Donovitz and Lani D. Consulting was $157,639 and $265,936 for the years ended December 31, 2022 and 2021.

Founder Advisory Agreement

On May 18, 2022, BioTE Medical and Dr. Gary S. Donovitz, MD, the founder of BioTE Medical (the “Founder Advisor”), entered into a Founder Advisory Agreement, effective as of the Closing (the “Founder Advisory Agreement”). Pursuant to the Founder Advisory Agreement, the Founder Advisor transitioned from an officer and manager of BioTE Medical into the role of Founder Advisor and Senior Advisor (as defined in the Founder Advisory Agreement) as of the Closing. Pursuant to the Founder Advisory Agreement, Founder Advisor provides strategic advisory services to BioTE Medical for a period of four years, unless terminated earlier pursuant to the terms of the Founder Advisory Agreement, and receives an annual fee equal to $300,000 per year, continued coverage under BioTE Medical’s employee benefits and reimbursement for reasonable business expenses.

Independent Contractor Agreement

On May 18, 2022, BioTE Medical entered into an Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz, the wife of Dr. Gary S. Donovitz, MD, Biote’s founder and one of our five percent or greater stockholders (the “New Independent Contractor Agreement”). Immediately upon the Closing, the New Independent Contractor Agreement replaced the Independent Contractor Agreement, dated as of May 3, 2021, between Lani D. Consulting and BioTE Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting will provide certain services to BioTE Medical for a period of four years, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $250,000 per year and reimbursement for reasonable business expenses. The New Independent Contractor Agreement was terminated effective September 9, 2022.

Related Party Transactions in Connection with the Business Combination

Tax Receivable Agreement

Simultaneously with the Closing, Biote entered into a tax receivable agreement (the “TRA”) with Holdings, the Members and the Members’ Representative. Pursuant to the TRA, Biote generally will be required to pay to the Members 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of the increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Holdings Units in exchange for Class A Common Stock (or cash) pursuant to the Holdings A&R OA, and tax benefits attributable to payments under the TRA. The term of the TRA will continue until all such tax benefits have been utilized or expired unless Biote exercises its right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA (calculated under certain assumptions) or certain other acceleration events occur.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain of HYAC’s then current officers and directors, the Sponsor, Biote, Holdings and the Members’ Representative entered into the “Sponsor Letter,” pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock and (iii) waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B common stock Conversion will occur as discussed herein (and as more fully described in the Sponsor Letter).

A&R Investor Rights Agreement

At the Closing, Biote, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an investor rights agreement, which was amended and restated on July 19, 2022, and which we refer to as the A&R IRA. Pursuant to the terms of the A&R IRA, among other things, (i) that certain Registration Rights Agreement, by and between HYAC and certain security holders, dated March 1, 2021, entered into in connection with HYAC’s IPO, was terminated, (ii) the Company provided certain registration rights for the shares of Class A Common Stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock, Class V Voting Stock and the Holdings Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A Common Stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing and (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business

Combination Agreement, for 30 days following the Closing Date (such lock-up period superseding the lock-up period set forth in the Insider Letter (as defined in the A&R IRA)), in each case, as more fully described in the A&R IRA). All lock-up restrictions, other than those related to the Member Earnout Units and the Sponsor Earnout Shares, have now expired.

The foregoing description of the A&R IRA does not purport to be complete and is qualified in its entirety by the full text of the A&R IRA, a copy of which is attached as Exhibit 10.3 hereto.

Second Amended and Restated Operating Agreement of Biote

At the Closing, Biote, Holdings and the Members entered into the Holdings A&R OA, which, among other things, permitted the issuance and ownership of Holdings Units as contemplated to be issued and owned upon the consummation of the Business Combination, designated Biote as the sole manager of Holdings, provided for the Exchange Rights, set forth the rights and preferences of the Class A common units of Holdings (“Holdings Units”), and established the ownership of the Holdings Units by the persons or entities indicated in the Holdings A&R OA.

The foregoing description of the Holdings A&R OA does not purport to be complete and is qualified in its entirety by the full text of the Holdings A&R OA, a copy of which is attached as Exhibit 10.5 hereto.

Director and Officer Indemnification

The Charter contains provisions limiting the liability of directors and provides that the Biote will indemnify each of its directors and officers to the fullest extent permitted under Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that Biote will indemnify each of its directors and executive officers against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Biote’s directors or executive officers to the fullest extent permitted by Delaware law, our Charter and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Biote will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Policies and Procedures for Related Person Transactions

The Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions (the “RPT Policy”). The RPT policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the our general counsel any “related person transaction” (defined as any transaction that is reportable under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to the Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. Directors interested in a related person transaction will be required to recuse themselves from any such vote. The RPT Policy does not specify the standards to be applied by its Audit Committee or another independent body of the Board in determining whether or not to approve or ratify a related person transaction, although such determinations are made in accordance with Delaware law.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of March 11, 2024 by:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our Common Stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 74,531,558 shares of Common Stock outstanding as of March 11, 2024, which includes 10,000,000 Earnout Voting Shares and 1,587,400 Sponsor Earnout Shares. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of March 11, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares	Percentage of Shares
Directors and Executive Officers:
Steven J. Heyer(2)	1,101,725	1.5%
Andrew R. Heyer(3)	2,568,182	3.4%
Dana Jacoby(4)	82,666	0.1%
Marc D. Beer(5)	2,967,092	4.0%
S. Mark Cone(6)	163,945	0.2%
Debra L. Morris(7)	70,806	0.1%
Teresa S. Weber(8)	3,171,611	4.3%
Mary Elizabeth Conlon(9)	176,955	0.2%
Mary J. Puncochar(10)	64,604	0.1%
All directors and executive officers as a group (10 individuals)	10,367,586	13.9%
Greater than Five Percent Holders:
Dr. Gary S. Donovitz(11)	22,418,762	30.1%
Donovitz Family Irrevocable Trust(12)	12,279,107	16.5%
325 Capital Entities(13)	3,766,666	5.1%
Bandera Partners LLC(14)	1,832,732	2.5%
Boston Partners(15)	831,841	1.1%
Roystone Entities(16)	3,188,268	4.3%

*	Less than 1%.
(1)	Unless otherwise stated, the business address of each of these entities or individuals is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States.
(2)

Consists of (i) 1,101,725 shares of Class A common stock (which includes 126,132 Sponsor Earnout Shares),and (ii) 40,500 shares of Class A common stock issuable upon the exercise of options within 60 days of March 10, 2024.

(3)

Consists of (i) (a) 1,746,262 shares of Class A common stock (which includes 237,369 Sponsor Earnout Shares) and (b) 52,509 shares of Class A common stock issuable upon the exercise of options within 60 days of March 10, 2024 held by Mr. Andrew Heyer, (ii) 392,185 shares of Class A common stock (which includes 42,375 Sponsor Earnout Shares) held by Heyer Investment Management, LLC, (iii) 73,044 shares of Class A common stock (which includes 10,593 Sponsor Earnout Shares) held by Harris Reid Heyer Trust, (iv) 73,044 shares of Class A common stock (which includes 10,593 Sponsor Earnout Shares) held by James Heyer Trust, (v) 73,044 shares of Class A common stock (which includes 10,593 Sponsor Earnout Shares) held by Peter Justin Heyer Trust, (vi) 73,044 shares of Class A common stock (which includes 10,593 Sponsor Earnout Shares) held by William Heyer Trust, and (vii) 137,559 shares of Class A common stock (which includes 26,484 Sponsor Earnout Shares) held by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust. Mr. Andrew Heyer is (i) a trustee of each of Harris Reid Heyer Trust, James Heyer Trust, Peter Justin Heyer Trust, and William Heyer Trust; and (ii) the managing member of Heyer Investment Management, LLC, and has voting and dispositive power of the securities held by such entities. Accordingly, Mr. Andrew Heyer may be deemed to have or share beneficial ownership of such securities. In addition, Mr. Andrew Heyer’s spouse is the sole trustee, grantor and recipient of annuity payments of the Mindy B. Heyer 2021 Grantor Retained Annuity Trust. Mr. Andrew Heyer disclaims beneficial ownership of the securities held by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust, and the filing of this report should not be deemed an admission that Mr. Andrew Heyer is the beneficial owner of such securities.

(4)

Consists of (i) 82,666 shares of Class A common stock, (ii) 11,595 deferred restricted stock units (“DRSUs”) and (iii) 31,696 shares of Class A common stock issuable upon the exercise of options within 60 days of March 11, 2024.

(5)	Consists of 2,967,092 shares of Class A common stock underlying Class V voting stock (which includes 654,387 Earnout Voting Shares).
(6)	Consists of (i) 163,945 shares of Class A common stock; (ii) 11,595 DRSUs and (iii) 9,524 shares of Class A common stock issuable upon the exercise of options within 60 days of March 11, 2024..
(7)	Consists of (i) 70,806 shares of Class A common stock; (ii) 9,110 DRSUs and (iii) 31,696 shares of Class A common stock issuable upon the exercise of options within 60 days of March 11, 2024.
(8)

Consists of (i) 2,967,092 shares of Class A common stock underlying Class V voting stock (which includes 654,387 Earnout Voting Shares) and (ii) 204,519 shares of Class A common stock issuable upon the exercise of options within 60 days of March 11, 2024.

(9)	Consists of (i) 176,955 shares of Class A common stock and (ii) 36,562 shares of Class A common stock issuable upon the exercise of options within 60 days of March 11, 2024.
(10)	Consists of (i) 64,604 shares of Class A common stock issuable upon the exercise of options within 60 days of March 11, 2024.
(11)

Consists of (i) 5,075,090 shares of Class A common stock held by the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust) (ii) 848,726 shares of Class A common stock underlying Class V common stock (which includes 144,918 Earnout Voting Shares) held by BioTE Management, LLC, of which Dr. Donovitz is the sole member; and (iii) 16,494,946 shares of Class A common stock underlying Class V common stock (which includes 3,840,969 Earnout Voting Shares) held by the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust). Dr. Donovitz is the trustee of the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust) and exercises sole voting and dispositive power over the shares held by the trust.

(12)

Consists of 12,279,107 shares of Class A common stock underlying Class V common stock (which includes 3,985,887 Earnout Voting Shares) held by the Donovitz Family Irrevocable Trust, of which Marci Donovitz is the trustee and beneficial owner. The business address of the Donovitz Family Irrevocable Trust is Synergy Wealth Partners, 600 N Shepherd Drive, Suite 200, Houston, TX 77007.

(13)

Information based on Form 3 filed with the SEC on June 15, 2023, which report beneficial ownership of each of: (i) 325 Capital Master Fund LP (“325 Master Fund”); (ii) 325 Capital GP LLC (“325 Capital GP”), the general partner of 325 Master Fund; (iii) 325 Capital LLC (“325”), the investment manager to 325 Master Fund; (iv) Michael D. Braner; (v) Daniel M. Friedberg and (vi) Anil K Shrivastava (collectively the “325 Capital Entities”). This filing indicates that (i) 325 Capital LLC holds 3,108,618 shares of Class A common stock; (ii) 325 Capital Master Fund LP holds 658,048 shares of Class A common stock;

(iii) Mr. Braner, Mr. Friedberg and Mr. Shrivastava (collectively, the “Managing Members” of 325). As a result, the Managing Members may be deemed to beneficially own the securities directly owned by 325 Master Fund.
(14)

Information based on the Schedule 13G filed with the SEC on February 13, 2024, which reports beneficial ownership for each of (i) Bandera Partners LLC; (ii) Gregory Bylinsky and (iii) Jefferson Gramm. Bandera Partners is the investment manager of Bandera Master Fund and may be deemed to have beneficial ownership over the Shares held by Bandera Master Fund by virtue of the sole and exclusive authority granted to Bandera Partners by Bandera Master Fund to vote and dispose of such Shares. Messrs. Bylinsky and Gramm are Managing Members of Bandera Partners and may be deemed to beneficially own the Shares held by Bandera Master Fund. Bandera Master Fund specifically disclaims beneficial ownership of the Shares held by it by virtue of its inability to vote or dispose of such Shares. The shares of Class A common stock beneficially owned by Bandera Partners LLC represent approximately 5.4% of the outstanding shares of Class A common stock. The business address for Bandera Partners LLC is 50 Broad Street, Suite 1820, New York, New York 10004.

(15)

Information based on the Schedule 13G filed with the SEC on February 13, 2024. The shares of Class A common stock beneficially owned by Boston Partners, represent approximately 2.45% of the outstanding shares of Class A common stock. The business address of Boston Partners is One Beacon Street, 30th Floor, Boston, MA 02108.

(16)

Information based on the Schedule 13G, Form 3 and Form 4 filed with the SEC on February 14, 2024, which report beneficial ownership for each of: (i) Roystone Capital Management LP (“Roystone Management”); (ii) Roystone Capital Holdings LLC (“Roystone Capital”); (iii) Guines LLC and (iv) Richard Barrerra (together with Roystone Management, Roystone Capital and Guines LLC, the “Roystone Entities”). These filings indicate that (i) Guines LLC holds 3,188,268 shares of Class A common stock (which includes 117,330 Sponsor Earnout Shares), (ii) each of the entities or individuals listed above has shared power to vote and dispose of such shares of Class A common stock and (iii) none of the entities or individuals listed above has sole power to vote or dispose of such shares of Class A common stock. The shares of Class A common stock beneficially owned by the Roystone Entities, in the aggregate, represent approximately 9% of the outstanding shares of Class A common stock. The business address of the Roystone Entities is 767 Third Avenue, 29th Floor, New York, NY 10017.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired shares of our Class A Common Stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act, in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the Investor Rights Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Class A Common Stock issued to the Selling Securityholders.

Except as set forth below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of June 16, 2022 regarding the beneficial ownership of our Class A Common Stock by the Selling Securityholders and the shares of Class A Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of Class A Common Stock is based on approximately 35,712,492 shares of Class A Common Stock issued and outstanding as of March 11, 2024 and do not take into account the issuance of any shares of Class A Common Stock upon the exchange of 38,819,066 Retained Biote Units for up to 38,819,066 shares of Class A Common Stock.

Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered under this prospectus and no other purchases or sales of our Common Stock. The Selling Securityholders may offer and sell some, all or none of the shares of Class A Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares of Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Haymaker Sponsor III(1) LLC	7,137,500	7,137,500	—	—
Entities affiliated with Cohanzick Management, LLC(2)	600,000	600,000	—	—
Donovitz Family Irrevocable Trust(3)	23,343,672	23,343,672	—	—
Dr. Gary S. Donovitz(4)	23,343,672	23,343,672	—	—
Marc D. Beer(5)	3,832,476	3,832,476	—	—
Roystone Capital Management LP(6)	100,000	100,000	—	—
Entities Affiliated with Sandia Investment Management LP(7)	100,000	100,000	—	—
Terry Weber(8)	3,832,476	3,832,476	—	—

*	Less than one percent.
(1)

Consists of 7,137,500 shares of Class A Common Stock, including 1,587,500 Sponsor Earnout Shares that became unvested and subject to forfeiture as of the Closing. One third of such Sponsor Earnout Shares will vest upon the occurrence of each of the following events: (a) the first time, prior to the five-year anniversary of the Closing Date (the “Earnout Deadline”), the volume-weighted average share price of the Class A Common Stock (the “VWAP”) equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (b) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (c) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading

Day period following the Closing. If a definitive agreement with respect to a Change of Control (as defined in the Business Combination Agreement) is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to clauses (a) through (c) of the preceding sentence, the Sponsor Earnout Shares will vest. Any Sponsor Earnout Shares held by the Sponsor Holders that remain unvested after the Earnout Deadline will be forfeited. Haymaker Sponsor III LLC is the record holder of the securities reported herein. Steven J. Heyer and Andrew R. Heyer are the managing members of Haymaker Sponsor III LLC and have voting and investment discretion with respect to the securities held of record by Haymaker Sponsor III LLC and may be deemed to have shared beneficial ownership of the securities held directly by Haymaker Sponsor III LLC. The business address of Haymaker Sponsor III LLC is 501 Madison Avenue, Floor 5, New York, NY 10022.
(2)

Shares registered for resale include: (i) 48,750 Redemption Shares held by Cohanzick Absolute Return Master Fund, Ltd., (ii) 30,000 Redemption Shares held by CrossingBridge Responsible Credit Fund, (iii) 333,305 Redemption Shares held by Destinations Global Fixed Income Opportunities Fund and (iv) 187,945 Redemption Shares held by RiverPark Strategic Income Fund. Cohanzick Management, LLC is the Investment Adviser to Cohanzick Absolute Return Master Fund, Ltd. And RiverPark Strategic Income Fund. CrossingBridge Advisors, LLC (a wholly owned subsidiary of Cohanzick Management, LLC) is the Investment Adviser to CrossingBridge Responsible Credit Fund and Destinations Global Fixed Income Opportunities Fund. David K. Sherman is the Managing Member of Cohanzick Management, LLC. The business address for Cohanzick Management, LLC is 427 Bedford Road Suite 230, Pleasantville, New York 10570. The business address for CrossingBridge Advisors, LLC is 427 Bedford Road Suite 220, Pleasantville, New York 10570.

(3)

Consists of 23,343,672 shares held by the Donovitz Family Irrevocable Trust. Includes 3,985,887 Member Earnout Shares that became unvested and subject to forfeiture as of the Closing and will vest upon the occurrence of each of the following events: (a) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (b) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (c) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing. Any such shares held by the Member Earnout Holders that remain unvested after the fifth anniversary of the Closing will be forfeited. Marci M. Donovitz is trustee of the Donovitz Family Irrevocable Trust. The address of the Donovitz Family Irrevocable Trust is Synergy Wealth Partners, 600 N Shepherd Drive, Suite 200, Houston, TX 77007.

(4)

Consists of: (i) 848,726 shares held by BioTE Management, LLC, of which Dr. Donovitz is the sole member, and (ii) 22,494,946 shares held by the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust) (the “Donovitz 2012 Irrevocable Trust”), of which Gary S. Donovitz is the trustee. Includes 144,918 Member Earnout Shares held by BioTE Management LLC and 3,840,969 Member Earnout Shares held by the Donovitz 2012 Irrevocable Trust, that became unvested and subject to forfeiture as of the Closing and will vest upon the occurrence of each of the following events: (a) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (b) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (c) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing. Any such shares held by the Member Earnout Holders that remain unvested after the fifth anniversary of the Closing will be forfeited. Dr. Donovitz exercises sole voting and dispositive power over the shares held by the trust. The business address of BioTE Management, LLC is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States. The business address of the Donovitz 2012 Irrevocable Trust is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States.

(5)

Mr. Beer is a managing member of BioTE Holdings, LLC, which is managed by biote Corp. Includes 654,387 Member Earnout Shares that became unvested and subject to forfeiture as of the Closing and will vest upon the occurrence of each of the following events: (a) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (b) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (c) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing. Any such shares held by the Member Earnout Holders that remain unvested after the fifth anniversary of the Closing will be forfeited.
(6)

Shares registered for resale include 100,000 Redemption Shares held by Roystone Capital Management LP. Richard Barrera is the portfolio manager of Roystone Capital Management LP. The business address for Roystone Capital Management LP is 767 Third Avenue, 29th Floor, New York, NY 10017, United States.

(7)

Shares registered for resale include 100,000 Redemption Shares that are allocated to investors managed by Sandia Investment Management LP. Andrew Bail is the Portfolio Manager of Sandia Investment Management LP. The business address for Sandia Investment Management LP is 201 Washington Street Suite 2600 Boston, MA 02108, United States.

(8)

Ms. Weber is the Chief Executive Officer, member of the Board and a managing member of BioTE Holdings, LLC, which is managed by biote Corp. Includes 203,286 Member Earnout Shares that became unvested and subject to forfeiture as of the Closing and will vest upon the occurrence of each of the following events: (a) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (b) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (c) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing. Any such shares held by the Member Earnout Holders that remain unvested after the fifth anniversary of the Closing will be forfeited.

Certain Relationships with Selling Securityholders

Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain of HYAC’s officers and directors, the Sponsor, the Company, Biote and the Members’ Representative entered into the Sponsor Letter, pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock and (iii) waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein (and as more fully described in the Sponsor Letter).

Investor Rights Agreement

At the Closing, Biote, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an investor rights agreement, which was amended and restated on July 19, 2022, and which we refer to as the A&R IRA. Pursuant to the terms of the A&R IRA, among other things, (i) that certain Registration Rights Agreement, by and between HYAC and certain security holders, dated March 1, 2021, entered into in connection with HYAC’s IPO, was terminated, (ii) the Company provided certain registration rights for the shares of Class A Common Stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock, Class V Voting Stock and the Holdings Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A

Common Stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing and (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement, for 30 days following the Closing Date (such lock-up period superseding the lock-up period set forth in the Insider Letter (as defined in the A&R IRA)), in each case, as more fully described in the A&R IRA). All lock-up restrictions, other than those related to the Member Earnout Units and the Sponsor Earnout Shares, have now expired.

Second Amended and Restated Operating Agreement of Biote

At the Closing, Biote, Holdings and the Members entered into the Holdings A&R OA, which, among other things, permitted the issuance and ownership of Holdings Units as contemplated to be issued and owned upon the consummation of the Business Combination, designated Biote as the sole manager of Holdings, provided for the Exchange Rights, set forth the rights and preferences of the Class A common units of Holdings (“Holdings Units”), and established the ownership of the Holdings Units by the persons or entities indicated in the Holdings A&R OA.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Charter, the Bylaws and the Investor Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Charter, the Bylaws and the Investor Rights Agreement, which are filed as exhibits to this registration statement, in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 718,000,000 shares, consisting of 708,000,000 shares of common stock, including (i) 600,000,000 shares of Class A common stock, (ii) 8,000,000 shares of Class B common stock, and (iii) 100,000,000 shares of Class V voting stock, and 10,000,000 shares of preferred stock. The outstanding shares of our common stock are, and the shares of Common Stock issuable pursuant to the Exchange Rights will be, duly authorized, validly issued, fully paid and non-assessable. These numbers of holders do not include DTC participants or beneficial owners holding shares through nominee names.

The number of Holdings Units equal to the number of Sponsor Earnout Shares (the Sponsor Earnout Units together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), are subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control. The Earnout Securities have voting rights but no right to dividends or distributions (except for certain tax distributions from Biote in accordance with the Holdings A&R OA) until such restrictions and potential forfeiture have lapsed. One third of each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest upon the occurrence of each of the following events: (i) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 consecutive trading days of any 30 consecutive trading day period following the Closing Date, (ii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 trading days of any 30 consecutive trading day period following the Closing, and (iii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 trading days of any 30 consecutive trading day period following the Closing. If a definitive agreement with respect to a Change of Control is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest.

Beginning on the six month anniversary of the Closing Date, each Retained Holdings Unit held by the Members may be redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA.

Common Stock

Our Common Stock consists of shares of Class A common stock, Class B common stock and Class V voting stock.

Voting Power

Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of common stock exclusively possess all voting power with respect to the Company. Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of shares of common stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote. Except as otherwise required by law or the Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, holders of the Class A common stock and holders of the Class V voting stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Charter (including any preferred stock designation), holders of shares of any series of common stock are not entitled to vote on any amendment to the Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any preferred stock designation) or the Delaware General Corporate Law (the “DGCL”).

Class B Common Stock

Except as otherwise required by law or the Charter (including any preferred stock designation), for so long as any shares of Class B common stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Company or another officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B common stock shall, to the extent required by law, be given to those holders of Class B common stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B common stock to take the action were delivered to the Company.

Dividends

Our “Economic Common Stock” means Class A common stock together with Class B common stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, holders of shares of Economic Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company), when, as and if declared thereon by our Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Company may not be declared or paid on the Class V voting stock.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Class V voting stock will not be entitled to receive, with respect of such shares, any assets of the Company in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of Biote) generally serving a term of three years. As described in our Charter, our initial Class I directors serve until the next annual meeting of stockholders following the Closing, initial Class II directors serve until the second annual meeting of stockholders following the Closing and initial Class III directors serve until the third annual meeting of stockholders.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Anti-Takeover Provisions of Delaware Law and the Company’s Charter and Bylaws

At any time when we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an Affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The Charter opts out of Section 203 of the DGCL.

The Charter contains certain limitations on convening special stockholder meetings. In addition, the prior charter and the Charter do not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the Company’s directors, officers or other employees of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or Bylaws; or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Rule 144

Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that, (i) such person is not deemed to have been one of our Affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our Affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock then outstanding; or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our Affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Investor Rights

The Company, the Members, the Sponsor, the Members’ Representative and certain other parties are party to an investor rights agreement, which was amended on July 19, 2022, or the A&R IRA, pursuant to which, (i) the Company provided certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, (ii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, shares of Class V voting stock and Holdings Units held by such Members for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (v) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares) for six months following the Closing and (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement (in each case, as more fully described in the A&R IRA). All lock-up restrictions, other than those related to the Member Earnout Units and the Sponsor Earnout Shares, have expired.

Listing of Securities

Our Class A Common Stock are listed on the Nasdaq Stock Market LLC under the symbol “BTMD”.

PLAN OF DISTRIBUTION

We are registering the resale of securities by the Selling Securityholders or their permitted transferees from time to time. The securities we are registering for resale will permit the Selling Securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities offered by this prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the securities covered by this prospectus will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus. We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

We have agreed to indemnify the Selling Securityholders party to the Investor Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act or any other similar federal and state securities laws, relating to the registration of the shares of Class A Common Stock offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. Each Selling Securityholder party to the Investor Rights Agreement has agreed to indemnify us against certain liabilities in connection with information furnished to us by each such Selling Securityholder, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Investor Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Investor Rights Agreement, see the section entitled “Certain Relationships with Selling Securityholders—Investor Rights Agreement.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), qualified retirement plans, taxpayers that have elected mark-to-market accounting, S corporations, partnerships and pass-through entities for U.S. federal income tax purposes (and investors in such entities), regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that hold Class A common stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes or that received our Class A common stock as compensation, holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), former citizens or long-term residents of the United States, or U.S. Holders that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss U.S. federal non-income tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, the Medicare contribution tax, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, this summary is limited to investors that will hold our Class A common stock as a “capital asset” (generally, property held for investment) under the Code, and that acquire our Class A common stock for cash pursuant to this prospectus. No ruling from the IRS or opinion of counsel has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of our Class A common stock that, for U.S. federal income tax purposes is:

•	an individual who is a U.S. citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (the “Treasury Regulations”) to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner, member or other beneficial owner in such partnership generally will depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX

CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS AND THE EFFECT OF ANY TAX TREATIES.

U.S. Federal Income Tax Considerations For U.S. Holders

Taxation of Distributions

If we make distributions to U.S. Holders in respect of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Federal Income Tax Considerations For U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A common stock. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received by the U.S. Holder in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. Holder’s acquisition cost for such Class A common stock, less any prior distributions treated as a return of capital. If a U.S. Holder received Class A common stock in a taxable exchange for property other than cash, the U.S. Holder’s acquisition cost generally will be the fair market value of the Class A common stock received in the exchange. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible for reduced rates of U.S. federal income tax. If the U.S. Holder’s holding period for the Class A common stock so disposed of is one year or less, any gain on such sale or other taxable disposition would be subject to short-term capital gain treatment and generally would be subject to U.S. federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A common stock, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at a rate of 24%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations For Non-U.S. Holders

As used herein, the term “non-U.S. Holder” means a beneficial owner of Class A common stock, who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation or

•	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition (except to the extent specifically set forth below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A common stock.

Taxation of Distributions

In general, any distributions we make to a non-U.S. Holder in respect of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Subject to the withholding requirements under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder, collectively “FATCA,” and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “U.S. Federal Income Tax Considerations For Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “U.S. Federal Income Tax Considerations For Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to the U.S. withholding tax described above, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A common stock and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax at a rate of 30% in certain circumstances on dividends in respect of our Class A common stock that is held by or through certain foreign financial institutions (which is defined broadly for this purpose and includes investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, FATCA imposes withholding tax at a rate of 30% in certain circumstances on dividends in respect of our Class A common stock that is held by or through certain non-financial foreign entities unless any such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which in turn will be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS has issued proposed regulations (the preamble to which states that taxpayers may rely upon the proposed regulations until final regulations are issued) eliminating FATCA withholding requirements with respect to gross proceeds from sales or other disposition proceeds from our Class A common stock. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of shares of Class A common stock to non-U.S. Holders. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley, LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of biote Corp. and subsidiaries as of December 31, 2023 and 2022, and for the years then ended, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.biote.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENT
S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of biote Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of biote Corp. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 15, 2024
We have served as the Company’s auditor since 2021.

biote Corp.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$89,002	$79,231
Accounts receivable, net	6,809	6,948
Inventory, net	17,307	11,183
Other current assets	9,225	3,816

Total current assets	122,343	101,178
Property and equipment, net	1,218	1,504
Capitalized software, net	4,973	5,073
Operating lease right-of-use assets	1,877	2,052
Deferred tax asset	24,884	1,838

Total assets	$155,295	$111,645

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,155	$4,112
Accrued expenses	8,497	6,274
Term loan, current	6,250	6,250
Deferred revenue, current	3,002	1,965
Operating lease liabilities, current	311	165

Total current liabilities	22,215	18,766
Term loan, net of current portion	106,630	112,086
Deferred revenue, net of current portion	1,322	926
Operating lease liabilities, net of current portion	1,680	1,927
TRA liability	18,894	—
Warrant liability	—	4,104
Earnout liability	41,100	32,110

Total liabilities	191,841	169,919
Commitments and contingencies (See Note 18)
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 35,842,383 and 11,242,887 shares issued, 34,254,883 and 9,655,387 shares outstanding as of December 31, 2023 and December 31, 2022, respectively	3	1
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 38,819,066 and 58,565,824 shares issued, 28,819,066 and 48,565,824 shares outstanding as of December 31, 2023 and December 31, 2022, respectively	3	5
Additional paid-in capital	—	—
Accumulated deficit	(29,391)	(44,460)
Accumulated other comprehensive loss	(12)	(5)

biote Corp.’s stockholders’ deficit	(29,397)	(44,459)
Noncontrolling interest	(7,149)	(13,815)

Total stockholders’ deficit	(36,546)	(58,274)

Total liabilities and stockholders’ deficit	$155,295	$111,645

The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue:
Product revenue	$182,573	$163,133
Service revenue	2,787	1,824

Total revenue	185,360	164,957
Cost of revenue
Cost of products	54,246	51,990
Cost of services	3,631	2,585

Cost of revenue	57,877	54,575
Selling, general and administrative	98,826	171,104

Income (loss) from operations	28,657	(60,722)
Other income (expense), net:
Interest expense, net	(6,363)	(4,047)
Gain (loss) from change in fair value of warrant liability	(13,411)	5,127
Gain (loss) from change in fair value of earnout liability	(8,990)	61,770
Loss from extinguishment of debt	—	(445)
Other income (expense)	(16)	29

Total other income (expense), net	(28,780)	62,434

Income (loss) before provision for income taxes	(123)	1,712
Income tax expense	2,682	388

Net income (loss)	(2,805)	1,324
Less: Net income (loss) attributable to noncontrolling interest	(6,121)	2,293

Net income (loss) attributable to biote Corp. stockholders	$3,316	$(969)

Other comprehensive income (loss):
Foreign currency translation adjustments	8	(1)

Other comprehensive income (loss)	8	(1)

Comprehensive income (loss)	$(2,797)	$1,323

Net income (loss) per common share
Basic	$0.13	$(0.12)
Diluted	$0.13	$(0.12)
Weighted average common shares outstanding
Basic	25,709,343	8,059,371
Diluted	25,709,343	8,059,371
The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

							Additional Paid-in Capital	Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit) Attributable to biote Corp.	Non- controlling Interest	Total Stockholders’ Equity (Deficit)
	Members’ Equity		Class A Common Stock		Class V Voting Stock
	Units	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	982,800	$—	—	$—	—	$—	$—	$4,165	$(40)	$4,125	$—	$4,125
Distributions	—	—	—	—	—	—	—	(9,575)	—	(9,575)	(3,311)	(12,886)
Net income through May 26, 2022	—	—	—	—	—	—	—	9,143	—	9,143	—	9,143
Other comprehensive income through May 26, 2022	—	—	—	—	—	—	—	—	1	1	—	1
Business Combination: Reverse recapitalization on May 26, 2022	(982,800)	—	7,574,271	1	48,565,824	5	—	(113,628)	—	(113,622)	—	(113,622)
Business Combination: Noncontrolling interest on May 26, 2022	—	—	—	—	—	—	—	3,619	34	3,653	(3,653)	—
Business Combination: Capitalized transaction costs	—	—	—	—	—	—	—	(12,282)	—	(12,282)	—	(12,282)
Net loss after May 26, 2022	—	—	—	—	—	—	—	(969)	—	(969)	(6,850)	(7,819)
Other comprehensive loss after May 26, 2022	—	—	—	—	—	—	—	—	—	—	(1)	(1)
Share-based compensation	—	—	—	—	—	—	—	82,180	—	82,180	—	82,180
Settlement of phantom equity rights	—	—	—	—	—	—	—	(7,250)	—	(7,250)	—	(7,250)
Vesting of RSUs	—	—	1,950,557	—	—	—	—	(424)	—	(424)	—	(424)
Issuance of shares under SEPA	—	—	130,559	—	—	—	—	561	—	561	—	561

Balance at December 31, 2022	—	$—	9,655,387	$1	48,565,824	$5	$—	$(44,460)	$(5)	$(44,459)	$(13,815)	$(58,274)

The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

					Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit Attributable to biote Corp.	Non- controlling Interest	Total Stockholders’ Deficit
	Class A Common Stock		Class V Voting Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	9,655,387	$1	48,565,824	$5	$—	$(44,460)	$(5)	$(44,459)	$(13,815)	$(58,274)
Distributions	—	—	—	—	—	—	—	—	(8,694)	(8,694)
Net income (loss)	—	—	—	—	—	3,316	—	3,316	(6,121)	(2,805)
Other comprehensive income	—	—	—	—	—	—	9	9	10	19
Share-based compensation	—	—	—	—	—	9,057	—	9,057	—	9,057
Vesting of RSUs	1,250,512	—	—	—	—	(3,928)	(6)	(3,934)	3,934	—
Issuance of stock under purchase plans	33,704					(23)	—	(23)	167	144
Settlement of warrants	3,088,473	—	—	—	—	15,986	(1)	15,985	1,530	17,515
Exercise of stock options	105,049	—	—	—	—	2,043	(3)	2,040	(1,620)	420
Litigation settlement	375,000	—	—	—	—	1,199	—	1,199	—	1,199
Exchanges of Class V voting stock	19,746,758	2	(19,746,758)	(2)	—	(17,455)	(6)	(17,461)	17,460	(1)
TRA liability	—	—	—	—	—	4,874	—	4,874	—	4,874

Balance at December 31, 2023	34,254,883	$3	28,819,066	$3	$—	$(29,391)	$(12)	$(29,397)	$(7,149)	$(36,546)

The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2023	2022
Operating Activities
Net income (loss)	$(2,805)	$1,324
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,994	2,199
Bad debt expense (recoveries)	663	(155)
Amortization of debt issuance costs	794	589
Write-off of capitalized software	313	—
(Benefit from) provision for obsolete inventory	(26)	140
Non-cash lease expense	499	240
Shares issued in settlement of litigation	1,199	—
Non-cash sponsor share transfers	—	7,216
Non-cash fees under SEPA	—	119
Share-based compensation expense	9,057	82,180
(Gain) loss from change in fair value of warrant liability	13,411	(5,127)
(Gain) loss from change in fair value of earnout liability	8,990	(61,770)
Loss from extinguishment of debt	—	445
Deferred income taxes	721	(743)
Changes in operating assets and liabilities:
Accounts receivable	(505)	(1,562)
Inventory	(6,098)	(1,708)
Other current assets	(5,418)	(2,284)
Accounts payable	(165)	416
Deferred revenue	1,433	384
Accrued expenses	2,223	(30,841)
Operating lease liabilities	(397)	(219)

Net cash provided by (used in) operating activities	26,883	(9,157)
Investing Activities
Purchases of property and equipment	(359)	(333)
Purchases of capitalized software	(2,354)	(1,505)

Net cash used in investing activities	(2,713)	(1,838)
Financing Activities
Proceeds from the business combination	—	12,282
Principal repayments on term loan	(6,250)	(4,375)
Borrowings on term loan	—	125,000
Extinguishment of Bank of America term loan	—	(36,250)
Debt issuance costs	—	(4,036)
Settlement of phantom equity rights	—	(7,250)
Settlement of RSUs	—	(424)
Proceeds from exercise of stock options	420	—
Issuance of stock under purchase plan	144	—
Distributions	(8,694)	(12,886)
Capitalized transaction costs	—	(8,341)
Proceeds from issuance of shares under SEPA	—	442
SEPA transaction costs	—	(702)

Net cash provided by (used in) financing activities	(14,380)	63,460
Effect of exchange rate changes on cash and cash equivalents	(19)	—

Net increase in cash and cash equivalents	9,771	52,465
Cash and cash equivalents at beginning of period	79,231	26,766

Cash and cash equivalents at end of period	$89,002	$79,231

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$9,476	$4,426
Cash paid for income taxes	$4,426	$282
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$208	$49
Non-cash SEPA transaction costs	$—	$119
The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
—biote Corp. (inclusive of its consolidated subsidiaries, the “Company” or “Biote”) is a Delaware incorporated company headquartered in Irving, Texas. The Company was founded in 2012 and trains physicians and nurse practitioners in hormone optimization using bio-identical
hormone replacement pellet therapy in men and women experiencing hormonal imbalance.
Basis of Presentation
—The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements include the accounts of Biote and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company recognizes noncontrolling interest related to its less-than-wholly-owned subsidiary as equity in the consolidated financial statements separate from the parent entity’s equity. The net income attributable to noncontrolling interest is included in net income in the consolidated statements of income (loss) and comprehensive income (loss).
Business Combination
—On May 26, 2022 (the “Closing Date”), BioTE Holdings, LLC (“Holdings,” inclusive of its direct and indirect subsidiaries, the “BioTE Companies,” and as to its members, the “Members”) completed a series of transactions (the “Business Combination”) with Haymaker Acquisition Corp. III (“Haymaker”), Haymaker Sponsor III LLC (the “Sponsor”), BioTE Management, LLC, Dr. Gary S. Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ representative (in such capacity, the “Members’ Representative”) pursuant to the business combination agreement (the “Business Combination Agreement”) dated December 13, 2021 (the “Closing”), which is discussed in more detail in Note 3. As a result of the Business Combination, Haymaker was renamed “biote Corp.”
The Business Combination was accounted for as a common control transaction, in accordance with U.S. GAAP. Under this method of accounting, Haymaker’s acquisition of the BioTE Companies was accounted for at their historical carrying values, and the BioTE Companies were deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination was treated as the equivalent of the BioTE Companies issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the BioTE Companies.
Following the Closing of the Business Combination, the Company was organized in an umbrella partnership - C corporation
(“Up-C”)
structure in which the business of the Company is operated by Holdings and its subsidiaries, and Biote’s only material direct asset consists of equity interests in Holdings. The consolidated financial statements of Holdings and its subsidiaries have been determined to be the predecessor for accounting and reporting purposes for the period prior to the Business Combination.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates—
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets, liabilities, costs, expenses, contingent liabilities, share-based compensation and research and development costs. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

In the opinion of the Company, the accompanying consolidated financial statements contain
all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in stockholders’ equity (deficit) and cash flows.
Reclassification
—The Company reclassified interest income from other income (expense) to interest expense, net in its consolidated statement of income (loss) and comprehensive income (loss) for the year ended December 31, 2022 to conform with the current year presentation. This reclassification had no impact on net income for the year ended December 31, 2022.
Fair Value Measurements
—The guidance in FASB ASC 820,
Fair Value Measurements and Disclosures
(“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level
 1
– Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2
- Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level
 3
- Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
See Note 12 for further detail.
Segment Information
—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment and, therefore, one reportable segment.
Cash
—As of December 31, 2023 and 2022, cash consisted primarily of checking and savings deposits. The Company maintains deposits primarily with two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.
Accounts Receivable and Allowance for Doubtful Accounts
—Accounts receivable is recorded net of allowances for doubtful accounts. Accounts receivable consist primarily of invoiced amounts to clinics that are not yet paid. The Company maintains an allowance for doubtful accounts and uses the roll-rate method to estimate current expected credit losses for its accounts receivable population. Balances still outstanding after management has exhausted all reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Bad debt expense is classified in selling, general, and administrative expense within the consolidated statements of income (loss) and comprehensive income (loss). The Company generally does not require any security or collateral to support its receivables. The following table presents a rollforward of the allowance for doubtful accounts:

(in thousands)
As of December 31, 2021	$(1,406)
Provisions charged to operating results	155
Account write-off and recoveries	277

As of December 31, 2022	$(974)

As of December 31, 2022	$(974)
Provisions charged to operating results	(663)
Account write-off and recoveries	758

As of December 31, 2023	$(879)

Inventory
—Inventory is carried at the lower of cost or net realizable value using the first-in,
first-out
(FIFO) method. Inventory consists of bioidentical hormone pellets and dietary supplements. Bioidentical hormone pellets contain bioidentical testosterone or estrogen used to achieve hormone balance. Dietary supplements are high-grade vitamins used to enhance pellet therapy. The Company reviews its inventory balances and writes down its inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory write-downs are recorded within cost of products. Management recorded a reserve for obsolescence of inventory related to inventory which has expired. See Note 5 for further details.
Other Current Assets
—Total other current assets consisted of the following:

	December 31,
(in thousands)	2023	2022
Prepaid expenses	$3,914	$2,939
Advances	3,638	877
Income tax receivable	1,365	—
Other assets	308	—

Total other current assets	$9,225	$3,816

Prepaid expenses include software and technology licensing agreements, insurance premiums and other advance payments for services to be received over the next 12 months. Advances are comprised of deposit payments to vendors for inventory purchase orders to be received in the next 12 months. Other assets consist of interest earned on the Company’s money market account and its now matured short-term investment.
Property and Equipment, Net
—Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method and is recorded in selling, general, and administrative expense over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Trocars	5
Leasehold improvements	Shorter of lease term or useful life of the improvement
Computer software	3-5
Furniture and fixtures	5-7
Computer equipment	3-5
See Note 6 for further details.

Capitalized Software, Net
—Capitalization of costs related to internally developed software begins when the preliminary project stage is completed and it is probable that the project will be completed and used for its intended function. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three
to five years. Capitalized software is included within capitalized software, net on the consolidated balance sheet. See Note 7 for further details.
Impairment of Long-Lived Assets
—Long-lived assets, such as property and equipment and capitalized software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. No impairment charges were recorded during the years ended December 31, 2023 and 2022.
Leases
—At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”)
2016-02,
Leases
(“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use
(“ROU”) assets and current and
non-current
lease liabilities, as applicable. As of December 31, 2023 and 2022, the Company did not have any financing leases.
Lease liabilities and their corresponding ROU assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the ROU asset may be required for items such as incentives, prepaid lease payments, or initial direct costs. When an option to extend the lease exists, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date and as circumstances may change. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs are expensed as incurred as an operating expense.
As the rates implicit in the Company’s leases have not historically been readily determinable, the Company utilizes the appropriate incremental borrowing rate, which is the rate the Company would incur to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment over the lease term. To estimate the incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis since the Company does not currently have a rating agency-based credit rating.
In accordance with ASC 842, contracts containing a lease should be split into three categories: lease components, non-lease
components, and activities or costs that do not transfer a distinct good or service
(“non-components”).
The fixed and
in-substance
fixed contract consideration (including any consideration related to non-components)
must be allocated, based on the respective relative fair values, to the lease components and non-lease
components.
Entities may elect not to separate lease and
non-lease
components. Accordingly, entities making this election would account for each lease component and related non-lease
component together as a single lease component.

The Company has elected to account for lease and
non-lease
components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only. See Note 15 for
further details.
Income Taxes
—The Company accounts for income taxes under the asset and liability method pursuant to ASC 740,
Income Taxes
. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
Interest and penalties related to unrecognized tax benefits are included in income tax expense on the consolidated statements of income (loss) and comprehensive income (loss).
As of December 31, 2023 and 2022, no accrued interest or penalties are included in the consolidated balance sheets.
Debt Issuance Costs
—The Company accounts for costs incurred in connection with the issuance of long-term debt as a direct reduction of the debt. These costs are amortized over the life of the associated debt, using the effective interest method, and are included as a component of interest expense, net on the Company’s consolidated statements of income (loss) and comprehensive income (loss).
Warrant Liabilities
—The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”) and ASC 815,
Derivatives and Hedging
(“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and remeasured each balance sheet date thereafter. The Company’s warrants did not meet the criteria for equity classification and are recorded as liabilities. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss in the statements of income and comprehensive income. See Note 10 for further detail.

Earnout Liability
—The Company’s earnout liability is valued using a Monte-Carlo simulation in order to simulate the future path of its stock price over the earnout period. The carrying amount of the liability may fluctuate significantly and actual amounts paid may be materially different from the liability’s estimate value. The significant assumptions
used in the valuation include the Company’s stock price, volatility and the drift rate. See Note 11 for further detail.
Standby Equity Purchase Agreement
On July 27, 2022, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Yorkville is a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey.
The Company has the right, but not the obligation, from time to time at the Company’s discretion until the first day of the month following the
36-month
anniversary of the date of the SEPA (unless earlier terminated), to direct Yorkville to purchase a specified amount of shares of Class A common stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). The shares of Class A common stock purchased pursuant to an Advance will be purchased at a price equal to 97.0% of the lowest daily VWAP of the Class A common stock during the three
consecutive trading days commencing on the date of delivery of a given Advance Notice. “VWAP” means, for any trading day, the daily volume weighted average price of the Company’s common stock for such date as reported by Bloomberg L.P. during regular trading hours.
While there is no mandatory minimum amount for any individual Advance, it may not exceed the greater of (i) an amount equal to thirty percent (30%) of the daily volume traded on the trading day immediately preceding an Advance Notice, or (ii) 1,000,000 shares of Class A common stock. No more than 5,000,000 shares of Class A common stock, including the Commitment Shares (as defined below) may be sold pursuant to the SEPA.
Yorkville’s obligation to continue to purchase shares of Class A common stock pursuant to the SEPA is subject to a number of conditions.
As consideration for Yorkville’s commitment to purchase Class A common stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, the Company issued 25,000 shares of Class A common stock to Yorkville (the “Commitment Shares”). During the year ended December 31, 2023, no Class A common stock was purchased under the SEPA. During the year ended December 31, 2022, the Company sold 105,559 shares to Yorkville under the SEPA for cash proceeds of $0.4 million.
Noncontrolling Interest
—Pursuant to the Business Combination, as described in Note 3, the Company is organized in an
Up-C
structure with the Company owning only a portion of its consolidated subsidiaries. The portion of the consolidated subsidiaries not owned by the Company and any related activity is presented as noncontrolling interest in the consolidated financial statements. The noncontrolling interests, together with their corresponding shares of Class V voting stock, can be exchanged for Class A common stock in Biote or, at the election of the Company, cash. Because redemptions for cash are solely within the control of the Company, noncontrolling interest is presented in permanent equity.
Revenue Recognition
—The Company accounts for revenue in accordance with FASB, ASU
No. 2014-09,
Revenue from Contracts with Customers
, as amended, (Topic 606). Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer.
Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, which are collected by the Company from a customer, are excluded from revenue.

Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as fulfillment costs and are included in cost of products in the statements of income and comprehensive income. Shipping and handling costs billed to customers are considered part of the transaction price and are recognized as revenue with the underlying product sales for dietary supplements and trocars.
The following is a description of the principal contract activities, disaggregated by the contract type, from which the Company generates its revenue.
The Biote Method
The Company generates revenues through standard service agreements with customers who participate in the Biote Method. The Biote Method is a bioidentical hormone replacement therapy which has been developed as a treatment designed to alleviate hormone imbalances. Under this agreement, the Company provides a bundle of goods and services to customers, including initial training to medical practitioners, bioidentical hormone pellets and software tools used for inventory management and dosing, and ongoing practice development and marketing support services, which includes a license to use the Company’s trademarks and trade names in the customer’s marketing materials. The initial contract term is three years, and customers have the option to renew for additional one-year
periods.
For the bundled goods and services, the Company accounts for individual products and services separately if they are distinct, i.e., if a product or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The Company has identified three distinct obligations in its standard service agreement: initial training, pellet procedures (including sales of bioidentical hormone pellets, use of inventory management software to monitor pellet inventory, and use of the Company’s blood dosing website to determine the appropriate pellets to use in each procedure), contract-term services (including ongoing practice development and marketing support, options to receive reusable trocars, and the right to use the reusable trocars through the term of the contract, if the option is exercised). The third obligation includes a combined lease/nonlease component for which the Company has adopted the practical expedient within ASC 842 which allows lessors to combine lease and non-lease
components that have the same pattern of transfer to the customer-lessee and account for the combined component under the guidance relevant to the predominant portion of the component. By applying this expedient, the Company applies Topic 606 to the combined component.
The consideration in the contract is allocated between separate products and services in the bundle based on the stand-alone selling prices of each good and service. The stand-alone selling prices are determined based on the prices at which the Company separately sells the initial training and the pellet procedures. Judgment is required to determine the standalone selling price for each distinct performance obligation. For items that are not sold separately and for which the Company has not established a standalone selling price, the Company allocates consideration based on the residual approach.
The Company recognizes revenue for initial training over time as the customer completes the training. Training sessions generally occur over the course of
2-3
consecutive days at or near the time of contract inception. The customer is charged an initial fixed-rate fee for this training. Customers pay in full for the initial training at the time of contract inception. The standalone selling price of these services is based on the lowest price offered by the Company for the services.
The Company recognizes revenue for pellet procedures at the point in time the procedures are performed by the practitioner, which is when control of the pellets transfers to the customer. Consideration for these services is in the form of a management fee assessed for each procedure performed, which includes a volume-based tiered pricing schedule. The standalone selling price for these services requires judgment and is estimated based on the Company’s historical experience with prices offered to similar customers throughout the initial term of the contract. Billings in excess of the standalone selling price constitute a premium charged to customers early in a relationship and are deferred and recognized when or as the remaining goods and services are transferred to the customer. Fees are billed and paid on a semimonthly basis.
The Company recognizes revenue for contract-term services on a straight-line basis over the initial term of the contract, which aligns with the Company’s satisfaction of the performance obligation. The Company allocates the residual consideration to this performance obligation, which is consistent with the allocation objective.
Dietary Supplements
Dietary supplements are supplements that customer practitioners resell to patients that aid the patients with maintaining hormone balances. The Company recognizes revenue for these, net of any discounts given, when control transfers to the customer, which is generally the point of shipment from the Company’s distributor. Products are billed at standalone selling price for the dietary supplements and invoiced at shipment.
Disposable Trocars
Disposable Trocars are surgical instruments intended for use by Biote-certified practitioners. These instruments are used to implant the bioidentical hormone pellets into the customers’ patients. The Company recognizes revenue at the time control transfers, which is generally the point of shipment from the distributor. Products are billed at the standalone selling price for the trocars and invoiced at shipment.
Revenue disaggregated by the nature of the product or service and by geography is included within Note 4: Revenue Recognition.
As of the years ended December 31, 2023 and 2022, the Company allocated $0.2 million and $0.1 million respectively, of consideration to the unsatisfied initial training obligations, and $2.5 million and $1.7 million, respectively, of consideration to the unsatisfied contract-term service obligations provided to the Biote Method customers.
Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the consolidated balance sheets and is expected to be recognized as revenue within one year, as the training is complete. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively. As of the years ended December 31, 2023 and 2022 the amount of consideration allocated to contract-term services presented within deferred revenue was $1.6 million and $1.0 million, respectively, and the amount presented within deferred revenue, net of current portion was $0.9 million and $0.6 million, respectively.
The Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, net of current portion for amounts expected to be recognized within one year and longer than one year, respectively. As of the years ended December 31, 2023 and 2022 the amount of these premiums within deferred revenue was $0.9 million and $0.8 million, respectively, and the amount within deferred revenue, net of current portion was $0.4 million and $0.3 million, respectively.
The Company has also elected the practical expedient in ASC 606 to not disclose consideration allocated to contracts with an original term of one year or less, which includes contracts for point-in-time
sales of dietary supplements, disposable trocars, and pellet procedures. Pellet procedures are included in the Company’s Biote Method service agreement, which has a three-year stated term, but as revenues are recognized at a point in time, there are no minimum purchase volumes, and the contract allows for cancellation with ninety days’ notice from the customer, there are no pellet procedure obligations that are satisfied over a period greater than one year.

Contract Assets and Liabilities
Customer receivables are made up of consideration to which the Company has an unconditional right to payment, regardless of whether the Company has satisfied the performance obligations in the contract. All customer receivables are presented within accounts receivable, net in the consolidated balance sheets.
Contract assets are the Company’s right to consideration for goods or services that the entity has transferred to the customer when that right is conditioned on something other than the passage of time. As of December 31, 2023 and 2022 the Company did not have any contract assets.
Contract liabilities are the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration or has an unconditional right to receive consideration. The Company’s contract liabilities include deposits for initial training and contract-term services paid in advance which have not been recognized as revenue during the period. Contract liabilities are presented within deferred revenue and deferred revenue, net of current portion in the consolidated balance sheets. Contract liabilities are classified as current liabilities for the amount of revenue that the Company expects to recognize within one year of the reporting date.
Changes in contract liabilities between each period are attributable to fees paid by new customers, revenue recognized for completed training, and revenue recognized for the Company’s over-time satisfaction of contract-term services.
The Company does not have a history of material returns or refunds, and generally does not offer warranties or guarantees for any products or services. Expected returns and refunds are recorded as a reduction of revenue. For the year ended December 31, 2023, the Company had returns of $0.2 million. For the year ended December 31, 2022, returns were not material.
A reconciliation of the beginning and ending contract liabilities is included within Note 4: Revenue Recognition.
Cost of Revenue
—Cost of services primarily consist of the costs incurred to deliver training to Biote Method customers. Cost of products includes the cost of pellets purchased from compounding pharmacies and sold to customers of the Biote Method, the cost of trocars and dietary supplements purchased from manufacturing facilities or third-party co-packers,
and the shipping and handling costs incurred to deliver these products to the customers.
Advertising
—Advertising expenses include costs incurred to market the Company’s products through digital and traditional marketing channels, such as on third-party websites, television and print media. Advertising expenses also include costs related to certain marketing events and public relations and marketing agency fees. Advertising costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of income (loss) and comprehensive income (loss).
Selling, General, and Administrative
—Selling, general, and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Selling, general, and administrative expense also includes rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, other general overhead costs, insurance premiums, professional service fees, research and development, and costs related to regulatory and litigation matters.
Defined Contribution Retirement Plan—
Effective January 1, 2021, the Company offers participation in the BioTE Medical, LLC 401(k) Plan (the “401(k) Plan”), a defined contribution plan providing retirement benefits to eligible employees. Eligible employees may contribute a portion of their annual compensation to the 401(k) Plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a safe harbor, non-elective
contribution to the 401(k) Plan equal to 3% of each participant’s eligible compensation. Safe harbor contributions vest immediately for each participant.

The Company made safe harbor contributions under the 401(k) Plan of $0.8 million and $0.9 million for the years ended December 31, 2023 and 2022, respectively. Safe harbor contributions
are presented within selling, general and administrative expense in the consolidated statements of income (loss) and comprehensive income (loss).
Share-Based Compensation
—Holdings previously granted Class AAAA units (“incentive units”) and phantom equity rights (collectively, the “equity awards”) to certain key members of management. The equity awards were entitled to share in the distributions of Holdings from a change in control or qualifying liquidity event. The equity awards are accounted for under ASC 718,
Compensation – Stock Compensation
, and classified in equity. The Company has elected to recognize forfeitures at the time they occur. The fair value of the equity awards was determined using a Monte-Carlo simulation as of the grant date. The awards begin to vest on the date of a change in control or qualifying event. The Business Combination constituted such a qualifying event triggering the performance condition in the awards. No compensation cost was recognized historically until the Closing of the Business Combination as a qualifying event was not previously deemed probable to occur. See Note 14 for further details.
Commissions
—Commissions consist primarily of fees paid to a third-party sales force, internal sales force, and partner clinics which participate in the Company’s new clinic mentor program. Commissions paid to the Company’s internal and third-party sales forces relate to market support and development activities undertaken to drive channel sales through existing customers and are not considered incremental costs to obtain a customer contract. For the years ended December 31, 2023 and 2022 expenses incurred for these commission programs were $6.0 million and $0.1 million, respectively.
Commissions paid to clinics under the Company’s mentorship program represent amounts paid to existing clinics which provide services to help new customers complete onboarding and other startup activities and are only incurred after contract initiation. These costs are expensed as incurred, consistent with other contract fulfillment costs. For the years ended December 31, 2023 and 2022 commissions paid under this program were $0.4 million and $1.1 million, respectively.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, credit agreements, and inventory purchases. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
As of December 31, 2023 and 2022, 100% of the Company’s outstanding debt and available line of credit was from one lender. A failure of the counterparty to perform could result in the loss of access to the available borrowing capacity under the line of credit.
Inventory purchases from four vendors totaled 77.8% for the year ended December 31, 2023. Inventory purchases from three vendors totaled 87% for the year ended December 31, 2022. Due to the nature of the markets and availability of alternative suppliers, the Company does not believe the loss of any one vendor would have a material adverse impact on the Company’s financial position, results of operations or cash flows for any significant period of time.
Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance. The Company did not have any customers that accounted for 10% or more of total revenues for the years ended December 31, 2023 and 2022. The Company did not have any customers that accounted for more than 10% of its outstanding gross accounts receivable as of December 31, 2023 and 2022.
Recently Adopted Accounting Pronouncements
—In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740,
Income Taxes
. The amendments also

improve consistent application of and simplify U.S. GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU
2019-12
is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. The Company adopted this standard as of January 1, 2022, and there was no material impact to the financial statements.
In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”).
The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities, and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under previous accounting guidance. Further, the FASB issued ASU
2019-04,
ASU
2019-05
and ASU
2019-11
to provide additional guidance on the credit losses standard. ASU
2016-13
was effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company adopted this standard on January 1, 2023 using the modified retrospective approach and it elected to apply the roll-rate method to estimate current expected credit losses for its accounts receivable population. The adoption of this standard did not have a material impact to the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
—In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”).
ASU
2020-06
changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU
2020-06
also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.	BUSINESS COMBINATION
At the Closing, (i) Holdings transferred to the Company 9,161,771 Class A common units of Holdings (“Holdings Units”), which was equal to the number of shares of Haymaker’s Class A common stock, par value $0.0001 per share (“Class A common stock”), issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by Haymaker’s public stockholders of 30,525,729 shares of Class A common stock prior to the Closing and the conversion of Haymaker’s Class B common stock, par value $0.0001 per share (“Class B common stock”) into shares of Class A common stock and (ii) Haymaker issued 58,565,824 shares of newly authorized Class V voting stock, par value $0.0001 per share (“Class V voting stock”), which number of shares of Class V voting stock was equal to the number of Holdings Units retained by the Members immediately following the Closing (the “Retained Holdings Units”), and which shares of Class V voting stock were distributed to the Members, resulting in the Company being organized in an
“Up-C”
structure.
Also at Closing, (x) in exchange for the Holdings Units, Haymaker transferred cash in an amount equal to (i) the cash in the trust account and any cash held by Haymaker outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, which was equal to $305.5 million and (y) the BioTE Companies received aggregate proceeds of $125.0 million from the Debt Financing (as defined below) (the aggregate amounts described in (x) and (y) of $137.3 million, the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further in the Proxy Statement. There was no cash consideration paid to Members at Closing.
Recapitalization
Prior to consummation of the Business Combination, the Company’s capital structure included voting units (Class A), non-voting
units (Class AA and AAA), and
non-voting
incentive units (Class AAAA), with no limit to

the number of units that may be issued. Class A units had 100% of the voting rights, and there was no par value assigned to any of the classes of units.
Immediately prior to the Closing, Holdings (i) effectuated a recapitalization, pursuant to which all its Class A units, Class AA units, Class AAA units and Class AAAA units held by the Members were converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in the Company designated as “Class A Common Units” in the amounts determined in accordance with Holdings’ Second Amended and Restated Operating Agreement (the “Holdings A&R OA”), which was entered into prior to the Closing, the result of which was that the Members hold a single class of Holdings Units as of immediately prior to the Closing and (ii) converted into a Delaware limited liability company.
Consideration
At the Closing and in consideration for the acquisition of Holdings Units, Haymaker and the BioTE Companies, pursuant to the Business Combination Agreement and the Trust Agreement (as defined in the Business Combination Agreement), disbursed the Closing Date Cash to Holdings.
Earnout
On the Closing Date (a) the Members on a pro rata basis subjected (i) 10,000,000 Retained Holdings Units held by them (the “Member Earnout Units”) and (ii) 10,000,000 shares of Class V voting stock distributed to them by the BioTE Companies (the “Earnout Voting Shares”), (b) the Sponsor subjected 1,587,500 shares of Class A common stock held by it after giving effect to the Class B common stock Conversion (the “Sponsor Earnout Shares”), and (c) Haymaker subjected a number of Holdings Units equal to the number of Sponsor Earnout Shares (the “Sponsor Earnout Units,” and, together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets or milestones pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control (as defined in the Business Combination Agreement).
Beginning on the
six-month
anniversary of the Closing, each Retained Biote Unit held by the Members may be redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA (such exchange rights, as further described in the Holdings A&R OA, the “Exchange Rights”). See Note 11 for further detail.
Other Agreements—Business Combination
The Business Combination Agreement contemplated the execution of various additional agreements and instruments, including, among others, the following:
Tax Receivable Agreement
At Closing, Biote entered into a tax receivable agreement (the “TRA”) with Holdings, the Members and the Members’ Representative, which provides for, among other things, payment by the Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to any transactions contemplated under the Business Combination Agreement and any redemption of Retained Holdings Units in exchange for Class A common stock or cash (as more fully described in the TRA). These payments are an obligation of Biote and not of the BioTE Companies. Biote’s only material asset following the Business Combination is its ownership interest in Holdings and, accordingly, the Company will depend on distributions from Holdings to make any payments required to be made by the Company under the TRA.

The term of the TRA will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur. The actual increase in the Company’s allocable share of tax basis in the BioTE Companies’ assets, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of redemptions of shares of Retained Holdings Units, the market price of shares of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the Company’s income. Any payments the Company makes under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA.
The TRA provides that, in the event that (i) the Company exercises its early termination rights under the TRA, (ii) certain changes of control occur (as described in the TRA), (iii) the Company, in certain circumstances, fails to make a payment required to be made pursuant to the TRA by the applicable final payment date, which non-payment
continues for 30 days following such final payment date or (iv) the Company materially breaches any of its material obligations under the TRA, which breach continues without cure for 30 days following receipt by the Company of written notice thereof (unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) the Company’s obligations under the TRA will accelerate and the Company will be required to make a lump-sum
cash payment to the applicable parties to the TRA equal to the present value of all forecasted future payments that would have otherwise been made under the TRA, which lump-sum
payment would be based on certain assumptions, including those relating to the Company’s future taxable income. As of December 31, 2023 units exchanged under the TRA generated a deferred tax asset of $23.8 million and a liability under the TRA of $18.9 million. As of December 31, 2022, no units were exchanged under the TRA.
Second Amended and Restated Operating Agreement of Holdings
At the Closing, the Company, Holdings and the Members entered into the Holdings A&R OA, which, among other things, (i) provided for a recapitalization of the ownership structure of Holdings, whereby following the execution of the Holdings A&R OA, the ownership structure of Holdings consists solely of the Holdings Units, (ii) designated the Company as the sole manager of Holdings (iii) provides that on the Exchange Date (as defined in the Holdings A&R OA) (unless otherwise waived by the Company, or, with respect to the Initial Shares (as defined therein), following the registration under the Securities Act of 1933, as amended (the “Securities Act”), of such shares), each Retained Biote Unit held by the Members may be redeemed in exchange, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock (the “Exchange Rights”), and (iv) otherwise amended and restated the rights and preferences of the Holdings Units, in each case, as more fully described in the Holdings A&R OA.
In connection with the execution of the Business Combination Agreement, certain of Haymaker’s officers and directors, Haymaker, the Sponsor, Holdings and the Members’ Representative entered into a letter agreement (the “Sponsor Letter”), pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or private placement warrants and (iii) waive any and all anti-dilution rights described in Haymaker’s amended and restated certificate of incorporation or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B common stock Conversion will occur as discussed therein.

Investor Rights Agreement
At the Closing, the Company, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an Investor Rights Agreement (the “IRA”). Pursuant to the terms of the IRA, among other things, (i) that certain Registration Rights Agreement, by and between Haymaker and certain security holders, dated March 1, 2021, entered into in connection with Haymaker’s initial public offering, was terminated, (ii) the Company provided certain registration rights for the shares of Class A common stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, Class V voting stock and the Holdings Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units (as defined therein) until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date (such lock-up
period superseding the
lock-up
period set forth in the Insider Letter (as defined in the IRA)), in each case, as more fully described in the IRA).
Indemnification Agreements
In connection with the Closing, the Company entered into indemnification agreements (each, an “Indemnification Agreement”) with its directors and executive officers. Each Indemnification Agreement provides for indemnification and advancements by the Company of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware.
Credit Agreements
On the Closing Date, certain direct and indirect subsidiaries of Biote entered into that certain Credit Agreement, dated as of May 26, 2022 (the “Credit Agreement”; any capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement), by and among, inter alios, Holdings, BioTE Medical, LLC, (“BioTE Medical”), BioTe IP, LLC, (“BioTe IP” and, together with Holdings and BioTE Medical, collectively, the “Loan Parties”), certain lenders party thereto from time to time (the “Lenders”), and Truist Bank, as administrative agent for the Lenders (“Administrative Agent”). The Credit Agreement provides for (i) a $50.0 million senior secured revolving credit facility (the “Revolving Loans”) and (ii) a $125.0 million senior secured term loan A credit facility, which was borrowed in full on the Closing Date (the “Term Loan” and, together with the Revolving Loans, collectively, the “Loans”, such transactions together the “Debt Financing”). BioTE Medical used the proceeds of the Debt Financing to refinance and replace an existing credit facility pursuant to a credit agreement, dated as of May 17, 2019, with Bank of America, N.A and for general corporate purposes.
The Loans are also subject to customary events of default. Events of default under the Credit Agreement include (subject to grace periods in certain instances): (i) the failure by any Loan Party to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Holdings or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Holdings or any of its subsidiaries; (vi) certain undischarged, non-appealable
judgments above a specified threshold against Holdings

or any of its subsidiaries; (vii) certain ERISA-related events reasonably expected to result in liability above a specified threshold to Holdings and its subsidiaries taken as a whole; (viii) any loan documents or a material part of the liens under the loan documents ceasing to be, or being asserted by Holdings or its subsidiaries not to be, in full force and effect; (ix) any loan party or subsidiary denying that it has further obligations under any Loan Document; (x) any obligations under the loan documents ceasing to constitute senior indebtedness; and (x) the occurrence of a change of control. If an event of default has occurred and continues beyond any applicable cure period, Administrative Agent may (i) accelerate all outstanding obligations under the Credit Agreement or (ii) terminate the commitments, amongst other remedies. Additionally, BioTE Medical may not borrow under the Loans while an event of default is continuing. See Note 9 for further detail.

4.	REVENUE RECOGNITION
Revenue recognized for each revenue stream was as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Pellet procedures	$140,991	$128,952
Dietary supplements	38,090	32,412
Disposable trocars	3,320	1,698
Shipping fees	172	71

Product revenue	182,573	163,133
Training	1,170	973
Contract-term services	920	851
Other	697	—

Service revenue	2,787	1,824

Total revenue	$185,360	$164,957

Revenue recognized by geographic region was as follows:

	Year Ended December 31,
(in thousands)	2023	2022
United States	$181,838	$162,742
All other	735	391

Product revenue	182,573	163,133

United States	2,787	1,781
All other	—	43

Service revenue	2,787	1,824

Total revenue	$185,360	$164,957

Significant changes in contract liability balances were as follows:

	December 31,
	2023		2022
Description of change (in thousands)	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term
Revenue recognized that was included in the contract liability balance at the beginning of the period	$(1,972)	$—	$(1,710)	$—
Increases due to cash received, excluding amounts recognized as revenue during the period	1,961	1,116	1,342	760
Transfers between current and non-current liabilities due to the expected revenue recognition period	464	(464)	460	(460)

Total increase in contract liabilities	$453	$652	$92	$300

Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the consolidated balance sheets and is expected to be recognized as revenue within one year as the training is performed. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively.
Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively.
Consideration allocated to performance obligations are as follows:

	December 31,
(in thousands)	2023	2022
Unsatisfied training obligations—Current	$151	$104

Unsatisfied contract-term services—Current	1,583	1,028
Unsatisfied contract-term services—Long-term	935	627

Total allocated to unsatisfied contract-term services	2,518	1,655

Unsatisfied pellet procedures—Current	940	833
Unsatisfied pellet procedures—Long-term	387	299

Total allocated to unsatisfied pellet procedures	1,327	1,132

Unsatisfied dietary supplements—Current	328	—

Total deferred revenue—Current	$3,002	$1,965

Total deferred revenue—Long-term	$1,322	$926

5.	INVENTORY, NET
The components of inventory, net were as follows:

	December 31,
(in thousands)	2023	2022
Product inventory—Pellets	$7,200	$6,213
Less: Obsolete and expired pellet allowance	(1,272)	(1,298)

Pellet inventory, net	5,928	4,915

Product inventory—Dietary supplements	11,394	6,283
Less: Obsolete and expired dietary supplement allowance	(15)	(15)

Dietary supplement inventory, net	11,379	6,268

Inventory, net	$17,307	$11,183

6.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	December 31,
(in thousands)	2023	2022
Trocars	$4,644	$4,645
Leasehold improvements	1,506	1,028
Office equipment	253	238
Computer software	140	140
Furniture and fixtures	181	161
Computer equipment	108	102

Property and equipment	6,832	6,314
Less: Accumulated depreciation	(5,614)	(4,810)

Property and equipment, net	$1,218	$1,504

Total depreciation expense related to property and equipment was $0.8 million and $1.2 million for the years ended December 31, 2023 and 2022, respectively. Total depreciation expense was included in Selling, general and administrative expense in the consolidated statements of income (loss) and comprehensive income (loss). The Company has not acquired any property and equipment under finance leases.
The Company’s property and equipment are all held within the United States.

7.	CAPITALIZED SOFTWARE, NET
Capitalized software, net consists of the following:

	December 31,
(in thousands)	2023	2022
Website costs	$6,653	$4,142
Development in process	2,856	3,277
Less: Accumulated amortization	(4,536)	(2,346)

Capitalized software, net	$4,973	$5,073

Total amortization expense for capitalized software was $2.2 million and $1.0 million for the years ended December 31, 2023 and 2022, respectively. Total amortization expense was included in Selling, general and administrative expense in the consolidated statements of income (loss)and comprehensive income (loss).

8.	ACCRUED EXPENSES
Accrued expenses consist of the following:

	December 31,
(in thousands)	2023	2022
Accrued professional fees	$561	$354
Accrued employee-related costs	6,068	4,221
Income tax payable	17	1,050
Other	1,851	649

Accrued expenses	$8,497	$6,274

9.	LONG-TERM DEBT
Bank of America Term Loan
In May 2019, the Company entered into a credit arrangement (the “Bank of America Credit Agreement”) for a term loan of $50.0 million (the “Bank of America Term Loan”), which bore an interest rate quoted as LIBOR + 300 Basis Points.
The Bank of America Credit Agreement also included a line of credit arrangement, under which the Company could borrow up to $10.0 million. The line was set to expire in
May of 2024
and was secured by all assets of the Company. The Company did not draw on the line of credit during the year ended December 31, 2022.
In connection with obtaining the Bank of America Credit Agreement in May of 2019, the Company incurred lender’s fees and related attorney’s fees of $1.1 million. The Company capitalized these costs and was amortizing these to interest expense over the maturity of the Bank of America Term Loan. Amortization expense related to the debt issuance costs on the Bank of America Credit Agreement was $0.09 million for the year ended December 31, 2022. At the Closing Date, the remaining unamortized Bank of America debt issuance costs of $0.4 million were written off as a loss from extinguishment of debt in the Company’s consolidated statements of income (loss) and comprehensive income (loss) upon extinguishment of the Bank of America Credit Agreement.
In connection with the Business Combination, the Company entered into a new loan agreement as described below. A portion of the funds obtained from the new agreement were used to repay the Bank of America Term Loan in full.
Truist Term Loan
On the Closing Date, the Company entered into a new loan agreement with Truist Bank (the “Credit Agreement” and with respect to the term loan within, the “Term Loan”) for $125.0 million. Interest on borrowings under the Credit Agreement is based on either, at the Company’s election, the Standard Overnight Financing Rate plus an applicable margin of 2.5% or 2.75% or the Base Rate plus an applicable margin of 1.5% or 1.75%. At December 31, 2023, the interest rate charged to the Company was approximately 8.00%. The Term Loam requires principal payments of approximately $1.6 million in quarterly installments on the last day of each calendar quarter, commencing on September 30, 2022, with repayment of the outstanding amount of the note due on maturity, which occurs on May 26, 2027. As of December 31, 2023, the outstanding principal on the Term Loan was $115.6 million.

Pursuant to the Credit Agreement, BioTE Medical may borrow under the “Revolving Loans” from time to time up to the total commitment of $50.0 million. The Company did not draw on the Revolving Loans during the year ended December 31, 2023.
The Credit Agreement is secured by substantially all of the assets of the Company and is subject to, among other provisions, customary covenants regarding indebtedness, liens, negative pledges, restricted payments, certain prepayments of indebtedness, investments, fundamental changes, disposition of assets, sale and lease-back transactions, transactions with affiliates, amendments of or waivers with respect to restricted debt and permitted activities of the Company. In addition, the Credit Agreement is subject to (i) a maximum total net leverage ratio and (ii) a minimum fixed charge coverage ratio. The Company must maintain a total net leverage ratio of less than or equal to (i) 4.25:1.00, with respect to the fiscal quarter ending September 30, 2022 through and including the fiscal quarter ending March 31, 2023, (ii) 4.00:1.00, with respect to the fiscal quarter ending June 30, 2023 through and including March 31, 2024, and (iii) 3.75:1.00 thereafter. Beginning with the third fiscal quarter of 2022, the Company must not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25:1.00. Both financial covenants are tested quarterly. In addition to the financial covenants, the Company is required to deliver financial statements and other information including, but not limited to, a budget for the fiscal year in progress. Although the Company was in compliance with all required financial covenants associated with the Credit Agreement, it failed to timely deliver a budget for the fiscal year ending December 31, 2023, resulting in an event of default as of June 30, 2023. On July 27, 2023, the lender waived the event of default and also agreed that the Company will not be required to deliver a budget for the fiscal year ending December 31, 2023. As of December 31, 2023, the Company was in compliance with all required covenants associated with the Credit Agreement.
In connection with obtaining the Credit Agreement in May of 2022, the Company incurred lender’s fees and related attorney’s fees of approximately $4.0 million. The Company capitalized these costs and is amortizing these to interest expense over the term of the Term Loan. The balance on the Term Loan is presented in the consolidated balance sheet net of the related debt issuance costs. Amortization expense related to the debt issuance costs on the Credit Agreement was $0.8 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.
The total amortization of debt issuance costs, inclusive of those related to both the Bank of America Credit Agreement and the Credit Agreement, was $0.8 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively.
Long-term debt was as follows:

	December 31,
(in thousands)	2023	2022
Term loan	$115,625	$121,875
Less: Current portion	$(6,250)	(6,250)

	$109,375	$115,625
Less: Unamortized debt issuance costs	$(2,745)	(3,539)

Term loan, net of current portion	$106,630	$112,086

Future maturities of long-term debt, excluding debt issuance costs, are as follows:

Year Ended December 31,	(in thousands)
2024	6,250
2025	6,250
2026	6,250
2027	96,875

$115,625

10.	WARRANT LIABILITY
In connection with its initial public offering, Haymaker issued Public Warrants as part of the units sold through the offering (“Public Warrant”) as well as private placement warrants (“Private Placement Warrant”) to its Sponsor, the terms of which are further described below.
Warrant Tender Offer
On May 9, 2023, the Company commenced (i) its offer to each holder of its outstanding warrants, each whole warrant exercisable for one share of Class A common stock of the Company, at an exercise price of $11.50 per share (the “Warrants”), the opportunity to receive 0.23 shares of Class A common stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), and (ii) the solicitation of consents (the “Consent Solicitation”) from holders of the Warrants (the “Consent Warrants”) to amend the Warrant Agreement (the “Warrant Agreement”), dated as of March 1, 2021, by and between Haymaker Acquisition Corp. III, a Delaware corporation, and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Amendment”), which governs all of the Warrants. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments required the vote or written consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants.
The Warrant Amendment permitted the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.207 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Offer and Consent Solicitation expired one minute after 11:59 p.m., Eastern Standard Time, on June 7, 2023.
Public Warrants of 8,191,336, or approximately 97.5% of the outstanding Public Warrants and Private Placement Warrants of 4,464,900, or approximately 87.4% of the outstanding Private Placement Warrants, were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. In addition, pursuant to the Consent Solicitation, the Company received the approval of the Warrant Amendment from approximately (i) 97.5% of the outstanding Public Warrants and (ii) 87.4% of the outstanding Private Placement Warrants.
On June 8, 2023, the Company and the Warrant Agent entered into the Warrant Amendment, which permitted the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.207 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Company exercised its right to exchange all remaining outstanding Warrants for shares of Class A common stock in accordance with the terms of the Warrant Amendment. As a result of the warrant tender offer, the Company exchanged all of its outstanding Warrants for 3,088,473 shares of Class A Common Stock valued at $17.5 million. No Warrants remain outstanding following such exchange.
Public Warrants
Each whole Public Warrant is exercisable to purchase one share of Class A common stock, and only whole warrants were exercisable. The Public Warrants became exercisable on June 25, 2022, 30 days after the completion of the Business Combination. Each whole Public Warrant entitled the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants were traded, requiring a purchase of at least four units to receive or trade a whole warrant. The warrants will expire on May 26, 2027, five years after the completion of the Business Combination, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants were not registered under the Securities Act within 60 business days following the Business Combination, the Company would have been required to permit holders to exercise their warrants on a cashless basis. However, no warrant was exercisable for cash or on a cashless basis, and the Company was not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise was registered or qualified under the securities laws of the state of the exercising holder, unless an exemption was available. In the event that the conditions in the immediately preceding sentence were not satisfied with respect to a warrant, the holder of such warrant would not be entitled to exercise such warrant and such warrant would have no value and expire worthless. In no event was the Company be required to net cash settle any warrant. In the event that a registration statement was not effective for the exercised warrants, the purchaser of a unit containing such warrant would have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
The Company agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, the Company would use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company would use its reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock was at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfied the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company would, at its option, require holders of Public Warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elected, the Company would not be required to file or maintain in effect a registration statement, but the Company would be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A share equals or exceeds $18.00
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (which the Company refers to as the 30-day redemption period) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A share equals or exceeds $10.00
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of the Company’s Class A common stock to be determined based on the redemption date and the “fair market value” of shares of the Company’s Class A common stock except as otherwise described below;

•
if, and only if, the closing price of shares of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Company’s Class A common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Company’s Public Warrants were treated as liabilities and recorded at fair value in the Warrant liability line of the consolidated balance sheet. Any changes in fair value were recorded in the changes in fair value of warrants line of the consolidated statements of income (loss) and comprehensive income (loss). Please see Note 12 for further detail. No Public Warrants were redeemed as of December 31, 2022.
Private Placement Warrants
The Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per whole warrant in a private placement that occurred simultaneously with the closing of Haymaker’s initial public offering. Subsequently, the Sponsor purchased an additional 233,333 Private Placement Warrants for an aggregate purchase price of $350.0 million in conjunction with the partial exercise of the underwriters’ overallotment option. Each whole Private Placement Warrant was exercisable for one share of the Company’s Class A common stock at a price of $11.50 per share. The Private Placement Warrants were non-redeemable
and exercisable on a cashless basis so long as they were held by the Sponsor or its permitted transferees.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or saleable until 30 days after the completion of the Business Combination and they were not redeemable so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants had terms and provisions that were identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants were held by holders other than the Sponsor or its permitted transferees, the Private Placement

Warrants would be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elected to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
The Company accounted for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants did not meet the criteria for equity treatment thereunder, each warrant was recorded as a liability.
The warrant liabilities were subject to
re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liabilities were adjusted to current fair value, with the change in fair value recognized in the Company’s consolidated statements of income (loss) and comprehensive income (loss). The Company reassessed the classification at each balance sheet date. If the classification changed as a result of events during the period, the warrants would have been reclassified as of the date of the event that caused the reclassification. No such events requiring a change in classification of the warrants had occurred through December 31, 2023.
The Company’s Private Placement Warrants were treated as liabilities and recorded at fair value in the Warrant liability line of the balance sheets. Any changes in fair value were recorded in the changes in fair value of warrants line of the consolidated statements of income (loss) and comprehensive income (loss). Please see Note 12 for further detail.

11.	EARNOUT LIABILITY
Certain of the Company’s equity holders are entitled to vest in up to 11,587,500 Earnout Securities if certain share price targets (the “Triggering Events”) are achieved by May 26, 2027 (the “Earnout Deadline”). The Triggering Events each entitle the eligible equity holders to a certain number of shares per Triggering Event. The Triggering Events are as follows:

(i)
the first time, prior to the Earnout Deadline, that the volume-weighted average share price of Biote’s Class A common stock (“VWAP”) equals or exceeds $12.50 per share (the “Price Target 1”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to forfeiture and other transfer restrictions (the “Earnout Restrictions”);

(ii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $15.00 per share (the “Price Target 2”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to the Earnout Restrictions;

(iii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $17.50 per share (the “Price Target 3”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to the Earnout Restrictions; and

(iv)	if the Company completes a change of control prior to the Earnout Deadline, then all remaining unvested Earnout Securities shall vest and no longer be subject to the Earnout Restrictions.

The Company classified the earnout shares as a liability in its consolidated balance sheets because they do not qualify as being indexed to the Company’s own stock. The earnout liability was initially measured at fair value at the Closing Date and subsequently remeasured at the end of each reporting period. The change in fair value of the earnout liability is recorded in the consolidated statements of income (loss) and comprehensive income (loss). See Note 12 for further detail.

12.	FAIR VALUE MEASUREMENTS
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.
The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, and short- and long-term debt. The carrying value of accounts receivable, accounts payable, accrued expenses and short-term debt are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments.
The Company’s debt instruments are carried at amortized cost in its consolidated balance sheets, which may differ from their respective fair values. The fair values of the Company’s term loan and revolving line of credit generally approximate their carrying values.
The following table presents information regarding the Company’s financial liabilities that were measured at fair value on a recurring basis:

December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$—	$—	$—	$—
Private Placement Warrants	—	—	—	—
Earnout liability	—	—	41,100	41,100

	December 31, 2022
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$2,381	$—	$—	$2,381
Private Placement Warrants	—	—	1,723	1,723
Earnout liability	—	—	32,110	32,110
There were no movements between levels during the years ended December 31, 2023 and 2022.

Level 3 Disclosures
Private Placement Warrants
As described in Note 10, the Company’s Private Placement Warrants were initially issued by Haymaker and were thus acquired by the Company through the consummation of the Business Combination. Accordingly, the initial measurement date of the Private Placement Warrants for the Company was the Closing Date. The Private Placement Warrants were valued using a Monte Carlo simulation. Calculating the fair value of the Private Placement Warrants requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The carrying amount of the liability may fluctuate significantly, and actual amounts at settlement may be materially different from the liability’s estimated value.
The following table provides the significant inputs used to measure the fair value of the level 3 Private Placement Warrants:

As of December 31, 2022
Stock price	$3.73
Exercise price	$11.50
Risk-free rate	4.0%
Volatility	42.2%
Term (in years)	4.4
Earnout Liability
The Earnout liability was valued using a Monte Carlo simulation in order to project the future path of the Company’s stock price over the earnout period. The carrying amount of the liability may fluctuate significantly, and actual amounts paid may be materially different from the liability’s estimated value.
The following table provides the significant inputs used to measure the fair value of the level 3 earnout liability:

	As of
	December 31, 2023	December 31, 2022
Stock price	$4.94	$3.73
Risk-free rate	4.0%	4.1%
Volatility	65.0%	70.0%
Term (in years)	3.9	4.4
Changes in fair value of the Company’s Level 3 financial instruments were as follows:

(in thousands)	Private Placement Warrants	Earnout Liability	Total
Fair value as of December 31, 2022	$1,723	$32,110	$33,833
Loss from change in fair value	4,863	8,990	13,853
Settlement	(6,586)	—	(6,586)

Fair value as of December 31, 2023	$—	$41,100	$41,100

13.	NONCONTROLLING INTEREST
In connection with the Closing of the Business Combination on the Closing Date, certain Members of Holdings (the “Minority Interest Holders”) retained an approximately 86.5% membership interest in Holdings and Biote received an approximately 13.5% ownership interest in Holdings. As a result of share issuances subsequent to the Closing of the Business Combination, Biote’s ownership of Holdings, was 54.31% as of December 31, 2023. The

Minority Interest Holders may from time to time, after the Closing Date, exchange with Biote, such holders’ units in Holdings for an equal number of shares of Biote’s Class A common stock. As a result, Biote’s ownership interest in Holdings will continue to increase. The Minority Interest Holders’ ownership interests are accounted for as noncontrolling interests in the Company’s consolidated financial statements.
Because the Business Combination was accounted for similar to a reverse recapitalization, the noncontrolling interest was initially recorded based on the Minority Interest Holders’ ownership interest in the pre-combination
carrying value of Holdings’ equity, including net income (loss) for the periods prior to the Closing Date included in accumulated deficit as of the Closing Date. Subsequent to the Business Combination, the Minority Interest Holders’ interest in the net income (loss) of Holdings after the Closing Date is allocated to noncontrolling interest.
In connection with the Business Combination, Biote issued the Minority Interest Holders an aggregate of 48,565,824 shares of Class V voting stock. The Class V voting stock provides no economic rights in Biote to the holder thereof; however, each holder of Class V voting stock is entitled to vote with the holders of Class A common stock of Biote, with each share of Class V voting stock entitling the holder to one vote per share of Class V voting stock at the time of such vote (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).

14.	SHARE-BASED COMPENSATION
At the Closing of the Business Combination, Holdings’ share-based compensation awards (as such terms are defined below) were converted into equity in Biote. Share information below has been converted from historical disclosure based on the equivalent shares received in the Business Combination.
Incentive Units
Holdings previously issued incentive units, which entitled the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. Incentive units equivalent to 987,275 shares of Class V voting stock were vested as of December 31, 2021, and the Closing of the Business Combination in 2022 triggered the vesting of the remaining incentive units equivalent to 6,356,178 shares of Class V voting stock. No compensation cost was recognized historically until the Closing of the Business Combination, and $50.0 million of share-based compensation expense was recognized at Closing related to the incentive units. As of December 31, 2023, there are no incentive units outstanding.
Restricted Stock Units (Including Phantom Equity Rights)
Holdings also previously authorized the grant of phantom equity rights, which entitled the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. For current employees as of the Closing Date, these awards vest quarterly over a period of one
or two years after a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. Awards related to former employees vest at the time of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds or a maximum amount in accordance with the terms of their respective award agreement. The Closing of the Business Combination met the performance condition in the phantom equity rights. No compensation cost was recognized historically until the Closing of the Business Combination.
The phantom equity rights are equity-classified awards. The grant date fair value of the phantom equity rights was determined using a Monte-Carlo simulation. The significant assumptions used in valuation include the constant risk-free rate, constant volatility factor and the Geometric Brownian Motion.

At the Closing of the Business Combination, Holdings’ phantom equity rights related to former employees vested, and the Company recognized share-based compensation expense of $4.3 million related to these awards with an offsetting increase to equity based on the awards’ grant-date fair value. At Closing, the Company exercised its option to settle the awards for cash in the amount of $7.3 million.
At the Closing of the Business Combination, Holdings’ phantom equity rights related to current employees were replaced with 3,887,750 restricted stock units (“RSUs”) of Biote. The RSUs will continue to vest according to their original terms, quarterly over a period of one
or two years after the Closing of the Business Combination.
Since the Closing of the Business Combination, the Company continues to grant RSUs to certain employees under the
2022 Equity Incentive Plan
adopted on May 26, 2022. New RSUs issued are valued at the Company’s stock price on the date of grant. The following table summarizes RSU activity during the year ended December 31, 2023:

	Shares	Weighted-Average Grant-Date Fair Value
RSUs outstanding at December 31, 2021	3,887,750	$8.85
Granted	85,040	$4.00
Forfeited	(296,250)	$8.71
Vested	(2,053,700)	$8.24

RSUs outstanding at December 31, 2022	1,622,840	$9.41
Granted	42,238	$5.83
Vested	(1,250,512)	$9.73

RSUs outstanding at December 31, 2023	414,566	$8.08

The Company recognized share-based compensation expense of $3.6 million and $26.6 million during the years ended December 31, 2023 and 2022, respectively, related to RSUs. As of December 31, 2023, there was $0.4 million of unrecognized share-based compensation expense related to unvested RSUs. This expense is expected to be recognized over a weighted-average remaining vesting period of 0.39 years.
Stock Options
Subsequent to the Closing of the Business Combination, the Company began to grant stock options to certain employees, directors, and consultants under the
2022 Equity Incentive Plan
adopted on May 26, 2022. The following table summarizes stock option activity during the year ended December 31, 2023:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2021	—	$—	—
Granted	5,165,328	$3.86
Exercised	(122,700)	$3.73

Options outstanding at December 31, 2022	5,042,628	$3.86	9.5
Granted	4,286,005	$5.60
Exercised	(105,049)	$4.00
Forfeited	(1,081,868)	$4.69

Options outstanding at December 31, 2023	8,141,716	$4.66	8.9

Options exercisable at December 31, 2023	285,459	$4.06	6.5

The Company recognized share-based compensation expense of $5.4 million and $1.2 million during the years ended December 31, 2023 and 2022, respectively, related to stock options. As of December 31, 2023, there was

$16.7 million of unrecognized share-based compensation expense related to unvested stock options. This expense is expected to be recognized over a weighted-average remaining vesting period of 2.97 years.
The weighted-average assumptions used to estimate the fair value of stock options granted during the year ended December 31, 2023 were as follows:

Expected term (in years)	6.0
Volatility	66.4%
Risk-free rate	3.6%
Dividend yield	0.0%
Stock Purchase Plan
On May 26, 2022, the Company’s Board of Directors approved the 2022 Employee Stock Purchase Plan (the “ESPP”). The Company’s ESPP has a
six-month
offering period and a 15% purchase discount based on market prices on specified dates for 2023. The maximum number of shares of the Company’s common stock that may be issued under the ESPP shall not exceed 797,724 shares of the Company’s common stock (the “Initial Share Reserve”), plus the number of shares of the Company’s common stock that may be added to the ESPP annually each year for a period of up to 10 years. Additional shares added to the ESPP on an annual basis is equal to the lesser of 1% of the total number of shares of the Company’s capital stock on December 31st of the preceding calendar year and the Initial Share Reserve.
During an offering period, employees make contributions to the ESPP through payroll deductions. At the end of each offering period, the accumulated contributions are used by the participating employees to purchase shares of the Company’s common stock. The issue price of those shares is equal to the lesser of (i) 85% of the Company’s stock price on the first day of the offering period, or (ii) 85% of the Company’s stock price on the purchase date. No participant may purchase more than $25,000 of common stock in any calendar year, and the maximum number of shares a participant may purchase during a single offering period is 2,000 shares.
Full time employees who had been employed by the Company for at least one year were eligible to begin participating in the ESPP on May 15, 2023. The Company recognized share-based compensation expense of $0.08 million for the year ended December 31, 2023 related to the ESPP. As of December 31, 2023, 33,704 shares had been purchased under the ESPP.

15.	LEASES
On July 1, 2014, BioTE Medical entered into a contract to lease office space in the Las Colinas Business Center in Irving, TX. Subsequent to execution of the contract, the Company revised the lease to include additional space and extend the lease term through June 30, 2023. On November 1, 2022, the Company executed an extension of lease office space to extend through November 30, 2028. This extension included an additional 3,700 square feet of space that would be available for use in December of 2023, which would be included in monthly rent payments at this date accordingly.

The Company recognizes operating lease costs on a straight-line basis over the lease term within Selling, general and administrative expense in the consolidated statements of income (loss) and comprehensive income (loss). The following table contains a summary of the operating lease costs recognized under ASC 842 and supplemental cash flow information for leases:

	Year Ended December 31,
	2023	2022
Fixed lease expense	$429	$278

Total lease cost	$429	$278

Other information:
Cash paid for amounts included in the measurement of lease liabilities	$324	$257
Right-of-use assets obtained in exchange for new operating lease liabilities	$324	$1,936
The following table summarizes the balance sheet classification of the Company’s operating leases, amounts of ROU assets and lease liabilities, the weighted average remaining lease term, and the weighted average discount rate for the Company’s operating leases:

	December 31,
(in thousands)	2023	2022
Lease assets
Operating lease right-of-use assets	$1,877	$2,052

Total lease assets	$1,877	$2,052

Lease liabilities
Current:
Operating lease liabilities	$311	$165
Non-current:
Operating lease liabilities	1,680	1,927

Total lease liabilities	$1,991	$2,092

Weighted-average remaining lease term—operating leases (years)	4.92	5.92
Weighted-average discount rate—operating leases	8.31%	8.48%
The following table summarizes the payments by date for the Company’s operating lease, which is then reconciled to the Company’s total lease obligation:

As of December 31,	(in thousands)
2024	462
2025	478
2026	494
2027	511
2028	484
Thereafter	—

Total lease payments	2,429
Less: Interest	(438)

Present value of lease liabilities	$1,991

16.	INCOME TAXES
Income (loss) before provision for income taxes consisted of the following:

	Year Ended December 31,
(in thousands)	2023	2022
Domestic	$300	$2,221
Foreign	(423)	(509)

Income before provision for income taxes	$(123)	$1,712

The income tax provision consisted of the following:

	Year Ended December 31,
(in thousands)	2023	2022
Current income tax provision (benefit):
Federal	$1,739	$749
State and Local	205	377
Foreign	17	5

Total current expense (benefit):	1,961	1,131
Deferred income tax provision (benefit):
Federal	711	(714)
State and Local	10	(29)
Foreign	—	—

Total deferred expense (benefit):	721	(743)

Total income tax provision (benefit)	$2,682	$388

A reconciliation of the federal income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Statutory federal income tax rate	(55)	359
State taxes, net of federal benefit	179	311
Nontaxable partnership income	2,524	(707)
Return to provision	(17)	—
Foreign rate differential	(36)	(46)
Change in valuation allowance	87	471

	2,682	388

The Company’s significant rate reconciliation items are driven primarily by state taxes, permanent differences associated with Holdings’ flowthrough income and the recognition of a valuation allowance.

The Company’s net deferred tax assets (liabilities) were as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Deferred tax assets:
Outside basis difference in partnership	$23,974	$1,173
Net operating loss carryforwards	528	164
Intangibles	910	978

Total deferred tax assets	$25,412	$2,315

Valuation allowance	(528)	(477)

Deferred tax assets, net of allowance	$24,884	$1,838

As of December 31, 2023, the Company had a foreign net operating loss of $1.8 million, which begins to expire in 2032.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management has recorded a valuation allowance against the foreign net operating losses and the portion of outside basis difference related to Holdings’ permanent book/tax differences. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
The Company records uncertain tax positions as liabilities in accordance with ASC 740 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2023 and 2022, the Company had not recorded any uncertain tax positions in its financial statements.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from December 31, 2020, to the present. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

17.	NET LOSS PER COMMON SHARE
The computation of basic and diluted net loss per common share is based on net loss attributable to Biote stockholders divided by the basic and diluted weighted average number of shares of Class A common stock outstanding, each for the period subsequent to the consummation of the Business Combination. The following table sets forth the computation of net loss per common share:

	Year Ended December 31,
(in thousands, except share and per share data)	2023	2022
Net income (loss) per common share
Numerator:
Net income (loss) attributable to biote Corp. stockholders (basic and diluted)	$3,316	$(969)
Denominator:
Weighted average shares outstanding—basic	25,709,343	8,059,371
Effect of dilutive securities	—	—

Weighted average shares outstanding—diluted	25,709,343	8,059,371
Net income (loss) per common share
Basic	$0.13	$(0.12)
Diluted	$0.13	$(0.12)
On the Closing Date, the Company completed the Business Combination which materially impacted the number of shares outstanding, and the Company was organized in an
Up-C
structure. Net loss per common share information for the year ended December 31, 2022 has been presented on a prospective basis and reflects only the net loss attributable to holders of Biote’s Class A common stock, as well as both basic and diluted weighted average Class A common stock outstanding, for the period from the Closing Date through December 31, 2022. Net loss per common share information prior to the Closing Date is not presented since the ownership structure of Holdings is not a common unit of ownership of the Company, and the resulting values would not be meaningful to the users of the consolidated financial statements. Net loss per common share is not separately presented for Class V voting stock since it has no economic rights to the income or loss of the Company. Class V voting stock is considered in the calculation of dilutive net loss per common share on an if-converted
basis as these shares, together with the related Holdings Units, have Exchange Rights into Class A common stock that could result in additional Class A common stock being issued. All other potentially dilutive securities are determined based on the treasury stock method. See Note 1 for more information regarding the Business Combination.
The Company excluded the following potential shares, presented based on amounts outstanding at each period end, from the computation of diluted weighted average shares outstanding for the periods indicated because including them would have had an antidilutive effect:

	Year Ended December 31,
	2023	2022
RSUs	414,566	1,622,840
Stock Options	8,141,716	5,042,628
Class V Voting Stock	28,819,066	48,565,824
Public Warrants	—	7,937,466
Private Placement Warrants	—	5,566,666
Earnout Voting Shares	10,000,000	10,000,000
Sponsor Earnout Shares	1,587,500	1,587,500

	48,962,848	80,322,924

18.	COMMITMENTS AND CONTINGENCIES
Litigation Risk
From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations.
The Company is currently involved in litigation described below with one of the Company’s stockholders, Dr. Gary S. Donovitz (“Donovitz”) (the “Donovitz Litigation”). The outcome of the Donovitz Litigation, regardless of the merits, is inherently uncertain. At this point in time, the Company cannot predict the length of the Donovitz Litigation or the ultimate liability, if any, which may arise therefrom. In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities. However, the Donovitz Litigation is not expected to have a material adverse effect on the consolidated results of operations or financial position of the Company.
On June 23, 2022, Donovitz sued Haymaker Sponsor, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the District Court of Dallas County, Texas (the “Donovitz Dallas Action”),generally alleging fraud, fraudulent inducement, negligent misrepresentation, a breach of the covenant of good faith and fair dealing, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “Donovitz Claims”). Donovitz subsequently dismissed without prejudice the Donovitz Claims brought in the Donovitz Dallas Action, and the Court entered an order of dismissal without prejudice on March 28, 2023.
On July 11, 2022, the Company sued Donovitz in the Delaware Court of Chancery, pursuing injunctive relief to prevent Donovitz from proceeding with the litigation in the Donovitz Dallas Action in Texas (the “First Delaware Action”). The Company seeks to enforce (a) the Company’s certificate of incorporation, which mandates that stockholders must bring certain actions, including some or all of the Donovitz Claims, exclusively in Delaware, and (b) the Business Combination Agreement, by which Donovitz consented to the exclusive jurisdiction of the Delaware Court of Chancery and agreed that Delaware law governs any related claims, including some or all of the Donovitz Claims. Pending a ruling from the Delaware Court of Chancery, Donovitz agreed to stay all answer dates in the Donovitz Dallas Action. Then, on March 23, 2023, Donovitz filed an amended answer and counterclaims in the First Delaware Action generally reasserting the Donovitz Claims he had previously brought in the Donovitz Dallas Action. On August 24, 2023, Donovitz filed amended counterclaims in the First Delaware Action, again generally reasserting the Donovitz Claims previously brought in the Donovitz Dallas Action but also asserting derivative claims against the Company’s directors. On October 23, 2023, the Company filed its response to Donovitz’s amended counterclaims.
On August 24, 2022, Donovitz sued the Company, including certain executive officers and directors of the Company, in the Delaware Court of Chancery, seeking (a) a status quo order preventing the defendants from diluting any stockholder’s equity or voting power, (b) an injunction requiring the defendants to convene a special meeting of the stockholders, and (c) a request to either void a portion of the Company’s Certificate of Incorporation or allow stockholders to elect directors to a vacancy on the board in accordance with Delaware General Corporate Law (the “Second Delaware Action”). On September 8, 2022, the Delaware Court of Chancery denied Donovitz’s request for injunctive relief, determining that expedited proceedings and a status quo order were both unwarranted and rejecting a mandated meeting of the stockholders.
On August 2, 2022, the Company sued Donovitz, Lani Hammonds Donovitz, and Lani D. Consulting in the District Court of Dallas County, Texas, seeking injunctive relief to enforce non-disparagement
obligations of that certain founder advisory agreement with Donovitz and the independent contractor agreement with Lani Hammonds Donovitz, both of which were entered into by the subject parties in connection with the Business Combination (the “Biote Dallas Action”). The Company successfully obtained a temporary restraining order to enforce the non-disparagement
obligations of Donovitz and Lani Hammonds Donovitz. The parties subsequently entered into an agreed order that the temporary restraining order will stay in effect until the entry of a final judgment. On August 23, 2022, the defendants filed an answer in the Biote Dallas Action, which included affirmative defenses to the Company’s claims and certain counterclaims and third-party claims against certain executive officers of the Company. On April 12, 2023, Lani Hammonds Donovitz, individually and on behalf of Lani D Consulting, dismissed with prejudice all of her counterclaims and third-party claims in the Biote Dallas Action, and subsequently agreed to a permanent injunction in favor of the Company, which was entered by the Court on April 17, 2023.
After the filing of the Biote Dallas Action, the Company amended its claim in the First Delaware Action to also seek an injunction to prevent Donovitz from proceeding with certain of the affirmative defenses, counterclaims, and third-party claims filed by the defendants on August 23, 2022. On November 4, 2022, the Delaware Court of Chancery denied that request for injunctive relief, permitting the Biote Dallas Action and all defenses and claims asserted therein to proceed in Texas.
A jury trial in the Biote Dallas Action was to commence on September 11, 2023, to address the Company’s affirmative claim for breach of contract, request for a permanent injunction, as well as the counterclaims and third-party claims asserted by Donovitz. On August 17, 2023, Donovitz nonsuited without prejudice all of his counterclaims and third-party claims in the Biote Dallas Action, leaving only the Company’s affirmative claim against Donovitz to be tried on September 11, 2023. On September 8, 2023, three days before the scheduled trial in the Biote Dallas Action, Donovitz agreed to stipulate that he breached his contract, and Donovitz agreed to a partial judgment and the entry of a permanent injunction against him, which was signed by the Court on September 9, 2023.
The Company sought recovery of its attorneys’ fees against Donovitz in a jury trial that began on October 30, 2023. On November 2, 2023, the jury returned a verdict awarding the Company $4.7 million plus the potential for an additional $0.2 million for future fees, which constituted all of the attorneys’ fees that the Company had sought against Donovitz in the Biote Dallas Action.
On November 16, 2023, Donovitz, as trustee for the Gary S. Donovitz 2012 Irrevocable Trust, together with Biote Management, LLC, sued Biote Holdings, LLC and BioTE Medical, LLC in the Delaware Court of Chancery. Donovitz sought inspection of the books and records of Biote Holdings, LLC. The parties stipulated to dismissal of BioTE Medical, LLC and agreed to stay the case pending completion of the parties’ scheduled mediation.
On February 13, 2024, the Company and Donovitz, through mediation, executed a binding settlement term sheet to resolve all remaining outstanding litigation with Donovitz. Pursuant to the settlement term sheet, the Company and other parties thereto have agreed to prepare and enter into a definitive settlement agreement, which will supersede the settlement term sheet and substantially incorporate the terms thereof. Pursuant to the settlement term sheet, the Company will repurchase all of the Class A common units of Biote Holdings, LLC, the Class V common stock of Biote and the Class A common stock of the Company, currently beneficially owned by Donovitz for approximately $76.9 million in the aggregate. The Company will repurchase the shares over a three-year period commencing on the date the definitive settlement agreement is signed. In addition, the Company and Donovitz have agreed to, among other things, (i) a customary mutual release of all claims arising out of or relating to the Donovitz Litigation, (ii) the termination of the founder advisory agreement, dated as of May 18, 2022, by and between Donovitz and BioTE Medical, LLC, (iii) two year non-compete
and
non-solicitation
agreements for Donovitz and (iv) the negotiation of and entry into a voting agreement with customary terms acceptable to the Company.
Tax Distributions
To the extent the Company has funds legally available, the board of directors will approve distributions to each stockholder on a quarterly basis, in an amount per share that, when added to all other distributions made to such stockholder with respect to the previous calendar year, equals the estimated federal and state income tax liabilities applicable to such stockholder as the result of its, his or her ownership of the units and the associated net taxable income allocated with respect to such units for the previous calendar year.

19.	RELATED-PARTY TRANSACTIONS
The Company utilized a professional services firm to perform accounting and tax services for the Company until June 30, 2022. Trusts whose beneficiaries are the children of a partner of the firm hold shares of the Company’s Class V voting stock. The Company did not pay any fees to the firm during the year ended December 31, 2023. Fees paid to the firm were $0.03 million during the year ended December 31, 2022. Additionally, there were no amounts due to the firm as of December 31, 2023 and 2022.
A former employee of the Company is the beneficiary of a trust which holds shares of the Company’s Class V voting stock, as well as being the child of the Company’s founder who beneficially owns shares of the Company’s Class V voting stock. The employment relationship with this employee was terminated in June 2022. The Company did not pay any compensation to this former employee during the year ended December 31, 2023. Compensation paid to this former employee was $0.1 million for the year ended December 31, 2022. Additionally, there were no amounts due to this former employee as of December 31, 2023 and 2022
In addition to their previous employment by the Company, the above referenced former employee also owns a clinic which was a customer of the Company until June 2022. The Company did not recognize any revenue from this customer during the year ended December 31, 2023. Revenues recognized from sales to this customer were $0.5 million for the year ended December 31, 2022. Additionally, there were no amounts due from this customer as of December 31, 2023 and 2022.
The Company purchases dietary supplements inventories from a vendor in which the Company’s founder holds a minority interest. Inventory purchases from this vendor were $1.4 million and $1.3 million for the years ended December 31, 2023 and 2022, respectively. Amounts due to the vendor were $0.1 million and $0.2 million as of December 31, 2023 and 2022, respectively.
On May 18, 2022, BioTE Medical and Dr. Gary S. Donovitz entered into a founder advisory agreement, effective as of, and contingent upon, the Closing. Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz transitioned from an officer and manager of BioTE Medical into the role of Founder Advisor and Senior Advisor (as defined in the founder advisory agreement) as of the Closing. Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz provides strategic advisory services to BioTE Medical for a period of four years from the Closing, unless terminated earlier pursuant to the terms of the founder advisory agreement, and will receive an annual fee equal to $0.3 million per year, continued coverage under BioTE Medical’s employee benefits and reimbursement for reasonable and pre-approved
business expenses.
On May 18, 2022, BioTE Medical entered into an independent contractor agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz (the “New Independent Contractor Agreement”), the then current wife of the Company’s founder who beneficially owns shares of the Company’s Class V voting stock. Immediately upon the Closing, the New Independent Contractor Agreement replaced the independent contractor agreement dated as of May 3, 2021, between Lani D. Consulting and BioTE Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting provides certain services to BioTE Medical for a period of four years from the Closing, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $0.3 million per year and reimbursement for reasonable and pre-approved
business expenses. BioTE Medical terminated the New Independent Contractor Agreement, effective September 9, 2022; therefore, no compensation was paid during the year ended December 31, 2023. During the year ended December 31, 2022, total compensation paid under both the independent contractor agreement dated May 3, 2021 and the New Independent Contractor Agreement was $0.2 million. Additionally, there were no amounts due to this individual as of December 31, 2023 and 2022.

The Company engages the services of its Chief Executive Officer’s brother-in-law,
Mr. Andy Thacker, through a consulting firm that is wholly owned by Mr. Thacker. He has been engaged for various projects such as information technology projects and project management. Total compensation paid to the consulting firm under this arrangement was $0.1 million for each of the years ended December 31, 2023 and 2022. Additionally, the Company reimbursed Mr. Thacker directly for travel and travel-related costs.

20.	SUBSEQUENT EVENTS
The Company evaluated subsequent events from December 31, 2023, the date of these consolidated financial statements, through March 15, 2024, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements.
Acquisitions
On January 2, 2024, BioTE Medical, LLC executed an asset purchases agreement with Simpatra, LLC for a purchase price totaling $4.5 million for the purchase of certain intellectual property and intellectual property rights.
On January 17, 2024, BioTE Medical LLC entered into a definitive purchase agreement with F.H. Investments Inc. (“Asteria Health”) a privately held 503B manufacturer of compounded bioidentical hormones. The Company expects to close in early 2024.
Share Repurchase Program
On January 24, 2024, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of up to $20.0 million its outstanding Class A common stock. The program grants management the authority to repurchase the Company’s Class A common stock in the open market, in privately negotiated transactions or by other means in accordance with applicable state and federal securities laws. The timing of any repurchases under the share repurchase program is at the discretion of management and depends on a variety of factors, including market conditions, contractual limitations and other considerations. The share repurchase program may be expanded, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares. As of March 11, 2024, the Company repurchased 502,318 shares of its outstanding Class A common stock totaling $2.7 million.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC registration fee	$57,202.91
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Miscellaneous	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our second amended and restated certificate of incorporation (the “Charter”) provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

Transaction Consideration

On the Closing Date, as consideration for consummating the Business Combination in accordance with the Business Combination Agreement, we issued of 58,565,824 shares of newly authorized Class V Voting Stock to the Members, which number of shares of Class V Voting Stock was equal to the number of Biote Units retained by the Members immediately following the Closing. 10,000,000 of these shares of Class V Voting Stock are subject to forfeiture if the earnout Triggering Events are not achieved.

Standby Equity Purchase Agreement

On July 27, 2022, the Company issued 25,000 shares of Class A Common Stock to Yorkville upon execution of the Purchase Agreement in consideration of Yorkville’s entry into the Purchase Agreement, pursuant to which, subject to certain conditions, Yorkville has certain obligations to purchase shares of Common Stock from the Company.

On September 16, 2022, we received cash proceeds of approximately $0.2 million in connection with the issuance of 40,000 shares of Class A Common Stock under the SEPA. On October 20, 2022, we received cash proceeds of approximately $0.3 million in connection with the issuance of 65,559 shares of Class A Common Stock. We expect to use any net proceeds from such sales for working capital and general corporate purposes.

Settlement Agreement

On January 6, 2023, we issued 375,000 shares of Class A Common Stock pursuant to the settlement of litigation with a former employee, for which we did not receive proceeds.

Each of the foregoing issuances were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Item 16.	Exhibits.

2.1†	Business Combination Agreement, dated as of December 13, 2021, by and among the Company, Haymaker Sponsor III LLC, Dr. Gary Donovitz, in his capacity, and Teresa S. Weber, in her capacity as the Members’ Representative (incorporated by reference to Exhibit 2.1 of Haymaker Acquisition Corp. III’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on December 14, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on June 2, 2022).

3.2	Amended and Restated Bylaws of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on February 22, 2023).

5.1**	Opinion of Cooley, LLP.

10.1#*	Non-Employee Director Compensation Policy.

10.2	Tax Receivable Agreement, dated as of May 26, 2022, by and among the Company, BioTE Holdings, LLC and the persons named therein. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.3	Investor Rights Agreement, dated as of May 26, 2022, by and among the Company, the Members, the Members’ Representative, Haymaker Sponsor III LLC and certain other parties thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.4	Amended and Restated Investor Rights Agreement, dated as of July 19, 2022, by and among the Company, the Members, the Members’ Representative, Haymaker Sponsor III LLC and certain other parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on July 19, 2022).

10.5	Second Amended and Restated Operating Agreement of BioTE Holdings, LLC (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.6#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.7#	Services Agreement, dated May 26, 2022, by and between BioTE Medical, LLC and Teresa S. Weber. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.8#	Services Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Marc Beer. (Incorporated by reference to Exhibit 10.6 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.9#	Employment Agreement, effective as of June 10, 2022, by and between BioTE Medical, LLC and Ross McQuivey, M.D. (Incorporated by reference to Exhibit 10.8 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.10#	Employment Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Mary Elizabeth Conlon (Incorporated by reference to Exhibit 10.9 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.11#	Executive Employment Agreement, dated May 26, 2022, by and between BioTE Medical, LLC and Cary Paulette (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.12#	Employment Agreement, effective July 15, 2022, by and between BioTE Medical, LLC and Samar Kamdar (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-40128) filed by the Company with the SEC on November 14, 2022).

10.13#	Amendment to Employment Agreement, effective August 24, 2022, by and between BioTE Medical, LLC and Samar Kamdar (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-40128) filed by the Company with the SEC on November 14, 2022).

10.14	Standby Equity Purchase Agreement, by and between biote Corp. and YA II PN, LTD (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on July 28, 2022).

10.15#	biote Corp. 2022 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K (File No. 001-40128) filed by the Company with the SEC on March 29, 2023).

10.16#	biote Corp. 2022 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 99.2 of the Company’s Registration Statement on Form S-8 filed on August 3, 2022).

10.17#	Form of Stock Option Grant Notice (Incorporated by reference to Exhibit 99.3 of the Company’s Registration Statement on Form S-8 filed on August 3, 2022).

10.18#	Form of RSU Award Grant Notice (Incorporated by reference to Exhibit 99.4 of the Company’s Registration Statement on Form S-8 filed on August 3, 2022).

10.19	Underwriting Agreement, dated March 1, 2021, by and among Haymaker Acquisition Corp. III, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representative of the several underwriters (Incorporated by reference to exhibit 1.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

10.20#	Employment Agreement, effective January 8, 2024, by and between BioTE Medical, LLC and Robert C. Peterson (Incorporated by reference to exhibit 10.21 of the Company’s Annual Report on Form 10-K (File No. 001-40128) filed with the SEC on March 15, 2024).

10.21#	Transition Agreement, effective January 11, 2024, by and between BioTe Medical, LLC and Samar Kamdar (Incorporated by reference to exhibit 10.21 of the Company’s Annual Report on Form 10-K (File No. 001-40128) filed with the SEC on March 15, 2024).

10.22#*	Employment Agreement, effective May 30, 2023, by and between BioTE Medical, LLC and Mary Puncochar.

10.23#*	Change in Employment Status, effective March 10, 2024, by and between BioTE Medical, LLC and Mary Puncochar.

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

23.1*	Consent of Deloitte & Touche LLP.

23.3**	Consent of Cooley, LLP (Included on Exhibit 5.1).

24*	Power of Attorney (Included on signature page hereto).

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.
**	Previously filed.
†	Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item (601)(b)(10).
#	Indicates management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas on March 29, 2024.

BIOTE CORP.

By:	/s/ Teresa S. Weber
Name: Teresa S. Weber
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Teresa S. Weber and Robert Peterson, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Teresa S. Weber Teresa S. Weber	Chief Executive Officer, Director	March 29, 2024

/s/ Robert Peterson Robert Peterson	Chief Financial Officer	March 29, 2024

/s/ Marc D. Beer Marc D. Beer	Director, Chair	March 29, 2024

/s/ Dana Jacoby Dana Jacoby	Director	March 29, 2024

/s/ Mark Cone Mark Cone	Director	March 29, 2024

/s/ Steven J. Heyer Steven J. Heyer	Director	March 29, 2024

/s/ Andrew R. Heyer Andrew R. Heyer	Director	March 29, 2024

/s/ Debra L. Morris Debra L. Morris	Director	March 29, 2024